                                                Filed Pursuant to Rule 424(b)(1)
                                                   Registration Number 333-32493


                               4,000,000 Shares

                        Wesley Jessen VisionCare, Inc.
LOGO
                                 Common Stock

                                   --------

  Of the 4,000,000 shares of Common Stock being offered hereby (the "Offering"), 500,000 are being sold by Wesley Jessen VisionCare, Inc. (the "Company") and 3,500,000 are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "WJCO." On August 19, 1997, the last reported sale price of the Common Stock was $23.50 per share.

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 12.

                                   --------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 PRICE  UNDERWRITING   PROCEEDS    PROCEEDS TO
                                   TO   DISCOUNTS AND     TO         SELLING
                                 PUBLIC  COMMISSIONS  COMPANY(1) STOCKHOLDERS(2)
--------------------------------------------------------------------------------
Per Share................    $23.50       $1.175       $22.325       $22.325
--------------------------------------------------------------------------------
Total(2).................  $94,000,000  $4,700,000   $11,162,500   $78,137,500

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Before deducting expenses of the offering estimated at $400,000 payable by the Company.
(2) Certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Selling Stockholders will be $108,100,000, $5,405,000 and $91,532,500, respectively. See
    "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about August 25, 1997.

Alex. Brown & Sons                                          Merrill Lynch & Co.
   INCORPORATED
Bear, Stearns & Co. Inc.                                   Salomon Brothers Inc

                THE DATE OF THIS PROSPECTUS IS AUGUST 19, 1997.

  [Sample advertisement used by the Company to promote its FreshLook cosmetic contact lenses]



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK IN CONNECTION WITH THE OFFERING, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF PENALTY BIDS. IN ADDITION, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) MAY ALSO ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 UNDER THE SECURITIES EXCHANGE ACT OF 1934. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise stated in this Prospectus, references to (i) the "Company" or "Wesley Jessen" shall mean Wesley Jessen VisionCare, Inc., its consolidated subsidiaries and their respective predecessors; (ii) the "Predecessor" shall mean the operations of the Wesley Jessen division of Schering-Plough Corporation prior to the acquisition thereof by Bain Capital, Inc. ("Bain Capital") and management on June 28, 1995 (the "Wesley Jessen Acquisition"); and (iii) "Barnes-Hind" shall mean the contact lens business of the Barnes-Hind division of Pilkington plc ("Pilkington") prior to the acquisition thereof by the Company on October 2, 1996 (the "Barnes-Hind Acquisition," and together with the Wesley Jessen Acquisition, the "Acquisitions"). Statement of operations data presented herein on a pro forma basis give effect to, among other things, the Barnes-Hind Acquisition and the other transactions related thereto as if the Barnes-Hind Acquisition and such other transactions had occurred on January 1, 1996. See "Unaudited Pro Forma Financial Data." This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Except as otherwise specified, information contained herein assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  Wesley Jessen is the leading worldwide developer, manufacturer and marketer of specialty soft contact lenses, based on its share of the specialty lens market. The Company's products include cosmetic lenses, which change or enhance the wearer's eye color appearance; toric lenses, which correct vision for people with astigmatism; and premium lenses, which offer value-added features such as improved comfort for dry eyes and protection from ultraviolet ("UV") light. The Company offers a broad range of both conventional contact lenses, which can typically be used for up to 24 months, and disposable contact lenses, which are intended to be replaced at least every two weeks. Founded in 1946 by pioneers in the contact lens industry, the Company has a long-standing reputation for innovation and new product introductions. The Company was acquired by Bain Capital and management in June 1995, and in October 1996 the Company strengthened its product offerings, technology and distribution capabilities through the acquisition of Barnes-Hind. For the year ended December 31, 1996, the Company's pro forma net revenues were $250.0 million and its pro forma operating profit was $25.1 million.

  The contact lens industry is large and rapidly growing. In 1995, manufacturers' sales of contact lenses worldwide totaled $1.8 billion, representing a compound annual growth rate of 11% from $1.1 billion in 1990. According to industry analysts, the U.S. market for contact lenses is expected to grow by approximately 10% per year through the year 2000. The Company believes that market growth outside the United States will likely exceed domestic growth because of lower contact lens penetration rates internationally. Future growth in the contact lens market is expected to result from (i) continued increases in the number of wearers, as more people use contact lenses as an alternative to eyeglasses, and (ii) increased revenues per wearer, as specialty products and disposable lenses grow in popularity. Because the hard contact lens portion of the industry is relatively mature, the Company expects that most future growth will occur in the soft lens portion, which is comprised of the clear lens segment (lenses that do not provide value-added features) and the specialty lens segment.

  The Company operates primarily in the specialty segment of the soft lens market, where it has the leading share in each of the cosmetic and premium lens segments and the second leading share in the toric lens segment. The Company has the leading position in the specialty segment of the soft lens market as a whole, which, at $600 million in net sales, accounted for approximately 30% of industry sales volume in 1996 and is projected to grow at approximately 15% per year through the year 2000. In recent years, in both the clear and specialty lens segments, there has been a pronounced shift in consumers' preferences toward disposable lenses and away from conventional lenses, which has led to a significant increase in contact lens expenditures per wearer. The Company estimates that currently more than 35% of U.S. soft lens wearers use disposable lenses, up from 21% in 1993. The Company believes that its leading portfolio of disposable specialty lenses has positioned it to benefit from the preference shift toward disposable lenses. The Company also offers a complete line of conventional and disposable clear lenses, which are positioned as companion products to the Company's cosmetic lenses.

  According to an independent research firm, more than 70% of all contact lens prescribers in the United States offer the Company's products, which permits the Company to rapidly launch new categories of products. Wesley Jessen develops proprietary technologies, manufacturing processes and products through a combination of its in-house staff of more than 50 engineers and scientists and Company-sponsored research by third-party experts. The Company markets and sells its products to consumers through the second largest advertising campaign in the industry and to eyecare practitioners through its 190-person salesforce and network of 67 independent distributors, which together sell the Company's products in more than 75 countries.

  Wesley Jessen believes that several characteristics of the contact lens industry, including the chronic need for corrective eyewear, the high degree of consumer loyalty to contact lens brands, significant barriers to entry and the industry's projected growth, make it an attractive market for the Company to serve. Competing successfully in the contact lens industry requires, among other things, (i) a significant investment in sales and marketing in order to persuade wearers to switch to a new product; (ii) the development and cost-efficient application of sophisticated manufacturing processes required to produce contact lenses; (iii) U.S. Food and Drug Administration ("FDA") product clearances; and (iv) a patent portfolio covering materials, design and processes. As a result, no new significant competitors have entered the soft contact lens industry in the last ten years.

  The Company believes it has achieved its leading worldwide market position in specialty soft contact lenses because of the following competitive strengths:

  . HIGH-QUALITY BRANDED PRODUCTS. Wesley Jessen produces a broad range of high-quality contact lenses that meet customers' demand for improved cosmetic, comfort, ease-of-care and vision-correction features, and are sold under brand names recognized by ophthalmologists and optometrists worldwide.

  . SUCCESSFUL DEVELOPMENT AND INTRODUCTION OF NEW PRODUCTS. The Company has a strong track record of developing new specialty contact lens products, with the five new product lines introduced since 1994 accounting for more than 30% of the Company's pro forma net sales in the year ended December 31, 1996.

  . BROAD PATENT PORTFOLIO. Wesley Jessen believes that its intellectual property, including more than 70 U.S. patents in product design, materials and manufacturing processes, makes imitation of the Company's products difficult, supports the Company's strong gross margins and provides the Company with a competitive advantage.

  . ESTABLISHED SALES AND DISTRIBUTION NETWORK. The Company believes its salesforce and distributor network constitute the largest and most sophisticated sales organization in the specialty contact lens segment, contributing to its strong relationships with eyecare practitioners.

  . STRONG INTERNATIONAL MARKET PRESENCE. For the year ended December 31, 1996, Wesley Jessen derived approximately 45% of its pro forma net sales from sales outside the United States. The Company's specialty contact lens products have leading market shares in Europe, Japan and Latin America.

  . LOW-COST, PROPRIETARY MANUFACTURING CAPABILITIES. The Company produces substantially all of its contact lens products in four state-of-the-art manufacturing facilities, which apply proprietary technology, allow the Company to be a flexible, low-cost manufacturer of specialty lenses and have sufficient capacity to meet the Company's rapidly growing needs for several years.

  . EXPERIENCED MANAGEMENT WITH A PROVEN RECORD OF IMPROVING PROFITABILITY. The Company's senior management, who on average have more than 10 years of experience in the contact lens industry, have increased the Company's operating margin 44 percentage points, comparing the six months immediately prior to the Wesley Jessen Acquisition with the comparable period in 1996.

  The Company's principal objective is to leverage these competitive strengths into continued expansion of its contact lens business in the faster-growing specialty contact lens segment and continued growth in revenues and earnings per share. The Company's strategy for achieving this objective is to
(i) capitalize on favorable industry trends; (ii) increase the Company's market share using targeted marketing programs; (iii) develop and successfully launch new products, particularly category-creating products such as the Company's new line of disposable lenses offering UV protection; (iv) increase the international penetration of the Company's products; (v) realize synergies through completing the integration of Barnes-Hind; and (vi) benefit from the Company's significant operating leverage by utilizing excess manufacturing capacity, investing in new low-cost manufacturing and distribution technologies and achieving economies of scale in development, manufacturing and distribution. In addition to the above strategies for growth, the Company regularly considers the expansion of its contact lens business through acquisitions, joint ventures and other strategic alliances.

  FIRST HALF 1997 ACCOMPLISHMENTS. The Company believes that it has made significant progress towards achieving its strategic objectives in the last six months. The Company's accomplishments in the first half of 1997 include:

  . CONTINUED INTEGRATION OF THE BARNES-HIND OPERATIONS. The Company has completed a significant portion of the integration of Barnes-Hind, including substantial personnel reductions, facilities consolidation and sales force integration and has gained increased cross-selling opportunities as a result of such integration.

  . INCREASED OPERATING LEVERAGE. The Company believes it has achieved improved manufacturing efficiencies, increased marketing effectiveness and decreased overhead as a percent of sales.

  . ESTABLISHMENT OF BRAZILIAN SUBSIDIARY. The Company has established a marketing subsidiary in Brazil as part of its strategy to target key emerging markets for contact lenses.

  . APPROVAL OF PRECISION UV IN JAPAN. In May 1997, the Company received approval to begin marketing its Precision UV disposable lenses in Japan. The Company believes it is the first to receive such approval for disposable contact lenses with UV protection.

  THE IPO. In February 1997, the Company consummated an initial public offering (the "IPO") of its Common Stock, which included the sale by the Company of 2,821,000 shares of Common Stock at an initial public offering price of $15.00 per share. Proceeds from the sale of the Common Stock were used to reduce the Company's indebtedness outstanding under its then existing credit agreement. Immediately prior to the IPO, the Company effected a 3.133-for-one stock split of the existing Common Stock (the "Stock Split") and reclassified all classes of capital stock into shares of Common Stock (the "Reclassification"). In connection with the IPO, the Company refinanced its remaining bank indebtedness through borrowings under a new credit agreement (the "Bank Credit Agreement"). See "Description of Certain Indebtedness--Bank Credit Agreement." The IPO and the application of the net proceeds therefrom, the Stock Split, the Reclassification and the refinancing of the then existing bank credit agreement are collectively referred to herein as the "IPO Transactions."

                                  RISK FACTORS

  The Common Stock offered hereby involves a number of risks, including: (i) that the contact lens market is highly competitive; (ii) that the specialty segment of the soft contact lens market is characterized by rapid technological advancement and new product innovation; (iii) the ability of the Company to successfully complete the integration of the Barnes-Hind Acquisition; (iv) the possibility of a prolonged disruption in the operations of any of the Company's facilities; (v) risks associated with international sales; (vi) the Company's dependence on the services of its senior management team; and (vii) the Company's dependence on certain of its intellectual property rights. For a more complete discussion of the foregoing risk factors, see "Risk Factors."

                                  THE OFFERING

Common Stock offered by the
 Company...........................  500,000 shares
Common Stock offered by the Selling
 Stockholders......................  3,500,000 shares(1)
Common Stock outstanding after the
 Offering..........................  17,647,028 shares(2)
Use of proceeds....................  The net proceeds to the Company will be used principally to repay indebtedness. The
                                     Company will not receive any of the
                                     proceeds from the sale of shares of Common
                                     Stock by the Selling Stockholders.
Nasdaq National Market symbol......  WJCO

--------
(1) Includes 50,000 shares of Common Stock to be issued upon the exercise of outstanding options by certain Selling Stockholders. See "Principal and Selling Stockholders."
(2) Based on the number of shares outstanding as of August 19, 1997. Does not include 2,874,270 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of August 19, 1997, with a weighted average exercise price of $3.70, or 1,243,300 shares of Common Stock reserved for issuance to employees or non-employee Directors under the Company's stock purchase and incentive plans (collectively, the "Stock Plans"). See "Management."

  Market data used throughout this Prospectus were obtained from industry publications and internal Company surveys. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not assured. The Company has not independently verified these market data. Similarly, internal Company surveys, while believed by the Company to be reliable, have not been verified by any independent sources. Aquaflex(R), CSI(R), DuraSoft(R), DuraSoft 2, DuraSoft 3, DuraSoft Optifit, Elegance, FreshLook(R), Gentle Touch, Hydrocurve, Hydrocurve II(R), Natural Touch, Optifit, Optifit Custom, Polycon(R), Precision UV, SoftPerm(R), Wesley-Jessen(R) and WJ(R) are trademarks of the Company and its subsidiaries.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
                     (in thousands, except per share data)

  Set forth below are summary unaudited pro forma financial data of the Company for the periods and dates indicated. The summary unaudited pro forma statement of operations data for the year ended December 31, 1996 give effect to: (i) the Barnes-Hind Acquisition (and related financing transactions); (ii) the divestiture of Barnes--Hind's U.S. Natural Touch product line (the "U.S. Natural Touch Product Line"); (iii) the IPO Transactions; (iv) the Offering and the application of the net proceeds to the Company therefrom; and (v) certain proposed amendments to the Bank Credit Agreement as described under "Description of Certain Indebtedness--Bank Credit Agreement" (collectively, the "Amended Bank Agreement"), as if each had occurred on January 1, 1996. The summary unaudited pro forma statement of operations data for the six months ended June 28, 1997 give effect to the transactions described in items (ii) through (v) above, as if each had occurred on January 1, 1996. The summary pro forma balance sheet data give effect to the transactions described in items
(iv) and (v) above, as if each had occurred on June 28, 1997. The final allocation of the purchase price of the Barnes-Hind Acquisition and the resulting depreciation and amortization expense in the summary unaudited pro forma income statement data may differ somewhat from the preliminary estimates for the reasons described in more detail in "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the Notes to Consolidated Financial Statements of the Company. The summary pro forma financial data have not been audited, do not purport to represent what the Company's results of operations actually would have been if the foregoing transactions had actually occurred as of such dates or what such results will be for any future periods, and should be read in conjunction with, and are qualified by reference to, "Unaudited Pro Forma Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                                   SIX MONTHS
                                                   YEAR ENDED         ENDED
                                                DECEMBER 31, 1996 JUNE 28, 1997
                                                ----------------- -------------
STATEMENT OF OPERATIONS DATA:
Net sales......................................     $249,999        $136,154
Operating costs and expenses:
 Cost of goods sold............................       86,568          46,816
 Marketing and administrative..................      127,030          66,478
 Research and development......................       12,050           5,763
 Amortization of intangible assets (negative
  goodwill)....................................         (784)           (392)
 Income from operations........................       25,135          17,489
Other (income) expense:
 Interest expense..............................        5,169           2,450
 Other income, net.............................       (3,051)            --
Income before income taxes.....................       23,017          15,039
Income tax expense.............................       (7,826)         (5,114)
Net income.....................................     $ 15,191        $  9,925
Pro forma net income per common share(1).......     $   0.76        $   0.49
Pro forma weighted average number of common
 shares outstanding (1)........................       20,069          20,069

                                                                   JUNE 28, 1997
                                                                   -------------
BALANCE SHEET DATA:
Working capital...................................................   $ 64,446
Total assets......................................................    164,506
Total debt........................................................     65,413
Stockholders' equity..............................................     22,935

 The accompanying notes are an integral part of the Summary Unaudited Pro Forma
                                Financial Data.

                                                                   SIX MONTHS
                                                   YEAR ENDED         ENDED
                                                DECEMBER 31, 1996 JUNE 28, 1997
                                                ----------------- -------------
OTHER DATA:
EBITDA(2)(3)...................................      $28,510         $17,450
Depreciation and amortization, including
 negative goodwill.............................          (25)            (39)

--------
(1) Pro forma net income per share and pro forma weighted average number of common shares outstanding include all outstanding common stock equivalents and have been adjusted to give effect to the IPO Transactions, the Offering and the execution of the Amended Bank Agreement.
(2) "EBITDA" is defined herein as income from operations plus depreciation and amortization expense, non-recurring charges and other non-cash expense items. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company without the impact of the purchase accounting applied in connection with the Wesley Jessen Acquisition or the Barnes-Hind Acquisition or the financing required to consummate those historical transactions. Income derived from non-operating sources, including license fees received during the periods presented, have been excluded from EBITDA as they are non-recurring in nature and are not representative of the ongoing operations of the Company. Targets and positive trends in EBITDA are used as the performance measure for determining management's bonus compensation, and it is also utilized by the Company's creditors in assessing debt covenant compliance. The Company understands that while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or any other measure of performance in accordance with generally accepted accounting principles.
(3) Because of the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma interest and other cost savings adjustments, cash flows from operating, investing and financing activities are not presented for the pro forma periods.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

  Set forth below are summary historical consolidated financial data of the Company and the Predecessor for the periods and dates indicated. The summary historical consolidated financial data for the year ended December 31, 1994 and the period from January 1, 1995 through June 28, 1995 of the Predecessor were derived from the audited financial statements of the Predecessor. The summary historical consolidated financial data as of December 31, 1995 and 1996 and for the periods from June 29, 1995 through December 31, 1995 and for the year ended December 31, 1996 of the Company were derived from the audited financial statements of the Company. The unaudited interim financial data have been derived from the historical unaudited consolidated interim financial statements of the Company. Such interim financial statements include all material adjustments, consisting only of normal recurring adjustments, which management considers necessary for fair presentation of results for such periods and should be read in conjunction with, and are qualified by reference to, "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this Prospectus. Results for interim periods are not necessarily indicative of results for the full year.

                             THE PREDECESSOR                        THE COMPANY
                          ----------------------  ---------------------------------------------------
                                                                  YEAR ENDED
                                       JANUARY 1    JUNE 29      DECEMBER 31,      SIX MONTHS ENDED
                           YEAR ENDED   THROUGH     THROUGH    ------------------  ------------------
                          DECEMBER 31, JUNE 28,   DECEMBER 31,                     JUNE 29,  JUNE 28,
                              1994       1995         1995     1995(A)     1996      1996      1997
                          ------------ ---------  ------------ --------  --------  --------  --------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............    $109,640   $ 51,019     $ 54,315   $105,334  $156,752  $62,397   $136,154
Operating costs and
 expenses:
 Cost of goods sold.....      65,591     20,871       19,916     38,442    43,152   18,434     46,816
 Cost of goods sold--
  inventory step-up.....         --         --        33,929        --     20,706    6,626     22,666
 Marketing and
  administrative........      79,185     43,236       29,476     69,162    88,274   32,664     67,563
 Research and
  development...........       9,843      4,569        2,524      4,677     7,178    2,305      5,763
 Amortization of
  intangible assets
  (negative goodwill)...       5,472      2,736         (392)      (784)     (784)    (392)      (392)
Income (loss) from
 operations.............     (50,451)   (20,393)     (31,138)    (6,163)   (1,774)   2,760     (6,262)
Other (income) expenses:
 Interest expense, net..         --         --         2,599      4,889     5,385    2,010      3,130
 Financing charge.......       7,172      3,511          --         --        --       --         --
 Other (income), net....        (202)    (1,360)         --      (1,360)   (3,051)  (3,500)       --
Income (loss) before
 income taxes and
 extraordinary loss.....     (57,421)   (22,544)     (33,737)    (9,692)   (4,108)   4,250     (9,392)
Income tax benefit
 (expense)..............      26,935      9,401       14,022      4,032     3,037     (726)     3,192
Net income (loss) before
 extraordinary loss.....     (30,486)   (13,143)     (19,715)    (5,660)   (1,071)   3,524     (6,200)
Extraordinary loss, net
 of tax benefit.........         --         --           --         --     (1,671)     --      (4,902)
Net loss................    $(30,486)  $(13,143)    $(19,715)  $ (5,660) $ (2,742) $ 3,524   $(11,102)
PRO FORMA PRIMARY NET
 LOSS PER COMMON SHARE
 (B):
Net income (loss) before
 extraordinary loss.....                            $  (1.37)            $  (0.07) $  0.24   $  (0.38)
Net income (loss).......                            $  (1.37)            $  (0.19) $  0.24   $  (0.68)
Weighted average common
 shares used in
 computation of pro
 forma primary net
 income (loss) per
 common share...........                              14,416               14,638   14,638     16,273

                                                          DECEMBER 31, JUNE 28,
                                                              1996       1997
                                                          ------------ --------
BALANCE SHEET DATA:
Working capital..........................................   $ 78,259   $ 64,446
Total assets.............................................    180,600    165,631
Total debt...............................................    102,975     77,300
Stockholders' equity (deficit)...........................    (13,292)    12,172

     The accompanying notes are an integral part of the Summary Historical
                          Consolidated Financial Data.

                            THE PREDECESSOR                        THE COMPANY
                         ----------------------  -------------------------------------------------
                                                                 YEAR ENDED
                                      JANUARY 1    JUNE 29      DECEMBER 31,    SIX MONTHS ENDED
                          YEAR ENDED   THROUGH     THROUGH    ----------------  ------------------
                         DECEMBER 31, JUNE 28,   DECEMBER 31,                   JUNE 29,  JUNE 28,
                             1994       1995         1995     1995(A)   1996      1996      1997
                         ------------ ---------  ------------ ------- --------  --------  --------
OTHER DATA:
 Net cash provided by
  (used in) operating
  activities............   $ (6,664)  $ (9,835)    $  4,035    $--(c) $ 19,238  $ 10,325  $(8,156)
 Net cash provided by
  (used in) investing
  activities............     (2,271)    (1,657)     (47,926)    --(c)  (68,006)   (1,527)  (4,241)
 Net cash provided by
  (used in) financing
  activities............      7,652     11,272       46,033     --(c)   53,369   (10,417)   8,479
 EBITDA(d)..............    (37,391)   (13,786)       2,399             22,010     9,039   16,365
 Depreciation and
  amortization,
  including negative
  goodwill..............     13,060      6,607         (392)    (784)     (322)     (347)     (39)
 Capital expenditures...      3,187      1,959          893    2,852     6,617     1,527    7,241

--------
(a) The pro forma combined operating results for the year ended December 31, 1995 combine the operations of the Predecessor from January 1, 1995 through June 28, 1995 and the Company from June 29, 1995 through the end of the period and have been adjusted to reflect the period as if the Wesley Jessen Acquisition and related financing transactions had occurred on January 1, 1995. Because of the purchase accounting adjustments made to the Predecessor's financial statements, the financial statements of the Predecessor for the periods prior to June 29, 1995 are not comparable to those of subsequent periods. The combined pro forma data are intended to assist in making comparisons for periods prior to the Barnes-Hind Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Notes to Consolidated Financial Statements of the Company included herein.
(b) No historical earnings per share data are presented as the Company does not consider such data to be meaningful. See "Unaudited Pro Forma Financial Data."
(c) Because of the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma interest and other cost savings adjustments, cash flows from operating, investing and financing activities are not presented for the pro forma periods.
(d) "EBITDA" is defined herein as income from operations plus depreciation and amortization expense, non-recurring charges and other non-cash expense items. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company without the impact of the purchase accounting applied in connection with the Wesley Jessen Acquisition or the Barnes-Hind Acquisition or the financing required to consummate those historical transactions. Income derived from non-operating sources, including license fees received during the periods presented, have been excluded from EBITDA as they are non-recurring in nature and are not representative of the ongoing operations of the Company. Targets and positive trends in EBITDA are used as the performance measure for determining management's bonus compensation, and it is also utilized by the Company's creditors in assessing debt covenant compliance. The Company understands that while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or any other measure of performance in accordance with generally accepted accounting principles. A reconciliation of net income (loss) to EBITDA for each period included herein is set forth below:

                                THE PREDECESSOR                      THE COMPANY
                             ----------------------  -------------------------------------------
                                          JANUARY 1    JUNE 29                 SIX MONTHS ENDED
                              YEAR ENDED   THROUGH     THROUGH     YEAR ENDED  -----------------
                             DECEMBER 31, JUNE 28,   DECEMBER 31, DECEMBER 31, JUNE 29, JUNE 28,
                                 1994       1995         1995         1996       1996     1997
                             ------------ ---------  ------------ ------------ -------- --------
   Net income (loss).......    $(30,486)  $(13,143)    $(19,715)    $(2,742)    $3,524  $(11,102)
   Income tax (benefit)
    expense................     (26,935)    (9,401)     (14,022)     (3,037)       726    (3,192)
   Interest expense........         --         --         2,599       5,385      2,010     3,130
   Financing charge(1).....       7,172      3,511          --          --         --        --
   Other income, net(2)....        (202)    (1,360)         --       (3,051)    (3,500)      --
   Restructuring charge(3).         --         --           --        3,400        --        --
   Depreciation and
    amortization...........      13,060      6,607         (392)       (322)      (347)      (39)
   Extraordinary item, net
    of tax
    benefit(4).............         --         --           --        1,671        --      4,902
   Inventory step-up(5)....         --         --        33,929      20,706      6,626    22,666
   EBITDA..................    $(37,391)  $(13,786)    $  2,399     $22,010     $9,039  $ 16,365

  --------
  (1) Represents financing charges from Schering-Plough in lieu of interest expense related to Schering-Plough's investment in the Predecessor.
  (2) Represents income derived from non-operating sources (e.g., gains on fixed asset disposals and interest income) and certain one-time gains related to licensing fees excluded from EBITDA as they do not relate to the ongoing operations of the Company.
  (3) Represents a charge recorded in the fourth quarter of 1996 relating to costs to be incurred for restructuring the Company's operations following the Barnes-Hind Acquisition.
  (4) Represents extraordinary losses relating to the write-off of capitalized financing fees in connection with the fourth quarter 1996 and first quarter 1997 refinancings.
  (5) Represents the amortization of the inventory revaluation recorded in conjunction with the Acquisitions excluded from EBITDA as it represents a non-cash charge to operations.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by and information currently available to the Company at the time such statements were made. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to the Company are intended to identify forward-looking statements, which include statements relating to, among other things, (i) the ability of the Company to continue to successfully compete in the contact lens market; (ii) the anticipated benefits from new product introductions; (iii) the completion of the integration of Barnes-Hind with the Company; (iv) the strategic benefits of the Barnes-Hind Acquisition;
(v) the continued effectiveness of the Company's sales and marketing strategy; and (vi) the ability of the Company to continue to successfully develop and launch new products. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, the matters set forth or incorporated in the Prospectus generally and certain economic and business factors, some of which may be beyond the control of the Company. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings with the Commission. In analyzing an investment in the Common Stock offered hereby, prospective investors should carefully consider, along with the other matters referred to herein, the risk factors described below.

  Competition and Industry Dynamics. The contact lens market is highly competitive. The Company faces competition from other companies within each segment of the contact lens market in which it operates. In the specialty segment of the market, the Company principally competes with divisions of large medical and pharmaceutical companies as well as with smaller companies. To the extent the Company operates in the clear lens segment, it faces competition primarily from Vistakon (a division of Johnson & Johnson) and other large contact lens manufacturers. Certain of the Company's competitors in each segment have lower costs of operations, products with enhanced features, substantially greater resources to invest in product development and customer support, greater vertical integration and greater access to financial and other resources than the Company. To a lesser extent, the Company also competes with manufacturers of eyeglasses and other forms of vision correction. There can be no assurance that the Company will not encounter increased competition in the future, particularly from large manufacturers of clear lenses that have entered or are seeking to enter the specialty lens segment, which could have a material adverse effect on the Company's financial condition or results of operations. See "Business--Competition."

  The contact lens industry has experienced significant growth in recent years. There can be no assurance that such growth will continue in the future or that a general economic slowdown or recession will not have a material adverse effect on the Company's results of operations. In addition, the Company believes that it currently benefits from significant advertising expenditures by certain of its competitors, which serve to raise consumer awareness of the benefits of disposable contact lenses. There can be no assurance that the Company's operations would not be adversely effected in the event such advertising campaigns were discontinued or substantially reduced.

  Importance of New Product Introductions; Risk of Product Obsolescence. The specialty segment of the soft contact lens market is characterized by rapid technological advancements and new product innovations. The Company believes that the manufacturer who is the first to introduce a new product in a particular category is likely to maintain the leading market share in such category. Although the Company has in the past been successful in attaining an early market share lead in new product categories, there can be no assurance that it will be successful in doing so in the future. In addition, the expense involved in developing new products, as well as the cost of obtaining regulatory approval to market such products, can be substantial. There can be no assurance that such new products will be successful in the marketplace and, as a result, justify the expenses involved in their development and approval. In addition, there can be no assurance that the Company's competitors will not develop new products or technology which will lead to the obsolescence of the Company's products, which could have a material adverse effect on the Company's business, financial condition or results of operations.

  Risks in the Integration of Barnes-Hind; Management Information Systems Integration. On October 2, 1996, the Company completed the Barnes-Hind Acquisition. The Barnes-Hind Acquisition approximately doubled the size of the Company as measured by net sales. The Company has completed a significant portion of the integration of the Barnes-Hind Acquisition, however, the future success of the Barnes-Hind Acquisition and its effect on the financial and operating results of the Company will depend in large part on the ability of the Company to complete the integration of the Barnes-Hind manufacturing, distribution and administrative functions into its operations and achieve the expected cost savings therefrom. The ability of the Company to accomplish its objectives in connection with the Barnes-Hind Acquisition is, as in any acquisition, subject to certain risks including, among others, the possible inability to retain certain Barnes-Hind personnel, the potentially negative effects of diverting management resources and the possible inability to realize expected cost savings and synergies. In addition, the Company is in the process of integrating its management information systems in order to facilitate the integration of Barnes-Hind. These systems will significantly affect many aspects of the Company's business, including its manufacturing, sales and marketing, and accounting functions, and the successful implementation of these systems will be important to the Company's current operations and to facilitate future growth. Integration of the management information systems could cause significant disruption in operations. If the Company is not successful in integrating its systems or if the Company experiences difficulties in such integration, the Company could experience problems with the delivery of its products or an adverse impact on its ability to access timely and accurate financial and operating information.

  Risks Associated with Manufacturing Operations. The Company produces substantially all of its contact lens products in four state-of-the-art manufacturing facilities. Each facility is dedicated to producing individual product lines. As a result, any prolonged disruption in the operations of any one of the Company's facilities, whether due to technical or labor difficulties, destruction of or damage to any facility or other reasons, could have a material adverse effect on the Company's financial condition or results of operations. For example, one of the Company's manufacturing facilities is located in Puerto Rico and is thus exposed to the risks of damage from hurricanes. See "Business--Manufacturing."

  The Company utilizes a number of advanced polymers and other sophisticated materials in the production of its contact lenses. Due to the highly technical and specialized nature of certain of its production materials, the Company relies from time to time on single suppliers to provide it with sufficient quantities of certain materials used in the production of one or more of its product lines. To minimize its reliance on any particular vendor, the Company continually seeks to identify multiple vendors qualified to supply its production materials. Although the Company believes that it is not dependent on any single supplier, the inability of the Company to obtain sufficient quantities of certain production inputs could have a material adverse effect on the Company's financial condition or results of operations.

  Risks Associated with International Sales. The Company derived approximately 45% of its pro forma net sales from the sale of products outside the United States in the year ended December 31, 1996. The Company expects that sales to international customers will continue to represent a significant portion of its net sales. Risks inherent in the Company's international business activities generally include difficulties and unexpected changes in the regulatory environment, currency fluctuation risk, longer accounts receivable payment cycles and greater difficulty in collecting accounts receivable, costs and risks associated with localizing products for foreign countries, the burdens of complying with foreign laws, tariffs and other trade barriers, trade embargoes and political instability. There can be no assurance that these factors or other factors relating to the Company's international business operations will not have a material adverse effect on the Company's financial condition or results of operations.

  Dependence on Key Personnel. The Company is dependent to a large degree on the services of its senior management team, including Kevin J. Ryan, President and Chief Executive Officer. While Mr. Ryan has entered into an employment agreement with the Company, there can be no assurance that he or other members of the senior management team will remain with the Company. The loss of any of these individuals could have a material adverse effect on the Company. See "Management--Employment Agreements."

  Historical Net Losses. Prior to the Wesley Jessen Acquisition, the Predecessor experienced significant net losses. Such losses were $18.3 million, $30.5 million and $13.1 million in the years ended December 31, 1993 and 1994 and the period from January 1, 1995 through June 28, 1995, respectively. The Company recorded a net loss of $19.7 million in the period from June 29, 1995 through December 31, 1995 and Barnes-Hind experienced net losses equal to approximately $13.6 million and $11.1 million in the twelve month periods ended March 31, 1995 and 1996, respectively. As a result of the Barnes-Hind Acquisition, the Company incurred significant non-recurring charges in the fourth quarter of fiscal 1996 and in the first and second quarters of fiscal 1997. In addition, the Company incurred pre-tax charges for extraordinary debt extinguishment costs of $2.8 million in the fourth quarter of 1996 and $7.4 million in the first quarter of 1997. As a result of such charges, the Company reported a net loss of $2.7 million for the year ended December 31, 1996 and $11.1 million for the six months ended June 28, 1997. There can be no assurance that the Company will report positive net income in the future.

  Risks Associated with Indebtedness. As of June 28, 1997, the Company had approximately $77.3 million of long-term indebtedness. Subject to the restrictions in the Bank Credit Agreement, the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. The level of the Company's indebtedness could have important consequences, including: (i) a portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. Certain of the Company's competitors currently have greater operating and financing flexibility than the Company. The Company believes that, based upon current levels of operations, it should be able to meet its debt service obligations when due. The Company's ability to service such indebtedness, however, will be dependent on its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, the Bank Credit Agreement imposes certain operating and financial restrictions on the Company. See "Description of Certain Indebtedness."

  Risks Associated with Future Acquisitions. The Company expects to continue to seek acquisitions, joint ventures or other strategic arrangements that would enable it to expand its existing product line, broaden its geographic coverage or allow it to offer complementary product lines. There can be no assurance that the Company will continue to acquire businesses or establish such arrangements on satisfactory terms or that any business acquired by the Company will be integrated successfully into the Company's operations or be able to operate profitably. Future acquisitions or other strategic arrangements could require additional financing, which could result in an increase in the Company's indebtedness.

  Government Regulation. The Company's manufacturing facilities and products are subject to stringent regulation by the FDA and by various governmental agencies for the states and localities in which the Company's products are manufactured and/or sold, as well as by governmental agencies in certain foreign countries in which the Company's products are manufactured and/or sold. Pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices such as contact lenses. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution. The FDA also has the authority to request the recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company. In addition, as the Company continues to expand internationally, it will be subject to regulation in most of the foreign countries in which it sells its products; such regulations may or may not be similar to those of the FDA. Compliance with U.S. and foreign governmental regulations, which are subject to change, can delay new product introduction and may have a material adverse effect on the Company's financial condition or results of operations.

  Under the FDC Act, products developed by the Company, and significant changes or modifications to existing products, generally require FDA clearance ("510(k) clearance") pursuant to the Section 510(k) notification process ("510(k) notice") or approval of a premarket approval application ("PMA"). The Company manufactures and markets contact lenses which have received 510(k) clearances as well as lenses which have been the subject of approved PMA applications.

  The Company has made modifications to its products which the Company believes do not require the submission of new 510(k) notices or PMA supplements. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice or PMA supplement for any of these changes or would not require the Company to submit a new 510(k) notice or PMA supplement for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice or PMA supplement for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice or PMA supplement is cleared or approved by the FDA.

  The process of obtaining FDA approvals is lengthy, expensive and uncertain. Moreover, approvals, if granted, may limit the uses for which a product may be marketed. No assurance can be given that future changes in the FDC Act or the FDA's regulations will not have a material adverse effect on any FDA clearance or approval previously received with respect to the Company's products.

  The Company's products are also subject to regulation in other countries in which it sells its products. The laws and regulations of such countries range from comprehensive medical device approval procedures such as those described above to simple requests for product data or certifications. The number and scope of these laws and regulations are increasing. Specifically, the Company's products are subject to the "CE marking" approval process in the European Union ("EU"). Additional approvals from foreign regulatory authorities may be required for international sale of the Company's products in non-EU countries. Failure to comply with applicable regulatory requirements can result in the loss of previously received approvals and other sanctions and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's success depends to a significant extent upon the success of its customers in the retail optical industry. These customers are subject to a variety of federal, state and local laws, regulations and ordinances, including those regarding advertising, location and design of stores, products sold and qualifications and practices of the industry. The state and local legal requirements vary widely among jurisdictions and are subject to frequent change. Furthermore, numerous health-care related legislative proposals have been made in recent years in the United States Congress and in various state legislatures. The potential impact of these proposals with respect to the business of the Company's customers is uncertain, and there is no assurance that the proposals, if adopted, would not have a material adverse impact on the Company. See "Business--Government Regulation."

  Risk of Trade Practice Litigation. The contact lens industry has been the subject of a number of class action and government lawsuits and government investigations in recent years. In December 1996, over twenty states sued three of the Company's largest competitors, as well as certain eyecare practitioners and trade organizations. The suit alleges, among other things, a conspiracy among such persons to violate antitrust laws by refusing to sell contact lenses to mail-order and other non-practitioner contact lens providers, so as to reduce competition in the contact lens industry. A similar lawsuit was filed by the State of Florida in 1994 and may go to trial in 1997. Several similar class action lawsuits were also filed in 1994. It has recently been announced that one of the defendants in such suits has agreed to settle the lawsuits as to itself by agreeing to sell contact lenses to mail-order and other alternative distribution channels, and to make substantial cash and product rebates available to consumers. Although the Company has not been named in any of the foregoing lawsuits, there can be no assurance that the Company will not face similar actions relating to its marketing and pricing practices or other claims or lawsuits in the future. The defense of any such action, lawsuit or claim could result in substantial expense to the Company and significant diversion of attention and effort by the Company's management personnel. There can be no assurance that any such lawsuit would be settled or decided in a manner favorable to the Company, and a settlement or adverse decision in any such action, lawsuit or claim could have a material adverse effect on the Company's business, financial condition and results of operations.

  Risk of Changes in Trade Practices. There is substantial federal and state governmental regulation related to the prescribing of contact lenses. These regulations relate to who is permitted to prescribe and fit contact lenses, the prescriber's obligation to provide prescriptions to its patients, the length of time a prescription is valid, the ability or obligation of prescribers to prescribe lenses by brand rather than by generic equivalent or specification, and other matters. Although these regulations primarily affect contact lens prescribers, and not manufacturers or distributors of lenses such as the Company, changes in these regulations, or their interpretation or enforcement, could adversely affect the effectiveness of the Company's marketing strategy to eyecare practitioners. Additionally, given the Company's strategic emphasis on focusing its marketing efforts on eyecare practitioners, the Company may be more vulnerable than its competitors to changes in current trade practices. Adverse regulatory or other decisions affecting eyecare practitioners, or material changes in the selling and prescribing practices for contact lenses, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Government Regulation."

  Dependence on Certain Intellectual Property Rights. The Company considers certain of its intellectual property rights, including patents, trademarks and licensing agreements, to be an integral component of its business. The Company's policy is to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. There can be no assurance that patent applications filed by the Company will result in the issuance of patents or that any of the Company's intellectual property will continue to provide competitive advantages for the Company's products or will not be challenged, circumvented by others or invalidated. The Company's policy is to aggressively prosecute and defend its patents and other proprietary technology. The prosecution and defense of intellectual property protection, like any lawsuit, is inherently uncertain and carries no guarantee of success. The protection of intellectual property in certain foreign countries is particularly uncertain. See "Business--Patents and Trademarks."

  Product Liability Exposure. The Company faces an inherent risk of exposure to product liability claims in the event that the use of its products results in personal injury. Although the Company has not experienced any material losses due to product liability claims, there can be no assurance that it will not experience such losses in the future. Also, in the event that any of the Company's products prove to be defective, the Company may be required to recall or redesign such products. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will be adequate to cover any liabilities that the Company may incur or that such insurance will continue to be available on terms acceptable to the Company. A successful claim brought against the Company in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against the Company, may have a material adverse effect on the Company's financial condition or results of operations. See "Business-- Legal Proceedings."

  Controlling Stockholders; Potential Conflicts of Interest. Upon completion of the Offering, investment funds controlled by Bain Capital (the "Bain Capital Funds") will beneficially own approximately 55% of the outstanding Common Stock (approximately 52% if the Underwriters' over-allotment option is exercised in full). By virtue of such stock ownership, Bain Capital will be able to control the election of the members of the Company's Board of Directors and to generally exercise control over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. In addition, four representatives of Bain Capital currently serve on the Company's Board of Directors. There can be no assurance that conflicts of interest will not arise with respect to such Directors or that such conflicts will be resolved in a manner favorable to the Company. See "Principal Stockholders."

  Certain Anti-Takeover Effects. Certain provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and Amended and Restated By-laws (the "By-laws") may inhibit changes in control of the Company not approved by the Company's Board of Directors. These provisions include:
(i) a classified Board of Directors; (ii) a prohibition on stockholder action through written consents; (iii) a requirement that special meetings of stockholders be called only by the Board of Directors; (iv) advance notice requirements for stockholder proposals and nominations; (v) limitations on the ability of stockholders to amend, alter or repeal the By-laws; and (vi) the authority of the Board to issue without stockholder approval preferred stock with such terms as the Board may determine. The Company will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."

  Risks Associated with Dividend Policy. Since the Wesley Jessen Acquisition in 1995, the Company has not declared or paid any cash or other dividends on its Common Stock and does not expect to pay dividends for the foreseeable future. Instead, the Company currently intends to retain earnings to support its growth strategy and reduce indebtedness. As a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary. The Bank Credit Agreement permits the payment of dividends of up to $2.0 million annually plus certain excess cash available at the time of payment, if any. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's results of operations, financial condition, capital requirements and contractual restrictions. See "Dividend Policy" and "Description of Certain Indebtedness."

  Potential Adverse Impact from Shares Eligible for Future Sale. Upon completion of the Offering, the Company will have 17,647,028 shares of Common Stock outstanding. Of these shares, 6,914,563 shares of Common Stock are freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). Subject to certain 90-day "lock-up" agreements described herein, approximately 10,732,465 of the remaining shares of Common Stock held by existing stockholders of the Company are currently eligible for sale in the public market, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act. Beginning 90 days after the date of this Prospectus, the holders of an aggregate of approximately 9,791,894 shares of Common Stock will have certain rights to require the registration of their shares of Common Stock under the Securities Act at the Company's expense. Future sales of the shares of Common Stock held by existing stockholders could have a material adverse effect on the price of the Common Stock. See "Shares Eligible for Future Sale."

                                  THE COMPANY

  Wesley Jessen is the leading worldwide developer, manufacturer and marketer of specialty soft contact lenses, based on its share of the specialty lens market. The Company operates primarily in the specialty segment of the soft lens market, where it has the leading share in each of the cosmetic and premium lens segments and the second leading share in the toric lens segment. The Company's principal objective is to expand its contact lens business in the faster-growing specialty segment of the market in order to achieve growth in revenues and earnings per share.

  The Company was founded in 1946 by contact lens pioneers Drs. Newton K. Wesley and George Jessen, after the two doctors discovered that hard contact lenses could be used to prevent a rare sight-threatening eye disease suffered by Dr. Wesley. Originally known as The Plastic Contact Lens Company, the Company went on to pioneer the design, manufacturing and fitting techniques of hard contact lenses. Throughout its history, the Company has remained a market leader in research and development, accounting for numerous technological breakthroughs in contact lenses. In 1978, the Company received FDA approval of its hydrogel lens, a durable and highly oxygen-permeable soft plastic lens made from a unique polymer. In 1986, the Company pioneered the development of the conventional opaque color lens (which change the color of dark eyes), and in 1989, the Company introduced its Optifit toric lenses, which correct vision for people with astigmatism (the condition of an irregularly shaped cornea). The Company's most significant product introductions to the soft contact lens market in the last three years have been its Precision UV lenses, which provide eyes with protection from ultraviolet light, and its FreshLook disposable opaque and eyecolor-enhancing lenses.

  From 1980 to 1995, Wesley Jessen operated as a wholly owned subsidiary of Schering-Plough Corporation ("Schering-Plough"). On June 28, 1995, Bain Capital together with new and certain then-existing members of management (the "Management Investors") acquired the Predecessor in the Wesley Jessen Acquisition. The following table sets forth the sources and uses of funds in the Wesley Jessen Acquisition (dollars in millions):

SOURCES:
Borrowings under a bank credit
 agreement..................... $43.0
Equity contributions...........   7.5
                                -----
  Total........................ $50.5
                                =====

USES:
Acquisition consideration.. $47.0
Fees and expenses..........   3.5
                            -----
  Total.................... $50.5
                            =====

  After the Wesley Jessen Acquisition, the Company's new management team pursued an aggressive strategy of cost savings and revenue enhancement to improve the Company's results of operations. During this period, management:
(i) redefined the Company's disposable lens marketing strategy by repricing and repackaging the Company's products to be more competitive with industry standards; (ii) launched a national consumer advertising campaign featuring Christy Turlington; (iii) expanded its product offerings in its FreshLook line of disposable colored contact lenses; (iv) heightened its sales and marketing focus on serving the needs of eyecare practitioners; and (v) achieved substantial cost savings through personnel reductions, decreased overall marketing and administrative expenses, consolidation of facilities and increased operating efficiencies.

  On October 2, 1996, the Company acquired substantially all the assets and assumed certain liabilities of Barnes-Hind from Pilkington. Founded in 1939, Barnes-Hind is widely recognized in the contact lens industry as a leader in product and material innovation and design. Barnes-Hind was acquired by Pilkington in 1987 and combined with its existing contact lens operations. At the time of the Barnes-Hind

Acquisition, Barnes-Hind was the third largest manufacturer of specialty contact lenses in the world, with a leading market position in premium and toric lenses. The following table sets forth the sources and uses of funds in the Barnes-Hind Acquisition (dollars in millions):

SOURCES:
Borrowings under Bank Credit
 Agreement.................... $ 96.6
Issuance of Pilkington Note...    5.0
                               ------
  Total....................... $101.6
                               ======

USES:
Repayment of then existing bank
 credit agreement................ $ 28.5
Acquisition consideration........   62.4
Fees and expenses................   10.7
                                  ------
  Total.......................... $101.6
                                  ======

  The Company's principal executive offices are located at 333 East Howard Avenue, Des Plaines, Illinois 60018-5903 and its telephone number is (847) 294-3000.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the 500,000 shares of Common Stock offered by the Company hereby (at the public offering price of $23.50 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company) will be approximately $10.8 million. The net proceeds to the Company will be used to
(i) repay the note issued to Pilkington in connection with the Barnes-Hind Acquisition (the "Pilkington Note"), (ii) to reduce the Company's indebtedness under the Bank Credit Agreement and (iii) to pay the estimated fees and expenses associated with the execution of the Amended Bank Agreement. See "Description of Certain Indebtedness."

  The Pilkington Note was issued in the original aggregate principal amount of $5.0 million, bears interest at 8% per annum, payable-in-kind, and matures on February 1, 2005 or on any date that Bain Capital and its affiliates (i) cease to beneficially own at least 25% of the Company's voting stock or (ii) receive any proceeds from the sale of any of their shares of Common Stock in a public offering. The Company expects that the outstanding principal amount and accrued interest of the Pilkington Note will be reduced by $1.6 million as a result of a purchase price adjustment related to the Barnes-Hind Acquisition. The indebtedness to be repaid under the Pilkington Note as of June 28, 1997, adjusted for this reduction, is approximately $3.7 million.

  The $6.6 million of indebtedness to be repaid under the Bank Credit Agreement consists of a $65 million multi-tranche term loan, which amortizes quarterly beginning in 1998, and matures in 2002. At June 28, 1997, the Company's weighted average interest rate under the Bank Credit Agreement was 6.74%. The Company currently anticipates entering into the Amended Bank Agreement to (i) increase the total borrowing availability thereunder to a maximum of $135 million, (ii) modify the requirement that at least 50% of the net proceeds of the Offering be used to repay indebtedness thereunder to facilitate repayment of the Pilkington Note, (iii) convert all remaining term loan borrowings into revolving loans and (iv) reduce the interest rate thereunder. There can be no assurance, however, that the Company will be able to amend the Bank Credit Agreement on the foregoing terms or at all. The Company estimates that approximately $475,000 of the net proceeds of the Offering will be used to pay the fees and expenses associated with the Amended Bank Agreement.

  The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                          PRICE RANGE OF COMMON STOCK

  The Common Stock of the Company has been included for quotation in the Nasdaq National Market under the symbol "WJCO" since the IPO on February 13, 1997. Prior to that time, there was no public market for the Common Stock. The following table sets forth the high and low bid prices for the Common Stock for the periods indicated as reported by the Nasdaq National Market:

                                                                    HIGH   LOW
                                                                   ------ ------
1997:
 First Quarter (from February 13, 1997)........................... $16.75 $14.63
 Second Quarter...................................................  25.88  13.00
 Third Quarter (through August 19, 1997)..........................  29.00  22.50

  On August 19, 1997, the last reported sale price of the Common Stock was $23.50 per share. As of June 28, 1997, there were 85 holders of record of the Company's Common Stock. The Company believes that the number of beneficial owners of the Common Stock is substantially larger.

                                DIVIDEND POLICY

  Since the Wesley Jessen Acquisition in 1995, the Company has not declared or paid any cash or other dividends on its Common Stock and does not expect to pay dividends for the foreseeable future. Instead, the Company currently intends to retain earnings to support its growth strategy and reduce indebtedness. As a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary. The Bank Credit Agreement permits the payment of dividends of up to $2.0 million annually plus certain excess cash available at the time of payment, if any. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's results of operations, financial condition, capital requirements and contractual restrictions. See "Description of Certain Indebtedness."

                                CAPITALIZATION

  The following table sets forth: (i) the capitalization of the Company at June 28, 1997 and (ii) the capitalization of the Company at June 28, 1997, as adjusted to reflect the sale of 500,000 shares of Common Stock offered by the Company hereby, based upon a public offering price of $23.50 per share and the application of the net proceeds therefrom, as if each occurred on June 28, 1997:

                                                             JUNE 28, 1997
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
Long-term debt, including current maturities:
  Term loans and revolving credit facility(1)............ $ 72,000   $ 65,413
  Pilkington Note(2).....................................    5,300        --
                                                          --------   --------
    Total long-term debt.................................   77,300     65,413
Stockholders' equity:
  Serial Preferred Stock, $.01 par value, 5,000,000
   shares authorized; no shares issued and outstanding,
   actual and as adjusted................................      --         --
  Common Stock, $.01 par value, 50,000,000 shares
   authorized; 17,097,028 shares issued and outstanding
   and 17,597,028 shares issued and outstanding, as
   adjusted(3)...........................................      171        176
  Additional paid-in capital.............................   44,475     55,233
  Accumulated deficit....................................  (33,559)   (33,559)
  Cumulative translation adjustment......................    1,085      1,085
                                                          --------   --------
    Total stockholders' equity...........................   12,172     22,935
                                                          --------   --------
      Total capitalization............................... $ 89,472   $ 88,348
                                                          ========   ========

--------
(1) Reflects the use of approximately $6.6 million to repay borrowings under the Bank Credit Agreement and $475,000 to pay the estimated fees and expenses associated with the execution of the Amended Bank Agreement.
(2) Reflects the accreted value of a $5.0 million promissory note issued to Pilkington in connection with the Barnes-Hind Acquisition. The Pilkington Note bears interest at 8%, payable-in-kind, and matures on February 1, 2005 or on any date that Bain Capital and its affiliates (i) cease to beneficially own at least 25% of the Company's voting stock or (ii) receive any proceeds from the sale of any of their shares of Common Stock in a public offering. The Company expects that the outstanding principal amount of the Pilkington Note will be reduced by $1.6 million as a result of a purchase price adjustment related to the Barnes-Hind Acquisition.
(3) Does not include 2,924,270 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of June 28, 1997 (including the 50,000 shares to be issued in connection with the exercise of outstanding options by certain Selling Shareholders), with a weighted average exercise price of $3.64, or 1,243,300 shares of Common Stock reserved for issuance under the Stock Plans. See "Management--Stock Options."

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1996 give pro forma effect to: (i) the Barnes-Hind Acquisition (and related financing transactions); (ii) the divestiture of Barnes-Hind's U.S. Natural Touch Product Line; (iii) the IPO Transactions;
(iv) the Offering and the application of the net proceeds to the Company therefrom; and (v) the execution of the Amended Bank Agreement, as if each had occurred on January 1, 1996. The Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 28, 1997 give pro forma effect to the transactions described in items (ii) through (v) above as if each had occurred on January 1, 1996.

  The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position of the Company had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. Furthermore, the unaudited pro forma financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the financial statements and the accompanying notes thereto included elsewhere in this Prospectus.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                     (in thousands, except per share data)

                                        BARNES-
                            COMPANY       HIND                                                                     PRO FORMA AS
                              YEAR     JANUARY 1                                          PRO FORMA                  ADJUSTED
                             ENDED      THROUGH                    PRO                    YEAR ENDED                YEAR ENDED
                          DECEMBER 31, OCTOBER 1, ACQUISITION     FORMA        IPO       DECEMBER 31,  OFFERING    DECEMBER 31,
                              1996        1996    ADJUSTMENTS    COMBINED  ADJUSTMENTS       1996     ADJUSTMENTS      1996
                          ------------ ---------- -----------    --------  -----------   ------------ -----------  ------------
Net sales...............    $156,752    $ 99,601   $ (6,354)(a)  $249,999    $  --         $249,999      $ --        $249,999
Operating costs and
 expenses:
 Cost of goods sold.....      43,152      48,928     (2,781)(a)    86,568       --           86,568        --          86,568
                                                     (2,014)(b)
                                                       (717)(c)
                                      ]
 Cost of goods sold--
  inventory step-up.....      20,706         --     (20,706)(d)       --        --              --         --             --
 Marketing and
  administrative........      88,274      58,866     (2,534)(a)   127,030       --          127,030        --         127,030
                                                       (719)(b)
                                                    (17,607)(c)
                                                        750 (e)
                                      ]
 Research and
  development...........       7,178       7,403       (143)(b)    12,050       --           12,050        --          12,050
                                                     (2,388)(c)
                                      ]
 Amortization of
  intangible assets
  (negative goodwill)...        (784)        --         --           (784)      --             (784)       --            (784)
                            --------    --------   --------      --------    ------        --------      -----       --------
Income (loss) from
 operations.............      (1,774)    (15,596)    42,505        25,135       --           25,135        --          25,135
Other (income) expenses:
 Interest income........         --         (340)       340 (f)       --        --              --         --             --
 Interest expense.......       5,385         378      4,958 (g)    10,721    (4,912)(j)       5,809       (640)(k)      5,169
 Financing charge.......         --          --         --            --        --              --         --             --
 Other (income) expense,
  net...................      (3,051)        --         --         (3,051)      --           (3,051)       --          (3,051)
                            --------    --------   --------      --------    ------        --------      -----       --------
Income (loss) before
 income taxes and
 extraordinary item.....      (4,108)    (15,634)    37,207        17,465     4,912          22,377        640         23,017
Income tax (expense)
 benefit................       3,037      (2,989)    (5,986)(h)    (5,938)   (1,670)(h)      (7,608)      (218)(h)     (7,826)
                            --------    --------   --------      --------    ------        --------      -----       --------
Income (loss) before
 extraordinary item.....      (1,071)    (18,623)    31,221        11,527     3,242          14,769        422         15,191
Extraordinary loss, net
 of tax.................      (1,671)        --       1,671 (i)       --        --              --         --             --
                            --------    --------   --------      --------    ------        --------      -----       --------
Net income (loss).......    $ (2,742)   $(18,623)  $ 32,892      $ 11,527    $3,242        $ 14,769      $ 422       $ 15,191
                            ========    ========   ========      ========    ======        ========      =====       ========
Pro forma net income per common share.....................................................................           $   0.76(l)
                                                                                                                     ========
Pro forma weighted average common shares outstanding......................................................             20,069(l)

     The accompanying notes are an integral part of the Unaudited Pro Forma
                     Consolidated Statements of Operations.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                        SIX MONTHS ENDED JUNE 28, 1997
                     (in thousands, except per share data)

                                                                        PRO FORMA
                           SIX                                             SIX                   PRO FORMA
                          MONTHS                                         MONTHS                 AS ADJUSTED
                          ENDED                    PRO                    ENDED                 SIX MONTHS
                         JUNE 28,  ACQUISITION    FORMA        IPO      JUNE 28,    OFFERING    ENDED JUNE
                           1997    ADJUSTMENTS   COMBINED  ADJUSTMENTS    1997     ADJUSTMENTS   28, 1997
                         --------  -----------   --------  -----------  ---------  -----------  -----------
Net sales............... $136,154    $   --      $136,154     $--       $136,154      $--        $136,154
Operating costs and
 expenses:
 Cost of goods sold.....   46,816        --        46,816      --         46,816       --          46,816
 Cost of goods sold--
  inventory step-up.....   22,666    (22,666)(d)      --       --            --        --             --
 Marketing and
  administrative........   67,563     (1,085)(c)   66,478      --         66,478       --          66,478
 Research and
  development...........    5,763        --         5,763      --          5,763       --           5,763
 Amortization of
  intangible assets
  (negative goodwill)...     (392)       --          (392)     --           (392)      --            (392)
                         --------    -------     --------     ----      --------      ----       --------
Income (loss) from
 operations.............   (6,262)    23,751       17,489      --         17,489       --          17,489
Other expense:
 Interest expense, net..    3,130        --         3,130     (360)(j)     2,770      (320)(k)      2,450
                         --------    -------     --------     ----      --------      ----       --------
Income (loss) before
 income taxes and
 extraordinary item.....   (9,392)    23,751       14,359      360        14,719       320         15,039
Income tax (expense)
 benefit................    3,192     (8,075)      (4,883)    (122)(h)    (5,005)     (109)(h)     (5,114)
                         --------    -------     --------     ----      --------      ----       --------
Income (loss) before
 extraordinary item.....   (6,200)    15,676        9,476      238         9,714       211          9,925
Extraordinary item, net
 of tax.................   (4,902)     4,902 (i)      --       --            --        --             --
                         --------    -------     --------     ----      --------      ----       --------
Net income (loss)....... $(11,102)   $20,578     $  9,476     $238      $  9,714      $211       $  9,925
                         ========    =======     ========     ====      ========      ====       ========
Pro forma net income (loss) per common share............................................         $   0.49(l)
                                                                                                 ========
Pro forma weighted average common shares outstanding....................................           20,069(l)


    The accompanying notes are an integral part of the Unaudited Pro Forma
                    Consolidated Statements of Operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

  The Unaudited Pro Forma Statements of Operations give effect to the following unaudited pro forma adjustments:

(a) Reflects the divestiture of the U.S. Natural Touch Product Line pursuant to the terms of the Company's voluntary consent order with the Federal Trade Commission ("FTC"). See "Business--Required Divestiture." The Company does not believe that this disposition has had a material impact on the Company's results of operations. The unaudited historical operating results of the U.S. Natural Touch Product Line were as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Net sales.......................................................    $6,354
   Operating costs and expenses:
     Cost of goods sold............................................     2,781
     Marketing and administrative..................................     2,534
                                                                       ------
   Pre-tax contribution............................................    $1,039
                                                                       ======

(b) Represents the reduction of depreciation expense as a result of the Company's application of purchase accounting whereby the excess of the fair market value of the net assets acquired over the purchase price was allocated as a reduction to the fair market value of the property, plant and equipment acquired in the Barnes-Hind Acquisition, as follows:

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                                         1996
                                                                     ------------
   Reduction in depreciation expense recorded in:
     Cost of goods sold.............................................    $2,014
     Marketing and administrative...................................       719
     Research and development.......................................       143
                                                                        ------
       Total pro forma reduction in depreciation expense............    $2,876
                                                                        ======

(c) Represents the estimated recurring cost savings to the Company relating to the Barnes-Hind corporate consolidation plan, which includes the actual reduction of certain operating expenses related primarily to the closure of the Sunnyvale, California corporate offices upon consummation of the Barnes-Hind Acquisition, a reduction of 139 corporate level employees and related personnel and facilities expenses. The estimated cost savings outlined herein do not reflect potential additional, as yet unquantified, savings which may arise following implementation of management's plans to curtail certain manufacturing activities in San Diego, California and transfer production to other Company locations. The Company has commenced the implementation of the consolidation plan. The effect of the estimated cost savings related to the above described items are presented below:

                                                       YEAR ENDED   SIX MONTHS
                                                      DECEMBER 31,     ENDED
                                                          1996     JUNE 28, 1997
                                                      ------------ -------------
   Cost savings by category:
     Wages and related personnel costs...............   $ 9,998       $  479
     Contractual "change-in-control" employment
      obligations....................................     7,346          --
     Facilities and related occupancy costs..........     3,368          606
                                                        -------       ------
       Total reduction in Barnes-Hind operating
        expenses.....................................   $20,712       $1,085
                                                        =======       ======
   Cost savings by statement of operations caption:
     Cost of goods sold..............................   $   717       $  --
     Marketing and administrative....................    17,607        1,085
     Research and development........................     2,388          --
                                                        -------       ------
       Total reduction in Barnes-Hind operating
        expenses.....................................   $20,712       $1,085
                                                        =======       ======

(d) Reflects the adjustment to eliminate the non-recurring impact of the inventory write-up as a result of the Company's application of purchase accounting in connection with both the Wesley Jessen Acquisition and the Barnes-Hind Acquisition, as applicable.

(e) Represents the additional annual management fee paid by the Company to Bain Capital for management and advisory services under the Advisory Agreement in connection with the Barnes-Hind Acquisition. See "Certain Transactions."

(f) Reflects the elimination of intercompany interest income allocated to Barnes-Hind by Pilkington.

(g) Represents additional pro forma interest expense, as follows:

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                                         1996
                                                                     ------------
   Elimination of Wesley Jessen and Barnes-Hind historical interest
    expense........................................................    $(5,327)
                                                                       -------
   Elimination of Wesley Jessen historical amortization of
    capitalized financing fees.....................................       (436)
                                                                       -------
   Interest on borrowings under the then existing bank credit agreement:
     Revolving credit facility at LIBOR plus 2.75% (8.19% on $10.0
      million assumed average balance).............................        819
     Term Loan A at LIBOR plus 2.75% (8.19% on $45.0 million)......      3,686
     Term Loan B at LIBOR plus 3.25% (8.69% on $50.0 million)......      4,345
     Commitment fee on pro forma unutilized revolving credit
      facility (0.50% on $35.0 million assumed average unutilized
      balance).....................................................        175
                                                                       -------
   Total interest and fees on borrowings under the then existing
    bank credit agreement..........................................      9,025
                                                                       -------
   Interest on the Pilkington Note at the stated rate (8.0% on $5.0
    million).......................................................        400
   Amortization of capitalized deferred financing fees related to the refinancing of the then existing bank credit agreement
    ($7.8 million over an average 6-year period)...................      1,296
                                                                       -------
   Net increase in pro forma interest expense......................    $ 4,958
                                                                       =======

(h) Represents the elimination of the pro forma combined historical income tax (expense) benefit and the inclusion of the income tax (expense) benefit resulting from the pro forma adjustments to pro forma income (loss) before taxes to arrive at an estimated ultimate effective income tax rate of 34%. Significant tax benefits, in the form of a tax credit, are available for companies with operations in Puerto Rico, where one of Wesley Jessen's principal manufacturing facilities is located. The amount of such qualified credit to the Company, which would offset future federal income taxes payable in any period, is dependent on the Company's labor expenditures, depreciation and other factors in Puerto Rico. Recent legislation will phase out this tax credit through December 31, 2005.

(i) Reflects the elimination of the non-recurring impact of the write-off of capitalized financing fees in connection with the refinancings of the respective bank credit agreements existing immediately prior to the Barnes-Hind Acquisition and the IPO.

(j) Represents the reduction of pro forma interest expense resulting from the refinancing of the then existing bank credit agreement and the use of a portion of the net proceeds from the IPO to repay pro forma outstanding debt, as follows:

                                                       YEAR ENDED   SIX MONTHS
                                                      DECEMBER 31,     ENDED
                                                          1996     JUNE 28, 1997
                                                      ------------ -------------
   Elimination of pro forma interest under the then
    existing bank credit agreement..................    $(9,025)      $(2,823)
   Elimination of pro forma amortization of
    capitalized financing fees......................     (1,296)         (243)
   Interest on borrowings under the Bank Credit
    Agreement:
     Revolving credit facility at LIBOR plus 1.25%
      (6.69% on $8.0 million assumed average
      balance)......................................        535           268
     Term Loan A at LIBOR plus 1.25% (6.69% on $65.0
      million)......................................      4,349         2,175
     Interest on pro forma unutilized revolving
      credit facility commitment (0.40% on $27.0
      million assumed average unutilized)...........        108            54
   Amortization of capitalized financing fees
    related to the Bank Credit Agreement ($2.5
    million over an average 6-year period)..........        417           209
                                                        -------       -------
   Net decrease in pro forma interest expense.......    $(4,912)      $  (360)
                                                        =======       =======

(k) Represents the reduction of pro forma interest expense resulting from the use of a portion of the net proceeds from the Offering to repay pro forma outstanding debt, as follows:

                                                                           SIX
                                                                          MONTHS
                                                             YEAR ENDED   ENDED
                                                            DECEMBER 31, JUNE 28,
                                                                1996       1997
                                                            ------------ --------
   Elimination of pro forma interest under the Bank Credit
    Agreement.............................................    $(4,992)   $(2,497)
   Elimination of pro forma interest on the Pilkington
    Note..................................................       (400)      (200)
   Interest on borrowings under the Amended Bank
    Agreement:
     Revolving Credit Facility at LIBOR plus 1.00% (6.86%
      on $65 million assumed average balance).............      4,459      2,230
     Interest on pro forma unutilized Revolving Credit
      Facility commitment (0.30% on $70 million assumed
      average unutilized).................................        210        105
   Amortization of incremental capitalized financing fees
    related to the Amended Bank Agreement, as amended
    ($0.5 million over an average 6-year period)..........         83         42
                                                              -------    -------
   Net decrease in pro forma interest expense.............    $  (640)   $  (320)
                                                              =======    =======

(l) Reflects the issuance of 500,000 shares of Common Stock in the Offering and the application of the net proceeds to the Company therefrom as described under "Use of Proceeds."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

THE COMPANY/PREDECESSOR

  Set forth below are selected historical consolidated financial data of the Predecessor and the Company for the dates and for the periods indicated. The selected historical consolidated financial data of the Predecessor as of December 31, 1993 and 1994 and for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 through June 28, 1995 were derived from the historical financial statements of the Predecessor that were audited by Price Waterhouse LLP, whose report appears elsewhere in this Prospectus. The selected historical consolidated financial data of the Company as of December 31, 1995 and 1996 and for the period June 29, 1995 through December 31, 1995 and for the year ended December 31, 1996 were derived from the historical financial statements of the Company that were audited by Price Waterhouse LLP, whose report appears elsewhere in this Prospectus. The selected historical consolidated financial data of the Predecessor for the year ended December 31, 1992 has not been audited. The unaudited interim financial data have been derived from the historical unaudited consolidated interim financial statements of the Company. Such interim financial statements include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for fair presentation of results for such periods and should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this Prospectus. Results for interim periods are not necessarily indicative of results for the full year.

                                    THE PREDECESSOR                                  THE COMPANY
                          ---------------------------------------  ---------------------------------------------------
                                                                                   YEAR ENDED
                           YEAR ENDED DECEMBER 31,      JANUARY 1    JUNE 29      DECEMBER 31,      SIX MONTHS ENDED
                          ----------------------------   THROUGH     THROUGH    ------------------  ------------------
                                                        JUNE 28,   DECEMBER 31,                     JUNE 29,  JUNE 28,
                            1992      1993      1994      1995         1995     1995(A)     1996      1996      1997
                          --------  --------  --------  ---------  ------------ --------  --------  --------  --------
STATEMENT OF OPERATIONS
DATA:
Net sales...............  $111,030  $103,386  $109,640  $ 51,019     $ 54,315   $105,334  $156,752  $62,397   $136,154
Operating costs and
 expenses:
 Cost of goods sold.....    37,524    56,780    65,591    20,871       19,916     38,442    43,152   18,434     46,816
 Costs of goods sold--
  inventory step-up.....       --        --        --        --        33,929        --     20,706    6,626     22,666
 Marketing and
  administrative........    58,350    59,764    79,185    43,236       29,476     69,162    88,274   32,664     67,563
 Research and
  development...........    11,029    10,286     9,843     4,569        2,524      4,677     7,178    2,305      5,763
 Amortization and
  intangible assets
  (negative goodwill)...     6,094     5,472     5,472     2,736         (392)      (784)     (784)    (392)      (392)
                          --------  --------  --------  --------     --------   --------  --------  -------   --------
 Income (loss) from
  operations............    (1,967)  (28,916)  (50,451)  (20,393)     (31,138)    (6,163)   (1,774)   2,760     (6,262)
Other (income) expenses:
 Interest expense, net..       --        --        --        --         2,599      4,889     5,385    2,010      3,130
 Financing charge.......     8,021     6,886     7,172     3,511          --         --        --       --         --
 Other (income), net....    (4,078)     (256)     (202)   (1,360)         --      (1,360)   (3,051)  (3,500)       --
                          --------  --------  --------  --------     --------   --------  --------  -------   --------
Income (loss) before
 income taxes and
 extraordinary loss.....    (5,910)  (35,546)  (57,421)  (22,544)     (33,737)    (9,692)   (4,108)   4,250     (9,392)
Income tax benefit
 (expense)..............     2,364    17,214    26,935     9,401       14,022      4,032     3,037     (726)     3,192
                          --------  --------  --------  --------     --------   --------  --------  -------   --------
Net income (loss) before
 extraordinary loss.....    (3,546)  (18,332)  (30,486)  (13,143)     (19,715)    (5,660)   (1,071)   3,524     (6,200)
Extraordinary loss, net
 of tax benefit.........       --        --        --        --           --         --     (1,671)     --      (4,902)
                          --------  --------  --------  --------     --------   --------  --------  -------   --------
Net income (loss).......  $ (3,546) $(18,332) $(30,486) $(13,143)    $(19,715)  $ (5,660) $ (2,742) $ 3,524   $(11,102)
                          ========  ========  ========  ========     ========   ========  ========  =======   ========
PRO FORMA PRIMARY NET
 LOSS PER COMMON SHARE
 (B):
Net income (loss) before
 extraordinary loss.....                                             $  (1.37)            $  (0.07) $  0.24   $  (0.38)
Extraordinary loss, net
 of tax benefit.........                                                  --                 (0.12)     --       (0.30)
                                                                     --------             --------  -------   --------
Net income (loss).......                                             $  (1.37)            $  (0.19) $  0.24   $  (0.68)
                                                                     ========             ========  =======   ========
Weighted average common
 shares used in
 computation of pro
 forma primary net
 income (loss) per
 common share...........                                               14,416               14,638   14,638     16,273
BALANCE SHEET DATA (AT END
 OF PERIOD):
Working capital.........            $ 42,538  $ 30,940               $ 30,262             $ 78,259            $ 64,446
Total assets............             214,747   191,429                 67,330              180,600             165,631
Total debt..............                 --        --                  42,000              102,975              77,300
Stockholders' equity
 (deficit)..............             196,243   173,409                (12,190)             (13,292)             12,172

    The accompanying notes are an integral part of the Selected Historical
                         Consolidated Financial Data.

                              THE PREDECESSOR                          THE COMPANY
                         --------------------------- ----------------------------------------------------
                           YEAR ENDED                                YEAR ENDED
                          DECEMBER 31,     JANUARY 1   JUNE 29      DECEMBER 31,       SIX MONTHS ENDED
                         ----------------   THROUGH    THROUGH    -------------------  ------------------
                                           JUNE 28,  DECEMBER 31,                      JUNE 29,  JUNE 28,
                          1993     1994      1995        1995     1995(A)      1996      1996      1997
                         -------  -------  --------- ------------ -------    --------  --------  --------
OTHER DATA:
 Net cash provided by
  (used in) operating
  activities............ $12,301  $(6,664)  $(9,835)   $  4,035   $  -- (c)  $ 19,238  $ 10,325  $ (8,156)
 Net cash provided by
  (used in) investing
  activities............ (25,122)  (2,271)   (1,657)    (47,926)     -- (c)   (68,006)   (1,527)   (4,241)
 Net cash provided by
  (used in) financing
  activities............  13,994    7,652    11,272      46,033      -- (c)    53,369   (10,417)    8,479
 EBITDA(d).............. (17,408) (37,391)  (13,786)      2,399      --        22,010     9,039    16,365
 Depreciation and
  amortization,
  including negative
  goodwill..............  11,508   13,060     6,607        (392)    (784)        (322)     (347)      (39)
 Capital expenditures...  25,297    3,187     1,959         893    2,852        6,617     1,527     7,241

-------
(a) The pro forma operating results for the year ended December 31, 1995 combine the operations of the Predecessor from January 1, 1995 through June 28, 1995 and the Company from June 29, 1995 through the end of the period and have been adjusted to reflect the period as if the Wesley Jessen Acquisition and related financing transactions had occurred on January 1, 1995. Because of the purchase accounting adjustments made to the Predecessor's financial statements, the financial statements of the Predecessor for the periods prior to June 29, 1995 are not comparable to those of subsequent periods. The combined pro forma data are intended to assist in making comparisons for periods prior to the Barnes-Hind Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Notes to Consolidated Financial Statements of the Company included herein.
(b) No historical earnings per share data are presented as the Company does not consider such data to be meaningful. See "Unaudited Pro Forma Financial Data."
(c) Because of the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma interest and other cost savings adjustments, cash flows from operating, investing and financing activities are not presented for the pro forma periods.
(d) "EBITDA" is defined herein as income from operations plus depreciation and amortization expense, nonrecurring charges and other non-cash expense items. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company without the impact of the purchase accounting applied in connection with the Wesley Jessen Acquisition or the Barnes-Hind Acquisition or the financing required to consummate those historical transactions. Income derived from non-operating sources, including license fees received during the periods presented, have been excluded from EBITDA as they are non-recurring in nature and are not representative of the ongoing operations of the Company. Targets and positive trends in EBITDA are used as the performance measure for determining management's bonus compensation, and it is also utilized by the Company's creditors in assessing debt covenant compliance. The Company understands that while EBITDA is frequently used by security analysts in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or any other measure of performance in accordance with generally accepted accounting principles. A reconciliation of net income (loss) to EBITDA for each period included herein is set forth below:

                                                             THE PREDECESSOR                          THE COMPANY
                                                       -----------------------------  --------------------------------------------
                                                          YEAR ENDED
                                                         DECEMBER 31,      JANUARY 1    JUNE 29                 SIX MONTHS ENDED
                                                       ------------------   THROUGH     THROUGH     YEAR ENDED  ------------------
                                                                           JUNE 28,   DECEMBER 31, DECEMBER 31, JUNE 29,  JUNE 28,
                                                         1993      1994      1995         1995         1996       1996      1997
                                                       --------  --------  ---------  ------------ ------------ --------  --------
   Net income (loss)...........................        $(18,332) $(30,486) $(13,143)    $(19,715)    $(2,742)   $ 3,524   $(11,102)
   Income tax (benefit) expense................         (17,214)  (26,935)   (9,401)     (14,022)     (3,037)       726     (3,192)
   Interest expense............................             --        --        --         2,599       5,385      2,010      3,130
   Financing charge(1).........................           6,886     7,172     3,511          --          --         --         --
   Other income, net(2)........................            (256)     (202)   (1,360)         --       (3,051)    (3,500)       --
   Restructuring charge(3).....................             --        --        --           --        3,400        --         --
   Depreciation and amortization...............          11,508    13,060     6,607         (392)       (322)      (347)       (39)
   Extraordinary item, net of income tax(4)....             --        --        --           --        1,671        --       4,902
   Inventory step-up(5)........................             --        --        --        33,929      20,706      6,626     22,666
                                                       --------  --------  --------     --------     -------    -------   --------
   EBITDA......................................        $(17,408) $(37,391) $(13,786)    $  2,399     $22,010    $ 9,039   $ 16,365
                                                       ========  ========  ========     ========     =======    =======   ========

  -------
  (1) Represents financing charges from Schering-Plough in lieu of interest expense related to Schering-Plough's investment in the Predecessor.
  (2) Represents income derived from non-operating sources (e.g., gains on fixed asset disposals and interest income) and certain one-time gains related to licensing fees excluded from EBITDA as they do not relate to the ongoing operations of the Company.
  (3) Represents a charge recorded in the fourth quarter of 1996 relating to costs to be incurred for restructuring the Wesley Jessen operations following the Barnes-Hind Acquisition.

  (4) Represents extraordinary losses relating to the write-off of capitalized financing fees in connection with the fourth quarter 1996 and first quarter 1997 refinancings.
  (5) Represents the amortization of the inventory revaluation recorded in conjunction with the Acquisitions excluded from EBITDA as it represents a non-cash charge to operations.

BARNES-HIND

  Set forth below are summary historical combined financial data of Barnes-Hind for the dates and for the periods indicated. The summary historical combined financial data as of March 31, 1995 and 1996 and for the periods then ended were derived from the historical financial statements of Barnes-Hind that were audited by Coopers & Lybrand L.L.P., whose report appears elsewhere in this Prospectus. The unaudited summary historical combined financial data for the six months ended September 30, 1995 and the period from April 1, 1996 through October 1, 1996 and as of October 1, 1996 have been derived from the historical unaudited combined statements of Barnes-Hind which, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the combined results of operations and financial position of Barnes-Hind for such periods and at such date. Financial data presented herein include the financial data associated with the U.S. Natural Touch Product Line, which the Company divested in compliance with a consent order entered into with the FTC on March 17, 1997. See "Business-- Required Divestiture." The U.S. Natural Touch Product Line generated approximately $6.9 million of net sales for the year ended March 31, 1996. The summary historical financial data set forth below should be read in conjunction with, and are qualified by reference to, the audited financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                                      PERIOD
                                                                       FROM
                                     YEAR ENDED        SIX MONTHS     APRIL 1
                                      MARCH 31,           ENDED       THROUGH
                                  ------------------  SEPTEMBER 30, OCTOBER 1,
                                    1995      1996        1995         1996
                                  --------  --------  ------------- -----------
                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales........................ $124,994  $132,581     $67,154     $ 64,805
Costs and expenses:
  Cost of sales..................   62,435    63,341      33,197       34,695
  Research and development.......   10,317     7,884       4,160        3,448
  Selling and marketing..........   37,609    43,292      21,012       20,634
  General and administrative.....   21,516    22,536      11,901       21,318
                                  --------  --------     -------     --------
  Operating income (loss)........   (6,883)   (4,472)     (3,116)     (15,290)
Interest income..................      615       773         323           95
Interest expense.................   (4,623)   (4,315)     (3,287)        (590)
                                  --------  --------     -------     --------
Income (loss) before provision
 for income taxes................  (10,891)   (8,014)     (6,080)     (15,785)
Income tax expense...............    2,708     3,116       2,365        6,140
                                  --------  --------     -------     --------
Net income (loss)................ $(13,599) $(11,130)    $(8,445)    $(21,925)
                                  ========  ========     =======     ========
OTHER DATA:
Depreciation..................... $  6,749  $  4,017     $ 3,375     $  3,349
Capital expenditures.............   12,899    13,572       4,205        5,417
                                      MARCH 31,
                                  ------------------                OCTOBER 1,
                                    1995      1996                     1996
                                  --------  --------                -----------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficiency)..... $(36,364) $ 43,509                 $ 29,324
Total assets.....................  102,313   112,184                   98,432
Total debt.......................   90,868    10,414                      --
Parent company investment (defi-
 cit)............................  (18,738)   70,680                   63,522

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following management's discussion and analysis provides information with respect to the results of operations of the Predecessor for the year ended December 31, 1994 and the period from January 1, 1995 through June 28, 1995 and the Company for the period from June 29, 1995 through December 31, 1995, the year ended December 31, 1996, and the six months ended June 29, 1996 and June 28, 1997. The Company completed the Wesley Jessen Acquisition on June 28, 1995, the Barnes-Hind Acquisition on October 2, 1996 and the IPO on February 19, 1997. The Acquisitions were accounted for under the purchase method of accounting. Because of the revaluation of the assets and liabilities of Wesley Jessen and Barnes-Hind and the related effects on cost of sales and expenses, the historical financial statements for the periods discussed are not directly comparable. For comparative purposes, the combined results of the Predecessor and the Company for the year ended December 31, 1995 have been restated on a "pro forma" basis as if the Wesley Jessen Acquisition had occurred on January 1, 1995. Also for comparative purposes, the combined results of operations of the Predecessor and the Company for the years ended December 31, 1996 and 1995 and for the six months ended June 28, 1997 and June 29, 1996 have been restated on a "pro forma" basis as if the Acquisitions and the IPO had occurred on January 1, 1995. See "Results of Operations."

OVERVIEW

  Wesley Jessen is the leading worldwide developer, manufacturer and marketer of specialty soft contact lenses, based on its share of the specialty lens market. The Company's products include cosmetic lenses, which change or enhance the wearer's eye color appearance; toric lenses, which correct vision for people with astigmatism; and premium lenses, which offer value-added features such as improved comfort for dry eyes and protection from UV light. Founded in 1946 by pioneers in the contact lens industry, the Company has a long-standing reputation for innovation and new product introductions. Wesley Jessen develops proprietary technologies, manufacturing processes and products through a combination of its in-house staff of more than 50 engineers and scientists and Company-sponsored research by third-party experts. The Company markets and sells its products to consumers through the second largest advertising campaign in the industry and to eyecare practitioners through its 190-person salesforce and network of 67 independent distributors, which together sell the Company's products in more than 75 countries.

WESLEY JESSEN ACQUISITION

  On June 28, 1995, Bain Capital and the Management Investors acquired the Predecessor in the Wesley Jessen Acquisition. The cash purchase price in the Wesley Jessen Acquisition of $47.0 million (plus fees and expenses of $3.5 million) was funded with $7.5 million of equity and $43.0 million of borrowings under a bank credit agreement. The aggregate purchase price in the Wesley Jessen Acquisition, including assumed liabilities, was $76.6 million. The Wesley Jessen Acquisition was accounted for under the purchase method of accounting, including an increase in the book value of the inventory which was charged to cost of goods sold. After the Wesley Jessen Acquisition, the Company's new management team pursued an aggressive strategy of cost savings and revenue enhancement to improve the Company's results of operations. During this period, management: (i) redefined the Company's disposable and conventional lens marketing strategy by repricing and repackaging the Company's products to be more competitive with industry standards; (ii) launched a national consumer advertising campaign featuring Christy Turlington; (iii) expanded its product offerings in its FreshLook line of disposable colored contact lenses; (iv) heightened its sales and marketing focus on serving the needs of eyecare practitioners; and (v) achieved substantial cost savings through personnel reductions, decreased overall marketing and administrative expenses, consolidation of facilities and increased operating efficiencies. As a result of management's efforts, the Company's profitability and results of operations have improved significantly following the Wesley Jessen Acquisition.

  As a result of the Wesley Jessen Acquisition, the Company recognized a significant non-cash increase in cost of goods sold of $33.9 million in 1995 and $6.6 million in 1996 related to the amortization of Wesley Jessen purchased inventory step-up to fair value at the acquisition date. Following such acquisition, the Company realized certain cost savings of $4.9 million in 1995 related primarily to the consolidation of duplicative facilities including corporate offices and marketing support facilities, as well as a reduction in the actual number of corporate level employees and related benefit expenses. Adjustments for this non-recurring charge and cost savings have been reflected in the Company's unaudited Pro Forma financial data. See "Results of Operations." While the Company believes that these expenses will not recur, there can be no assurance that the Company will be able to achieve such cost savings in future periods.

BARNES-HIND ACQUISITION

  On October 2, 1996, the Company acquired substantially all the assets and assumed certain liabilities of Barnes-Hind from Pilkington. The purchase price in the Barnes-Hind Acquisition of approximately $62.4 million (plus related acquisition and financing fees of $10.7 million) was funded with approximately $68.1 million of borrowings under the then existing $140.0 million credit agreement and the $5.0 million Pilkington Note. In connection with the Barnes-Hind Acquisition, the Company borrowed an additional $28.5 million to repay its then outstanding term loans and to fund ongoing working capital needs.

  Based upon preliminary purchase accounting, no significant goodwill or negative goodwill arose from the Barnes-Hind Acquisition. The Company expects to complete negotiations resulting in a purchase price reduction of $1.6 million with Pilkington based upon specified net current asset measures as of the closing date of the acquisition. Additionally, certain pension valuations associated with the Barnes-Hind employees are expected to be completed in the third quarter of 1997. Management is also finalizing the operational details and related cost estimates of its plans to integrate the Barnes-Hind operations and expects to complete this process by October 1997. Preliminary management estimates indicate that the final Barnes-Hind purchase accounting could result in recognition of negative goodwill ranging from $3.0 to $9.0 million, which would be amortized to income over a period of up to 15 years.

  In connection with the Barnes-Hind Acquisition, the Company identified significant operating synergies and substantial cost savings opportunities. The Company has completed the majority of its initial cost reduction measures, which are expected to improve the Company's operating results. The Company believes that additional cost savings are available through consolidation of facilities and operating leverage.

  In connection with the Barnes-Hind Acquisition, the Company entered into a voluntary consent order with the FTC which provided, among other things, that the Company must divest Barnes-Hind's U.S. Natural Touch Product Line. On March 17, 1997, the Company completed the sale of the product line for which, under the agreement, it received aggregate consideration of $7.5 million, consisting of $3.0 million in cash and a four-year $4.5 million promissory note which accrues interest at a compound rate of 12% per annum, 8% of which is payable currently and 4% of which is payable-in-kind. On July 31, 1997, the purchaser made a voluntary prepayment of $3.0 million on the promissory note. As part of the agreement, the Company entered into a supply agreement pursuant to which the Company will supply the purchaser with Natural Touch lenses for sale in the United States.

THE IPO

  In February 1997, the Company consummated an IPO of its Common Stock, which included the sale by the Company of 2,821,000 shares of Common Stock at an initial public offering price of $15.00 per share.

  In connection with the IPO, the Company incurred a non-recurring charge for extraordinary debt extinguishment costs of $7.4 million ($4.9 million, net of income tax benefits) related to the write-off of capitalized financing fees incurred in connection with the Barnes-Hind Acquisition financing. Additionally, the Company incurred and capitalized financing fees of $2.5 million, which are being amortized over 60 months.

  Interest expense reductions as if the IPO had occurred on January 1, 1995 are reflected in the Company's pro forma financial data. See "Results of Operations." While the Company believes that this interest expense will not recur, there can be no assurance that the Company's interest expense will not increase in future periods either as a result of increased borrowings or higher interest rates.

RESULTS OF OPERATIONS

  The Company was established to acquire the Predecessor, which acquisition was effective for accounting purposes on June 29, 1995. Because of the revaluation of the assets and liabilities of the Predecessor and the related impact on cost of sales and expenses, the financial statements of the Predecessor for periods prior to June 29, 1995 are not comparable to those of subsequent Company periods. In order to facilitate management's discussion of financial results, the following table of pro forma operating income data combines 1995 data for the Predecessor and the Company on a pro forma basis and gives effect to the Wesley Jessen Acquisition as if it had occurred on January 1, 1995.

  The Barnes-Hind Acquisition was effective for accounting purposes on October 2, 1996. Because of the revaluation of the assets and liabilities of Barnes-Hind and the related impact on cost of sales and expenses, the historical financial statements for the year ended December 31, 1996, the six months ended June 29, 1996 and the six months ended June 28, 1997 are not comparable. Accordingly, the following table of pro forma operating income data combines the results of operations for the years ended December 31, 1995 and 1996 and the six months ended June 29, 1996 and June 28, 1997 of the Company and Barnes-Hind on a pro forma basis as if the Acquisitions and the IPO had occurred on January 1, 1995.

                    PRO FORMA STATEMENT OF OPERATIONS DATA
                     (in thousands, except per share data)

                                          PRO
                                       FORMA FOR
                                      THE WESLEY
                                        JESSEN
                          PREDECESSOR ACQUISITION   PRO FORMA FOR THE ACQUISITIONS
                          ----------- ----------- --------------------------------------
                                   YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED
                          ------------------------------------------  ------------------
                                                                      JUNE 29,  JUNE 28,
                             1994       1995(A)   1995(B)   1996(C)   1996(C)   1997(C)
                          ----------- ----------- --------  --------  --------  --------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............   $109,640    $105,334   $230,997  $249,999  $125,465  $136,154
Operating costs and
 expenses:
 Cost of goods sold.....     65,591      38,442     91,681    86,568    46,671    46,816
 Marketing and
  administrative........     79,185      69,162    120,876   127,030    58,368    66,478
 Research and
  development...........      9,843       4,677     13,670    12,050     5,658     5,763
 Amortization of
  intangible assets
  (negative goodwill)...      5,472        (784)      (784)     (784)     (392)     (392)
                           --------    --------   --------  --------  --------  --------
 Income (loss) from
  operations............    (50,451)     (6,163)     5,554    25,135    15,160    17,489
Other (income) expenses:
 Interest expense.......        --        4,889      5,809     5,809     2,890     2,770
 Financing charge.......      7,172         --         --        --        --        --
 Other income, net......       (202)     (1,360)    (1,360)   (3,051)   (3,500)      --
                           --------    --------   --------  --------  --------  --------
Income (loss) before
 income taxes...........    (57,421)     (9,692)     1,105    22,377    15,770    14,719
Income tax (expense)
 benefit................     26,935       4,032       (376)   (7,608)   (5,362)   (5,005)
                           --------    --------   --------  --------  --------  --------
Net income (loss).......   $(30,486)   $ (5,660)  $    729  $ 14,769  $ 10,408  $  9,714
                           ========    ========   ========  ========  ========  ========

--------
(a) The pro forma results comprise the Wesley Jessen operations and include adjustments for (i) interest expense associated with the financing of the Wesley Jessen Acquisition; (ii) actual cost savings relating to the reduction of certain operating expenses including the consolidation of corporate offices, a reduction in the number of corporate-level employees and related expenses, consolidation of marketing support facilities and the rationalization of the international sales and marketing functions;
    (iii)
  elimination of the inventory step-up amortization; (iv) a reduction in depreciation and amortization expense as a result of the Company's application of purchase accounting; and (v) the pro forma combined historical income tax (expense) benefit at an estimated effective income tax rate of 41.6%.
(b) The pro forma results comprise the Wesley Jessen operations and the Barnes-Hind operations and include adjustments for (i) through (iv) in note (a) above, as well as those adjustments in note (c) below.
(c) The pro forma results comprise the Wesley Jessen operations and the Barnes-Hind operations and include adjustments for (i) interest expense associated with the financing of the Barnes-Hind Acquisition and the IPO;
    (ii) cost savings relating to the reduction of certain operating expenses including the consolidation of corporate offices, a reduction in the number of corporate-level employees and related expenses, and the curtailment of certain manufacturing activities; (iii) elimination of inventory step-up; (iv) a reduction in depreciation and amortization expense as a result of the Company's application of purchase accounting;
    (v) the divesture of the U.S. Natural Touch Product Line; (vi) the elimination of the extraordinary write-off of capitalized financing fees; and (vii) the adjusted income tax expense resulting from the preceding adjustments at an effective income tax rate of 34%.

PRO FORMA SIX MONTHS ENDED JUNE 28, 1997 (UNAUDITED) COMPARED TO PRO FORMA SIX MONTHS ENDED JUNE 29, 1996 (UNAUDITED)

  The discussion that follows compares the Company's pro forma results of operations for the six months ended June 28, 1997 to the pro forma results of operations for the six months ended June 29, 1996 which give effect to the Acquisitions and the IPO as if each had occurred on January 1, 1995.

 Net sales

  Net sales for the six months ended June 28, 1997 increased $10.7 million, or 8.5%, to $136.2 million from $125.5 million for the six months ended June 29, 1996. This increase resulted primarily from 32.2% growth in sales of the Company's disposable and planned replacement contact lenses, from $33.2 million to $43.9 million. The Company believes sales increases were due to the increased popularity of the Company's disposable lenses. Domestic sales increased by 14.4% from $68.8 million to $78.7 million, while sales in the rest of the world increased slightly by 1.4%.

 Gross profit

  Gross profit for the six months ended June 28, 1997 increased $10.5 million, or 13.4%, to $89.3 million from $78.8 million in the comparable 1996 period. Gross profit margin increased to 65.6% for the six months ended June 28, 1997 from 62.8% in the comparable period. This improvement is due to higher margins realized on the Company's disposable and planned replacement lenses because of higher production volumes and efficiencies as well as increased margins on the Company's conventional lens product lines.

 Marketing and administrative expenses

  Marketing and administrative expenses for the six months ended June 28, 1997 increased by $8.1 million, or 13.9%, to $66.5 million from $58.4 million for the six months ended June 29, 1996. As a percentage of net sales, marketing and administrative expenses increased to 48.8% in the 1997 period from 46.5% in the 1996 period. This increase is largely due to higher promotional spending for all product lines, in particular the former Barnes-Hind conventional lens products, along with higher performance related compensation expenses.

 Research and development expenses

  Research and development expenses for the six months ended June 28, 1997 increased by $0.1 million, or 1.9%, to $5.8 million from $5.7 million for the six months ended June 29, 1996. This increase is due to higher spending related to investigating alternate production materials, offset by operational synergies being realized by the Company as a result of the Barnes-Hind Acquisition. As a percentage of net sales, research and development expenses for the six months ended June 28, 1997 decreased to 4.2% from 4.5% in the prior year period.

 Income from operations

  Income from operations for the six months ended June 28, 1997 increased by $2.3 million to income of $17.5 million from $15.2 million for the six months ended June 29, 1996. This resulted from higher sales volume and the substantial improvement in gross margin partially offset by the increase in marketing and administrative expenses.

 Other income

  Other income for the six months ended June 29, 1996 of $3.5 million represents non-recurring licensing fee income. There was no such income in the comparable 1997 period.

 Net income

  Net income for the six months ended June 28, 1997 decreased by $0.7 million to $9.7 million from $10.4 million for the six months ended June 29, 1996. Excluding the 1996 licensing fee income, net income for the six months ended June 28, 1997 increased $1.6 million. This resulted from higher sales volume and improvement in the Company's gross margins, offset by increased spending in marketing and administrative expenses.

PRO FORMA YEAR ENDED DECEMBER 31, 1996 (UNAUDITED) COMPARED TO PRO FORMA YEAR ENDED DECEMBER 31, 1995 (UNAUDITED)

  The discussion that follows compares the Company's pro forma results of operations for the year ended December 31, 1996 to the pro forma results of operations for the year ended December 31, 1995 which give effect to the Acquisitions and the IPO as if each had occurred on January 1, 1995.

 Net sales

  Net sales for the year ended December 31, 1996 increased $19.0 million, or 8.2%, to $250.0 million from $231.0 million for the year ended December 31, 1995. This increase resulted primarily from the following: (i) the Company's redefined marketing strategy of repricing and repackaging disposable and conventional lenses to be more competitive; (ii) the expansion of product offerings in the FreshLook line of disposable colored contact lenses; and
(iii) unit volume growth, driven by new marketing programs and the continued penetration of the Company's cosmetic lenses. Following the Wesley Jessen Acquisition, the Company adopted more stringent return and exchange policies, which lowered product returns and allowances and resulted in generally lower reserve requirements. The sales returns and allowances reserve increased from $7.2 million at December 31, 1995 to $10.6 million at December 31, 1996. This is a result of the addition of Barnes-Hind sales in the fourth quarter of 1996, the conformity of Barnes-Hind's reserve methodology to that of the Company's and the overall increase in sales volume.

 Gross profit

  Gross profit, excluding the inventory step-up, for the year ended December 31, 1996 increased $24.1 million, or 17.3%, to $163.4 million from $139.3 million in the comparable 1995 period. Gross profit margin increased to 65.4% for the year ended December 31, 1996 from 60.3% in the comparable period. This improvement reflects the cost savings that resulted from improved plant utilization, personnel reductions and other operating efficiencies. Gross profit for the year ended December 31, 1995 was negatively impacted by a write-off of $2.2 million related to conventional lens inventory produced prior to the Wesley Jessen Acquisition that did not meet new management's higher standards for customer satisfaction. Excluding this effect, gross margin for the year ended December 31, 1995 would have been 61.3%.

 Marketing and administrative expenses

  Marketing and administrative expenses for the year ended December 31, 1996 increased by $6.2 million, or 5.1%, to $127.0 million from $120.9 million for the year ended December 31, 1995. However, as a percentage of sales, marketing and administrative expenses decreased to 50.8% in 1996 from 52.3% in the 1995 period. This increase is largely due to higher promotional spending and an increase in performance related compensation expenses.

 Research and development expenses

  Research and development expenses for the year ended December 31, 1996 decreased by $1.6 million, or 11.9% to $12.1 million from $13.7 million for the year ended December 31, 1995. As a percentage of net sales, research and development expenses for the year ended December 31, 1996 decreased to 4.8% from 5.9% in the prior year. This decrease is due to the successful completion of 1995 manufacturing development projects which became operational in 1996.

 Income from operations

  Income from operations for the year ended December 31, 1996 increased by $19.6 million to income of $25.1 million from $5.6 million for the year ended December 31, 1995. This increase resulted from the improvement in the Company's gross margin resulting from improved plant utilization due to unit volume growth and overall cost reductions, partially offset by increased promotional spending and higher performance related compensation expenses.

 Other income

  Other income for the year ended December 31, 1996 increased by $1.7 million to $3.1 million in 1996 from $1.4 million in 1995. This increase is due primarily to an increase of $2.7 million in licensing fee income from 1995 to 1996, partially offset by unfavorable foreign exchange variances recognized in 1996.

 Net income

  Net income for the year ended December 31, 1996 increased by $14.0 million to $14.8 million from $0.7 million for year ended December 31, 1995. This increase is due to improvement in the Company's gross margin offset by higher marketing and administrative expenses.

UNAUDITED PRO FORMA YEAR ENDED DECEMBER 31, 1995 COMPARED TO PREDECESSOR YEAR ENDED DECEMBER 31, 1994

  Prior to June 28, 1995 the Predecessor was a wholly owned subsidiary of Schering-Plough. The discussion that follows compares the Company's pro forma combined results of operations for the year ended December 31, 1995, which give effect to the Wesley Jessen Acquisition as if it had occurred as of January 1, 1995, to the results of operations for the Predecessor for the year ended December 31, 1994.

 Net sales

  Net sales for the year ended December 31, 1995 decreased by $4.3 million, or 3.9%, to $105.3 million from $109.6 million for the year ended December 31, 1994. This decline reflects: (i) the one-time positive impact in 1994 of initial trade orders of FreshLook disposable contact lenses associated with the product launch; (ii) price changes implemented in early 1995 (prior to the Wesley Jessen Acquisition); and (iii) the impact of new management's efforts to reduce high trade inventory levels following the Wesley Jessen Acquisition. The Company believes that steps taken by management subsequent to the Wesley Jessen Acquisition better positioned the Company for future growth and that the number of wearers of its products increased during 1995.

 Gross profit

  Gross profit in 1995 increased by $22.8 million, or 51.9%, to $66.9 million from $44.0 million in 1994. Gross profit margin increased to 63.5% in 1995 from 40.2% in the prior year. Gross profit in 1995 was negatively impacted by a write-off of $2.2 million related to conventional lens inventory produced prior to the Wesley Jessen Acquisition which did not meet new management's higher standards for customer satisfaction. Additionally, cost of goods sold for the year ended December 31, 1995 includes $5.2 million less depreciation than the comparable period due to the Company's application of purchase accounting for the Wesley Jessen Acquisition. Management believes that the gross margins recorded in 1994 are not comparable to the ongoing level of operations of the business because of product returns and subsequent inventory write-offs and manufacturing start-up costs incurred which were associated with the Company's launch of disposable lenses which began in the United States in the fall of 1994. In particular, the Company experienced substantial product returns in 1994 and early 1995 due to poor consumer acceptance of the initial FreshLook lens and the associated inventory write-offs of first generation FreshLook lenses upon the introduction of a second generation FreshLook lens in 1995. Gross profit in 1994 was negatively impacted by product returns and the subsequent write-off of $10.1 million of first generation inventory and $15.3 million of start-up costs associated with the FreshLook launch. Excluding the effects outlined above, gross profit would have been $69.1 million for 1995 and $74.7 million in 1994 and gross margins would have been 65.6% and 68.1%, respectively. This decline is due to a shift to lower margin disposable products as a percentage of total sales, coupled with increased price discounts to distributors in the first half of 1995.

 Marketing and administrative expenses

  Marketing and administrative expenses in 1995 decreased by $10.0 million, or 12.7%, to $69.2 million from $79.2 million in 1994. As a percentage of net sales, marketing and administrative expenses decreased to 65.7% in 1995 from 72.2% in 1994. Approximately $1.5 million of this reduction is due to a decrease in depreciation expense associated with the 1995 write-down of fixed assets as a result of the Company's application of purchase accounting. The remaining cost savings are due largely to personnel reductions in connection with the Wesley Jessen Acquisition.

 Research and development expenses

  Research and development expenses in 1995 decreased by $5.2 million, or 52.5%, to $4.7 million from $9.8 million in 1994. As a percentage of net sales, research and development expenses decreased to 4.4% in 1995 from 9.0% in 1994. Expenses decreased due to the completion of development associated with the launch of FreshLook disposable lenses and personnel reductions effected in connection with the Wesley Jessen Acquisition.

 Loss from operations

  Loss from operations for the year ended December 31, 1995 improved by $44.3 million, to a loss of $6.2 million from a loss of $50.5 million for the year ended December 31, 1994. Most of this improvement resulted from the non-recurrence of the write-offs and start-up manufacturing costs incurred in 1994 as a result of the FreshLook launch.

  Management has not included discussions of interest expense, tax expense and net income because they believe that these items are not reflective of the Company's ongoing operations given the Predecessor's status during a portion of this time period as a wholly owned subsidiary of Schering-Plough.

BARNES-HIND

  Wesley Jessen acquired all of the assets and assumed certain liabilities of Barnes-Hind from Pilkington on October 2, 1996. The discussion that follows compares Barnes-Hind's results of operations while under the control of Pilkington and may not be representative of its results following its acquisition by Wesley Jessen.

 Net sales

  Net sales for the year ended March 31, 1996 ("fiscal 1995") increased $7.6 million, or 6.1%, to $132.6 million from $125.0 million for the year ended March 31, 1995 ("fiscal 1994"). This increase in revenue was due to continued growth in Barnes-Hind's disposable lenses, particularly the recently introduced Precision UV disposable lens, which was partially offset by a decline in the conventional lens business. Geographically, sales were strongest in international markets due to a full year impact of Precision UV as well as growth in private label sales in Europe and Japan.

 Gross profit

  Gross profit for fiscal 1995 increased $6.7 million, or 10.7%, to $69.2 million from $62.6 million for the prior year. Gross margins increased from 50.0% in fiscal 1994 to 52.2% in fiscal 1995 due to overhead reduction in manufacturing and a decrease in the production cost of disposable lenses through the increased use of automated manufacturing processes.

 Research and development expenses

  Research and development expenses in fiscal year 1995 decreased by $2.4 million, or 23.6%, to $7.9 million from $10.3 million in fiscal year 1994. As a percentage of net sales, research and development expenses for fiscal 1995 decreased to 5.9% from 8.3% in fiscal 1994. This decrease was due to the completion of primary development activities associated with the launch of Precision UV products.

 Selling and marketing expenses

  Selling and marketing expenses for fiscal 1995 increased by $5.7 million, or 15.1%, to $43.3 million from $37.6 million in fiscal 1994. As a percentage of net sales, selling and marketing expenses increased to 32.7% from 30.1%, largely due to increased promotional expenses from the launch of Precision UV in the United States and its expansion into Europe. Additionally, marketing and selling expenses for fiscal 1995 included a non-recurring $1.0 million restructuring charge relating to consolidation of the European distribution infrastructure.

 General and administrative expenses

  General and administrative expenses for fiscal 1995 increased by $1.0 million, or 4.7%, to $22.5 million from $21.5 million for fiscal 1994. As a percentage of sales, general and administrative expenses for fiscal 1995 decreased to 17.0% from 17.2% in fiscal 1994.

 Income taxes

  Despite operating losses, Barnes-Hind incurred income tax expense of $2.7 million and $3.1 million in fiscal 1994 and fiscal 1995, respectively. These tax provisions reflect Barnes-Hind as if it were a separate taxable entity and represent international tax obligations resulting from its transfer pricing system. The provisions of this transfer pricing system were determined by the needs of the other members of the Pilkington consolidated group. These tax obligations are not reflective of the ongoing tax obligations of Barnes-Hind as acquired by Wesley Jessen.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to the Wesley Jessen Acquisition, the financing requirements of the Company were funded by Schering-Plough through intercompany transfers. Such transfers were significant because of the substantial operating losses incurred by the Predecessor and the magnitude of its liquidity requirements. Since the Wesley Jessen Acquisition, the Company has financed its operations primarily through funds provided from operations and through borrowings under a revolving credit facility. Net cash provided by operating activities for the period from June 29, 1995 through December 31, 1995 totaled approximately $4.0 million. For the year ended December 31, 1996, the Company generated approximately $19.2 million in cash from operating activities, primarily as a result of increases in profitability (giving effect to the inventory step-up amortization), a decrease in accounts receivable and increases in income taxes payable and accrued liabilities offset by a decrease in accounts payable. For the period from January 1, 1997 through June 28, 1997, the Company used approximately $8.2 million in cash for operating activities, primarily as a result of an increase in accounts receivable and payments made relating to the prior year's performance related compensation, integration costs relating to the Barnes-Hind Acquisition and income taxes. For the six months ended
June 29, 1996, the Company generated approximately $10.3 million in cash from operating activities, primarily as a result of improvements in profitability and decreases in inventories, offset by a higher level of accounts receivable and lower accounts payable and accrued liabilities.

  During the period from June 29, 1995 to December 31, 1995, for the year ended December 31, 1996, and the six months ended June 28, 1997, the Company made capital expenditures of approximately $0.9 million, $6.6 million and $7.2 million, respectively. The majority of these capital expenditures were for facility and equipment improvement, information technology enhancements, and site consolidations. Barnes-Hind incurred capital expenditures of $12.9 million and $13.6 million in fiscal 1994 and fiscal 1995, respectively. Approximately $5.0 million of this spending funded improvements in information technology. The remainder was primarily spent on improving manufacturing efficiencies, including the partial automation of the United Kingdom disposable lens manufacturing lines. The Company has currently budgeted approximately $10.2 million of capital expenditures for the remainder of 1997 to (i) facilitate the consolidation of the businesses; (ii) complete the integration of the Company's management information systems; and (iii) complete the automation of the Company's Southampton manufacturing facility. The Company expects to fund these capital expenditures primarily from cash generated from operating activities and borrowings under its revolving credit facility.

  In connection with the Wesley Jessen Acquisition, the Company initiated a series of restructuring activities as part of its cost rationalization program. As part of such acquisition, Schering-Plough agreed to incur the significant one-time expenses associated with the elimination of approximately 430 positions. In addition, the Company has expended $4.5 million in cash from June 29, 1995 through June 28, 1997 to close facilities. As a result of the Barnes-Hind Acquisition, the Company expects to incur integration costs of approximately $20.4 million, principally for severance costs and lease expenses on vacated premises. Management expects that this restructuring will be substantially completed by September 1998. As of June 28, 1997, the Company has paid $5.4 million of these integration costs.

  As a result of the Acquisitions, the Company's borrowings under its Bank Credit Agreement increased significantly as did its liquidity requirements. As of June 28, 1997, the Company had approximately $28.0 million in borrowing availability under the revolving credit facility portion of the Bank Credit Agreement. The Bank Credit Agreement imposes certain restrictions on the Company, including restrictions on its ability to incur indebtedness, declare dividends or other distributions, make investments and capital expenditures, grant liens, sell its assets and engage in certain other activities. In addition, the indebtedness of the Company under the Bank Credit Agreement is secured by substantially all of the assets of the

Company, including the Company's real and personal property, inventory, accounts receivable, intellectual property and other tangible assets. See "Description of Certain Indebtedness--Bank Credit Agreement."

  Management believes that, based on current levels of operations and anticipated internal growth, the Company's cash flow from operations, together with other available sources of funds including borrowings under the Bank Credit Agreement and available cash on hand at June 28, 1997, of $3.2 million, will be adequate over the next twelve months to make required payments of principal and interest on the Company's indebtedness, to fund anticipated capital expenditures and working capital requirements, including the aforementioned restructuring and integration costs, and to enable the Company and its subsidiaries to comply with the terms of their debt agreements. However, actual capital requirements may change, particularly as a result of any acquisitions which the Company may pursue. The ability of the Company to meet its debt service obligations and reduce its total debt will be dependent, however, upon the future performance of the Company and its subsidiaries which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond the Company's control. A portion of the consolidated debt of the Company bears interest at floating rates; therefore, the Company's financial condition is and will continue to be affected by changes in prevailing interest rates. In December of 1996, the Company purchased an interest rate cap on $35.0 million notional principal amount at a fixed rate of 8.5%, which expires on December 31, 1999. The cap is intended to provide partial protection from exposure relating to the Company's variable rate debt instruments in the event of higher interest rates.

  The Company currently anticipates entering into the Amended Bank Agreement to (i) increase the total borrowing availability thereunder to a maximum of $135 million, (ii) modify the requirement that at least 50% of the net proceeds of the Offering be used to repay indebtedness thereunder to facilitate repayment of the Pilkington Note, (iii) convert all remaining term loan borrowings into revolving loans and (iv) reduce the interest rate thereunder. There can be no assurance, however, that the Company will be able to amend the Bank Credit Agreement on the foregoing terms or at all.

  Approximately 45% of the Company's pro forma net sales for the year ended December 31, 1996 were to international customers and the Company expects that sales to international customers will continue to represent a material portion of its net sales. Historically, fluctuations in foreign currency exchange rates have had only a minor impact on the Company's results of operations and the Company does not expect such fluctuations to be material in the foreseeable future. See "Risk Factors--Risks Associated with International Sales."

SEASONALITY

  Historically, the Company has experienced limited seasonality, with slightly greater revenues in the quarters ended June and September and slightly lower revenues in the quarters ended March and December. The following table sets forth the unaudited operating results of the Company for the last seven fiscal quarters, excluding the impact of the inventory step-up:

                                                 QUARTERS ENDED
                          ------------------------------------------------------------------
                                     MARCH                                  MARCH
                          DECEMBER    31,      JUNE    SEPTEMBER DECEMBER    29,      JUNE
                          31, 1995   1996    29, 1996  28, 1996  31, 1996   1997    28, 1997
                          --------  -------  --------  --------- --------  -------  --------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $27,257   $30,147  $32,250    $33,651  $60,704   $64,071  $72,083
Gross profit............   17,017    21,686   22,277     25,614   44,023    42,201   47,137
Income (loss) from
 operations.............     (113)    4,088    5,298      5,979    3,567     6,120   10,284
OTHER DATA:
Amortization of negative
 goodwill...............  $  (196)  $  (196) $  (196)   $  (196) $  (196)  $  (196) $  (196)
Depreciation............      --          8       37        114      303       122      231
Inventory step-up.......   14,301     5,953      673        --    14,080    13,092    9,574

INFLATION

  Management believes that inflation has not had a material impact on results of operations for the Company or the Predecessor during the three years ended December 31, 1996 and the six months ended June 28, 1997.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," issued in February 1997, changes the method of calculating earnings per share and will be effective for the Company's financial statements for the year ending December 31, 1997. Earlier application is not permitted. However, the Company is permitted to disclose pro forma earnings per share amounts computed using this Statement in periods prior to adoption. Upon adoption, all prior period earnings per share data presented shall be restated to conform to this Statement. The calculation of earnings per share under SFAS No. 128 is simpler than prior methods and more consistent with International Accounting Standards. Given the Company's historical losses, common stock equivalents were excluded from prior pro forma earnings per share calculations because they were anti-dilutive. Therefore, adoption of this standard is not expected to have a material impact on amounts previously reported as pro forma net loss per common share.

  As calculated under SFAS 128, pro forma basic and diluted earnings per share for the Company, on the adjusted basis presented on page 33, would be as follows:

                                                 BASIC EARNINGS DILUTED EARNINGS
                                                   PER SHARE       PER SHARE
                                                 -------------- ----------------
Year ended December 31, 1996....................     $0.84           $0.76
Year ended December 31, 1995....................     $0.04           $0.04
Six months ended June 28, 1997..................     $0.57           $0.50
Six months ended June 29, 1996..................     $0.60           $0.54

  SFAS No. 130, "Reporting Comprehensive Income," issued in June 1997, will require the Company to disclose, in financial statement format, all non-owner changes in equity. Such changes include, for example, cumulative foreign currency translation adjustments, certain minimum pension liabilities and unrealized gains and losses on available-for-sale securities. This Statement is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes. The Company expects to adopt this Statement beginning with its 1998 financial statements.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," issued in June 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company is currently evaluating its options for disclosure and will adopt the Statement in its financial statements for the year ending December 31, 1998.

                                   BUSINESS

  Wesley Jessen is the leading worldwide developer, manufacturer and marketer of specialty soft contact lenses, based on its share of the specialty lens market. The Company's products include cosmetic lenses, which change or enhance the wearer's eye color appearance; toric lenses, which correct vision for people with astigmatism; and premium lenses, which offer value-added features such as improved comfort for dry eyes and protection from UV light. The Company offers a broad range of both conventional contact lenses, which can typically be used for up to 24 months, and disposable contact lenses, which are intended to be replaced at least every two weeks. Founded in 1946 by pioneers in the contact lens industry, the Company has a long-standing reputation for innovation and new product introductions. The Company was acquired by Bain Capital and management in June 1995, and in October 1996 the Company strengthened its product offerings, technology and distribution capabilities through the acquisition of Barnes-Hind. For the year ended December 31, 1996, the Company's pro forma net revenues were $250.0 million and its pro forma operating profit was $25.1 million.

  The Company operates primarily in the specialty segment of the soft lens market, where it has the leading share in each of the cosmetic and premium lens segments and the second leading share in the toric lens segment. The Company has the leading position in the specialty segment of the soft lens market as a whole, which, at $600 million in net sales, accounted for 30% of industry sales volume in 1996 and is projected to grow at approximately 15% per year through the year 2000. In recent years, in both the clear and specialty lens segments, there has been a pronounced shift in consumers' preferences toward disposable lenses and away from conventional lenses, which has led to a significant increase in contact lens expenditures per wearer. The Company estimates that currently more than 35% of U.S. soft lens wearers use disposable lenses, up from 21% in 1993. The Company believes that its leading portfolio of disposable specialty lenses has positioned it to benefit from the preference shift toward disposable lenses. The Company also offers a complete line of conventional and disposable clear lenses, which are positioned as companion products to the Company's cosmetic lenses.

  According to an independent research firm, more than 70% of all contact lens prescribers in the United States offer the Company's products, which permits the Company to rapidly launch new categories of products. Wesley Jessen develops proprietary technologies, manufacturing processes and products through a combination of its in-house staff of more than 50 engineers and scientists and Company-sponsored research by third-party experts. The Company markets and sells its products to consumers through the second largest advertising campaign in the industry and to eyecare practitioners through its 190-person salesforce and network of 67 independent distributors, which together sell the Company's products in more than 75 countries.

  The Company was founded by Drs. Newton K. Wesley and George Jessen, who went on to pioneer the design, manufacture and fitting techniques of hard contact lenses. From 1980 to 1995, the Company operated as a wholly owned subsidiary of Schering-Plough. On June 28, 1995, Bain Capital and management acquired the Predecessor in the Wesley Jessen Acquisition. On October 2, 1996, the Company acquired Barnes-Hind, the third largest manufacturer of specialty contact lenses in the world, with a leading market position in premium and toric lenses.

INDUSTRY OVERVIEW

  Industry analysts estimate that over 50% of the world's population needs some type of corrective eyewear. In the United States alone, there are over 154 million people who require some form of corrective eyewear. Most individuals who wear contact lenses begin to do so in their early teens and the majority of wearers are between the ages of 18 and 39. The Company believes that the number of contact lens wearers will expand as technology improves the convenience, comfort and fit of contact lenses, so that lenses provide cost-effective and comfortable vision correction to a larger segment of the population.

  The contact lens industry is large and rapidly growing. In 1995, manufacturers' sales of contact lenses worldwide totaled $1.8 billion, representing a compound annual growth rate of 11% from $1.1 billion in 1990. According to industry analysts, the U.S. market for contact lenses is expected to grow approximately 10% per year through the year 2000. The Company believes that market growth outside the United States will likely exceed domestic growth because of lower contact lens penetration rates internationally. Since 1991, the number of contact lens wearers in the United States has increased by 4.5% per year while revenue per wearer has increased by 6.5% per year as conventional users have shifted to more costly specialty and disposable lenses. While the market for hard contact lenses has been relatively flat since 1991 with approximately 6 million U.S. wearers, the number of people wearing soft contact lenses has grown at a compound annual growth rate of 5.9% since that time.

  The contact lens industry can be divided into the soft lens portion, which represents approximately 80% of U.S. wearers, and the hard lens portion (primarily rigid gas permeable ("RGP")), which represents approximately 20% of U.S. wearers. Within the soft contact lens market, there are three principal replacement regimes: conventional, disposable and planned replacement. Conventional lenses are typically replaced after 12 to 24 months and require periodic cleaning throughout the life of the lens. Disposable soft contact lenses were introduced in the late 1980s based on the concept that changing lenses on a more frequent basis helped to improve comfort, convenience and health of the eye for many wearers. Disposable lenses are changed as often as daily or up to every two weeks depending on the product. Planned replacement lenses are designed to be changed as often as every month or up to every three months and currently represent a small portion of the overall soft lens market.

  The two primary segments within the soft lens market are clear and specialty. Clear lenses (lenses that do not provide value-added features that specialty lenses offer) represent approximately 70% of the U.S. soft lens market and include both conventional and disposable products. Growth in the clear lens segment has been driven primarily by growth in the population of 14- to 25-year-olds (the prime age group for new lens wearers), the substitution of soft for hard contact lenses and the continuous evolution in the contact lens market toward more frequent replacement of contact lenses.

  Specialty lenses represent the remaining 30% of the U.S. soft lens market and generally command a premium price because they are designed for patients who have a medical need for a specialized lens or who desire a lens with additional features. Specialty lenses include cosmetic lenses (which change or enhance the natural color of eyes while correcting vision), toric lenses (for astigmatics) and premium lenses that offer protein deposit resistance, improved visual acuity, enhanced comfort for dry eyes or UV protection. Disposable lenses have recently been introduced into the specialty segment and are expected to gain market share. The specialty lens segment of the soft contact lens market has higher projected growth rates than the clear lens segment. For the period from 1993 to 1996, the number of specialty lens wearers increased at a rate of 8% per year as compared to a 4% per year increase in the number of clear lens wearers. The Company believes that continued rapid growth in sales of specialty lenses will result from (i) the continued trend toward disposables; (ii) increased awareness among consumers and eyecare practitioners of the value-added features available with specialty lenses; and (iii) new product innovations, such as disposable toric contact lenses, new cosmetic designs, UV protection lenses and effective bifocal contact lenses.

  An important characteristic of the contact lens industry is that an individual's need for corrective eyewear is chronic. The need for vision correction is often diagnosed at an early age and increases over time. Contact lenses represent an alternative to eyeglasses, while offering improved peripheral vision and additional features, such as eyecolor enhancement and UV protection. Contact lens wearers will typically purchase lenses regularly for several years.

  Contact lenses require a prescription specifying a particular brand of lenses. Such prescriptions are written by either ophthalmologists or optometrists, referred to in the contact lens industry as "fitters". An ophthalmologist is a physician with a Doctor of Medicine ("MD") degree who specializes in eyecare and an optometrist is a state-licensed eyecare specialist who holds a Doctor of Optometry ("OD") degree. Fitters have the ability to influence patients' choice of which contact lens brand they will wear. Therefore, if a contact lens manufacturer successfully markets its products to a fitter, that fitter will carry that manufacturer's brand of contact lenses in inventory and offer it to patients. Once the brand is in the fitter's inventory, the manufacturer will likely receive a stream of revenues from new patients for whom the brand is prescribed as well as from patients who are refitted, change lens types or need different prescriptions. Also, the manufacturer will be more likely to successfully place new products in the fitter's inventory. Prescriptions for contact lenses are filled by either ophthalmologists, optometrists, optical chains, health maintenance organizations (HMOs), pharmacies or mail order houses.

  The contact lens industry is characterized by high brand loyalty. The Company believes that wearers resist switching brands once a particular brand is prescribed and fitted successfully. By staying with an existing brand, a customer can replace his or her current lens without an eye examination. Even for an adjusted prescription, customers typically acclimate to a particular lens design and may experience discomfort if refitted with a new brand. Typically, only when a customer is experiencing difficulty with a lens or the customer wants to switch from conventional to disposable lenses or from clear to specialty lenses will a fitter refit with a different brand of lens. The Company believes, based on historical patterns in the contact lens industry that once a product category has matured, brand loyalty causes competitive market share to remain relatively constant. However, overall market share may shift because of different growth rates of each category or the creation of new categories.

  No new significant competitors have entered the soft contact lens industry in the last ten years. To compete successfully in the industry entails substantial risks and requires significant investment of time and resources. In particular, the Company believes a new entrant must successfully (i) develop innovative product offerings; (ii) master the sophisticated processes required to manufacture contact lenses; (iii) invest the significant capital required to develop manufacturing capacity; (iv) overcome existing patent protections covering the design, materials and manufacturing processes of contact lenses; and (v) obtain FDA product clearances, each of which may take several years.

COMPETITIVE STRENGTHS

  The Company believes it has achieved its leading worldwide market position in specialty contact lenses because of the following competitive strengths:

  High-Quality Branded Products. Wesley Jessen produces a broad range of high-quality contact lenses that meet customers' demand for improved cosmetic, comfort, ease-of-care and vision-correction features and are sold under brand names recognized by ophthalmologists and optometrists worldwide. The Company's cosmetic lens products are marketed under the DuraSoft, Elegance and FreshLook brand names; its toric lenses under the Optifit, Hydrocurve and CSI brand names; and its premium lenses under the Gentle Touch, Precision UV, Aquaflex and CSI brand names. Both eyecare practitioners and wearers tend to show significant brand loyalty once a particular brand of lenses is properly fitted and prescribed. As a result, the Company's large installed base of contact lens fitters and current wearers affords the Company a recurring revenue stream. According to Health Products Research syndicated data, 46% of consumers newly fitted with cosmetic lenses during 1996 chose the Company's lenses, making Wesley Jessen the leader in this segment of the contact lens market.

  Successful Development and Introduction of New Products. The Company has a strong track record of developing new specialty contact lens products, with the five new product lines introduced since 1994 accounting for more than 30% of the Company's pro forma net revenues in the year ended December 31, 1996. The Company introduced the first disposable opaque lens and the first disposable lens that offers UV protection in 1994. The Company believes that being the first to introduce a new specialty lens is a competitive advantage over subsequent entrants to that product category because of the significant brand loyalty in the contact lens industry.

  Broad Patent Portfolio. Wesley Jessen believes that its intellectual property, including more than 70 U.S. patents in product design, materials and manufacturing processes, makes imitation of the Company's products difficult, supports the Company's strong gross margins and provides the Company with a competitive advantage. The Company's most important patents cover the design of its toric lenses, the material, process and design of clear-pupil cosmetic lenses and the technology necessary to produce certain advanced polymer lenses. The Company believes that its patent portfolio and manufacturing expertise allow it to produce and sell specialty lens products that are differentiated from other products on the market.

  Established Sales and Distribution Network. The Company believes its salesforce and distributor network constitute the largest and most sophisticated sales organization in the specialty contact lens market. The Company's salesforce has focused on developing strong relationships with eyecare practitioners throughout North America, Europe, Asia and Latin America. Through its sales efforts, the Company seeks to educate and inform eyecare practitioners as to the breadth of its specialized product line, the extent to which they can build their practice through the use of the Company's products and their ability to generate more revenue per patient by prescribing the Company's value-added lenses instead of conventional or disposable clear lenses.

  Strong International Market Presence. In the year ended December 31, 1996, Wesley Jessen derived approximately 45% of its pro forma net sales from sales outside the United States, and the Company's specialty contact lens products have leading market shares in Europe, Japan and Latin America. The Company has over 85 international sales representatives and 67 distributors covering more than 75 countries.

  Low-Cost, Proprietary Manufacturing Capabilities. The Company produces substantially all of its contact lens products in four state-of-the-art manufacturing facilities, which apply proprietary technology, allow the Company to be a flexible, low-cost manufacturer of specialty lenses and have sufficient capacity to meet the Company's rapidly growing needs for several years. The Company believes that it enjoys a competitive advantage over other contact lens manufacturers as a result of its ability to produce cost-effective specialized contact lenses using short production runs. Consequently, the Company can offer approximately 180,000 stock-keeping units
(SKUs). Furthermore, the Company's manufacturing operations in Puerto Rico provide it with significant tax benefits.

  Experienced Management with a Proven Record of Improving Profitability. The Company's senior management, who on average have more than 10 years of experience in the contact lens industry, have increased the Company's operating margin 44 percentage points, comparing the six months immediately prior to the Wesley Jessen Acquisition with the comparable period in 1996. This operating improvement was accomplished through the successful implementation of cost reduction programs, rationalization of manufacturing processes, refocusing of research and development programs, and execution of targeted marketing strategies. Furthermore, certain of the Company's key managers, including the Company's Chief Executive Officer and Chief Financial Officer, have significant experience with the operations of Barnes-Hind, having managed it profitably prior to its sale to Pilkington in 1987.

GROWTH STRATEGY

  The Company's principal objective is to expand its contact lens business in the faster-growing specialty segments of the market in order to achieve continued growth in revenues and operating profit. The Company's continuing business strategy is to:

  Capitalize on Favorable Industry Trends. According to industry analysts, the number of soft contact lens wearers in the United States has increased from 19 million in 1990 to over 25 million in 1996. The Company estimates that the number of soft contact lens wearers will increase by approximately 5% annually through the year 2000 as soft contact lenses continue to gain popularity and the number of 14- to 25-year-olds (the prime age group for new lens wearers) increases. In addition, there has been an ongoing shift among wearers from conventional lenses to more profitable disposable lenses as well as from clear lenses to specialty lenses, which favors the Company's product lines, including its FreshLook disposable cosmetic lenses and Precision UV disposable premium lenses.

  Increase the Company's Market Share. The Company employs a two-pronged marketing strategy to increase Wesley Jessen's market share, using both direct consumer advertising and targeted marketing to eyecare practitioners. The Company has spent approximately $10 million to date on a national consumer advertising campaign featuring Christy Turlington to raise brand awareness and demand among consumers. In total, the Company anticipates spending more than $20 million worldwide during 1997 for the advertisement and promotion of its disposable cosmetic lenses. In addition, the Company uses its highly trained salesforce to market its specialty lens products to eyecare practitioners. The salesforce seeks to train new ODs and MDs to fit the Company's lenses and to educate eyecare practitioners as to the value-added features and revenue potential of the Company's products.

  Develop and Successfully Launch New Products. The Company's research and development program is geared toward developing new products with commercial appeal, particularly category-creating products (such as the Company's new line of disposable lenses offering UV protection), as industry dynamics have historically provided considerable advantages to manufacturers that successfully introduce the first product in a category. In the last twelve months, the Company has introduced five new products or line extensions, including disposable color-enhancing lenses for light eyes, custom and colored toric lenses, custom cosmetic lenses and cosmetic lenses for farsighted patients. The Company currently has several new products and product line extensions in various stages of development. See "--Research and Development."

  Increase International Penetration. The Company believes that several international markets, particularly Europe, Japan and Brazil, offer significant opportunities for growth. In Europe, the Company intends to expand its direct sales organization, and in Japan, the Company will continue to expand its product offerings, as well as develop strategic partnerships with leading local manufacturers and distributors. In the first quarter of 1997, the Company established a marketing subsidiary in Brazil to facilitate its growth in Brazil and other South American markets.

  Realize Synergies through Completing the Integration of Barnes-Hind. The Company's acquisition of Barnes-Hind has created a number of significant opportunities to improve the Company's results of operations. While Wesley Jessen and Barnes-Hind had roughly equivalent net sales in the twelve months ended September 28, 1996, Wesley Jessen employed approximately 1,000 persons as of that date whereas Barnes-Hind employed approximately 1,600 persons. Consequently, the Company believes that substantial cost savings will be realized from completed personnel reductions. Management plans to implement other identified cost reductions, such as facilities consolidations, and to seek further cost savings opportunities. Finally, the Company is capitalizing on cross-selling opportunities available to sell Barnes-Hind products to current Wesley Jessen customers and vice versa.

  Benefit from the Company's Significant Operating Leverage. The Company plans to further improve its results of operations by improving manufacturing efficiency, investing in new low-cost manufacturing and distribution technologies and achieving economies of scale in development, manufacturing and distribution. The Company enjoys significant operating leverage (i.e., a disproportionately greater impact on earnings resulting from a change in revenues) due to significant fixed-cost components of the Company's manufacturing operations, research and development program and marketing efforts. Because the Company's disposable lens manufacturing facilities are currently operating at approximately 70% of their capacity, increased production volumes through the addition of new lens wearers to the Company's customer base generally should not require the incurrence of significant additional costs.

  In addition to the above strategies for growth, the Company regularly considers the expansion of its contact lens business through acquisitions, joint ventures and other strategic alliances. Through such arrangements, the Company will seek to broaden its product lines, expand its geographic coverage, acquire complementary product lines and improve its technological and manufacturing capabilities.

PRODUCTS

  The following table sets forth the approximate composition, by product line, of the Company's net sales for the year ended December 31, 1996 on a pro forma basis:

                                                                YEAR ENDED
                                                            DECEMBER 31, 1996
                                                          ----------------------
                                                              AMOUNT     PERCENT
                                                          -------------- -------
PRODUCT LINE
------------                                              (IN THOUSANDS)
Specialty Lenses.........................................    $196,142       78%
Clear Lenses.............................................      43,746       18%
Hard/Other Lenses........................................      10,111        4%
                                                             --------      ---
  Total Lenses...........................................    $249,999      100%
                                                             ========      ===

  SPECIALTY LENSES. The Company's products primarily consist of specialty soft contact lenses, including cosmetic, toric and premium lenses. With the broadest product offering in the industry, the Company captured nearly 36% of the U.S. specialty lens market in 1996. The Company's specialty soft contact lens products include the following:

    Cosmetic Lenses. Cosmetic lenses enhance or change the color of a wearer's eyes. The Company's opaque color lenses, which change the color of dark eyes (e.g., brown to green), utilize a patented dot matrix technology that the Company believes allows for superior cosmetic appeal. As a result, the Company's opaque cosmetic lens products have become the standard in the market. In early 1996, the Company introduced its new enhancer color lenses, which enhance the natural color of light eyes and which the Company believes will become the market standard due to its patented color printing process that allows the pupil-covering zone of the lens to remain clear. The Company manufactures a complete line of cosmetic lenses, including: (i) the conventional DuraSoft 2 daily wear lens, which is removed and cleaned daily and typically is replaced after 12 to 24 months; (ii) the conventional DuraSoft 3 extended wear lens, which can be worn overnight for up to seven days and is also typically replaced after 12 to 24 months; and
  (iii) the disposable FreshLook contact lens, which is typically replaced every two weeks. With the broadest product offering in the cosmetic lens segment, the Company captured over 44% of the U.S. cosmetic lens market in 1996.

    Toric Lenses. Toric lenses are designed to correct vision for people with astigmatism, which is characterized by an irregularly shaped cornea. Prior to the introduction of the Company's toric lenses and other competing products in the late 1980s, this condition was not effectively correctable through the use of soft contact lenses. In February 1997, the Company introduced a toric version of its enhancer color lenses. Approximately 30% of the U.S. population requiring vision correction are diagnosed with astigmatism, of which only 5% currently wear soft contact lenses. The Company's Optifit, Hydrocurve and CSI toric lenses captured approximately 20% of the U.S. toric lens market in 1996.

    Premium Lenses. Premium lenses offer the wearer value-added features such as protein deposit resistance, improved visual acuity, enhanced comfort for dry eyes and UV protection. The Company manufactures the premium CSI lens, which has long been regarded by eyecare practitioners and optical retailers as having superior visual acuity and deposit resistance. The Company also recently repositioned Precision UV, the first disposable lens available with UV protection, which is quickly gaining share from many clear disposable lenses. The Company's market research suggests that some 90% of contact lens wearers are interested in lenses offering UV protection. The Company's Gentle Touch product, which is typically replaced every three months, was the first lens designed specifically for and approved by the FDA for use without intensive cleaning or special handling required of conventional lenses and offers the unique combination of enhanced comfort for dry eyes, deposit resistance and low cost relative to disposable alternatives. The Company captured 89% of the U.S. premium lens segment in 1996.

  The following table sets forth certain of the brand names under which the Company's specialty contact lenses are sold:

                                            SPECIALTY CONTACT LENS
                                 ---------------------------------------------
TYPE OF LENS                          COSMETIC          TORIC       PREMIUM
------------                     ------------------- ------------ ------------
Conventional:                    DuraSoft            CSI          Aquaflex
                                 Elegance(a)         Optifit      CSI
                                 Natural Touch(a)    Hydrocurve   SoftPerm
Disposable/Planned Replacement:  FreshLook Colors    FreshLook(b) Gentle Touch
                                 FreshLook Enhancers              Precision UV

--------
(a) Used only in international markets.
(b) Under development.

  The Company has successfully entered into the private label market with the offering of a private label UV protection lens. The Company sells its specialty contact lenses under private label primarily in Japan, the United Kingdom and France. The Company believes that the private label market offers significant growth opportunities due to the Company's unique product offerings and low-cost manufacturing capabilities.

  CLEAR LENSES. Wesley Jessen manufactures a complete line of conventional and disposable clear lenses that are positioned as companion lenses to the DuraSoft and FreshLook cosmetic product lines. The Company believes that eyecare practitioners can increase their revenues and profitability, as well as the value provided to lens wearers, by fitting patients with either a DuraSoft or FreshLook clear or cosmetic lens and then selling the patient a companion cosmetic or clear lens with no additional fitting expense. In fact, approximately 70% of color lens wearers also own clear lenses.

  HARD/OTHER LENSES. The Company also sells Polycon RGP lenses to a large base of eyecare practitioners who fit RGP lenses. In addition, the Company manufactures prosthetic lenses, which are custom cosmetic products that return damaged or disfigured eyes to normal appearance. The Company donates all profits generated from its prosthetic product line to professional associations to generate goodwill with eyecare practitioners.

RESEARCH AND DEVELOPMENT

  The Company's research and development efforts are focused on product development and process technology to support its specialty lens business. The Company maintains a core research and development staff of over 50 engineers and scientists, which oversees the Company's research projects. Such projects are generally conducted by independent laboratories and universities at the Company's direction and expense. The Company's research and development expenses totaled $12.1 million, or 4.8% of net revenues, for the year ended December 31, 1996 on a pro forma basis.

  In the last twelve months, the Company has introduced four new products or line extensions, including colored toric lenses, custom toric and color lenses and expanded cosmetic powers and colors. The Company also developed an improved, patented UV protection specialty lens for which it received FDA approval in January 1996. The UV protection lens allows the Company to further penetrate the emerging health-conscious market and permits cross-promotion with the Company's current specialty lens wearers.

  The Company has a history of innovation and new product introductions. The Company is currently investing in the development of, among other specialty products, a disposable toric lens, a next generation cosmetic lens, and a new disposable UV protection lens. The Company is also investing in the development of bifocal contact lenses (for persons, typically over age 45, who experience both farsightedness and nearsightedness) and has received several patents related to its bifocal lens technology. In the contact lens industry, no products currently being marketed in the bifocal category have achieved widespread commercial acceptance, and as a result, the Company believes that a significant market opportunity is available to the Company if it can harness its capabilities to successfully launch bifocal contact lenses. Finally, the Company has targeted additional research and development projects to cut manufacturing costs in the cosmetic, premium and toric product lines.

MANUFACTURING

  Substantially all of the Company's products are manufactured in the Company's four principal production facilities, which are located in Cidra, Puerto Rico; Des Plaines, Illinois; San Diego, California; and Southampton, United Kingdom. See "--Facilities." The Company utilizes state-of-the-art manufacturing equipment and process technology to control the quality of its products and to minimize costs. The Company engages in manufacturing processes that are designed to handle short production runs. As a result, the Company believes that it enjoys a competitive advantage over other contact lens manufacturers because it can be more versatile and cost-competitive in market segments that require special features and products manufactured to meet more stringent specifications. The Company's disposable lens manufacturing facilities are currently operating at approximately 70% of their maximum capacity and have sufficient capacity to meet the Company's needs for several years.

  The Company produces its hard and soft contact lens products primarily through manufacturing processes known as lathing and cast molding. Lathing is a machining process through which a piece of rigid lens material is shaped into a concave form with refractive characteristics by using a high-precision lathe. Following this machining, soft lenses are hydrated in a saline solution and sterilized, while RGP lenses are produced using polymers that do not absorb moisture and do not require sterilization. Lathing technology is particularly well suited for use in short production runs and is used by the Company to produce soft lenses at its Cidra, Puerto Rico; San Diego, California; and Southampton, United Kingdom facilities and to produce RGP lenses at its Atlanta, Georgia and Farnham, United Kingdom facilities.

  The Company also uses cast molded technology to produce its disposable contact lenses. In this process, a disposable plastic mold is made through the use of an automated injection molding press containing highly engineered optical tooling. A liquid monomer is then dispensed into the mold which polymerizes to form the lens. In dry cast molding, the lenses are formed in a rigid state and are hydrated to their final characteristics after being removed from the mold. In wet cast molding, the lenses are formed fully hydrated. The Company uses dry cast molded technology at its Southampton, United Kingdom and Des Plaines, Illinois facilities.

SALES AND MARKETING

  The Company has implemented a two-pronged sales and marketing strategy that reflects the Company's belief that both consumers and eyecare practitioners are important to the success of the Company's products. To generate consumer awareness and increase demand for its products, the Company has spent approximately $10 million to date on a national advertising campaign featuring Christy Turlington. In total, the Company anticipates spending more than $20 million worldwide during 1997 for the advertisement and promotion of its disposable cosmetic lenses. The Company also has developed cross-promotion programs designed to increase sales of its cosmetic lenses by offering a set of the Company's most popular cosmetic lenses with each purchase of a set of six pairs of clear disposable lenses.

  Due to the fitter's influence over a patient's choice of contact lens brand, the Company believes that developing and maintaining strong relationships with eyecare practitioners is the most critical aspect of its sales and marketing strategy. The Company has a salesforce of 190 persons who market the Company's products to eyecare practitioners. The Company's salesforce seeks to train new ODs and MDs to fit the Company's lenses and to inform them of the revenue potential and value-added features of the Company's products. In marketing to eyecare practitioners, the Company stresses the quality and features offered by its products, the breadth of its product line and the ability of such practitioners to generate more revenue per patient by offering the Company's value-added products. The Company also advertises its products to eyecare practitioners through promotional materials, trade publications and conventions.

  The Company currently sells through a direct salesforce in North America, Europe and Australia. Countries in Europe, Asia and Latin America not directly served by the Company are serviced by a broad network of distributors. The Barnes-Hind Acquisition strengthened the Company's global distribution infrastructure by contributing direct salesforces in Germany, Spain, Belgium, Netherlands, Luxembourg and Australia, in addition to strengthening existing salesforces in the United States, France, Italy, Canada and the United Kingdom.

  The following table sets forth the Company's net sales to the geographic regions indicated for the year ended December 31, 1996 on a pro forma basis:

REGION                                                        AMOUNT     PERCENT
------                                                    -------------- -------
                                                          (IN THOUSANDS)
United States............................................    $137,358       55%
Rest of World............................................     112,641       45%
                                                             --------      ---
  Total..................................................    $249,999      100%
                                                             ========      ===

  See Note 15 to Notes to Consolidated Financial Statements for information relating to the Company's international operations.

CUSTOMERS

  The Company currently sells its products through a variety of channels including fitters and distributors who sell to fitters and lens-replacement suppliers. The Company sells to a highly fragmented account base with no one customer accounting for more than 5% of its revenues for the year ended December 31, 1996 on a pro forma basis. Furthermore, the Company's top 10 customers accounted for less than 25% of its revenues for the year ended December 31, 1996 on a pro forma basis.

  In the United States, the Company sells to three customer segments: private practitioners, chain accounts and distributors. There are approximately 17,700 private practitioners (MDs and ODs not affiliated with a retail chain) who fit the Company's products. In addition, the Company has distribution in over 5,000 retail chain locations, such as Cole National Corporation, LensCrafters, National Vision Association and Wal-Mart Stores, Inc., that advertise, promote and fill prescriptions for the Company's products. Distributors supply but do not fit the Company's lenses. The chart below illustrates the mix of distribution channels used by Wesley Jessen and Barnes-Hind on a combined basis in the United States in 1996:

                                                                   PERCENT OF
DISTRIBUTION CHANNEL                                             1996 U.S. SALES
--------------------                                             ---------------
Private Practitioners...........................................        45%
Chain Accounts..................................................        23%
Distributors....................................................        32%
                                                                       ---
  Total.........................................................       100%
                                                                       ===

  In Europe, key corporate accounts like Boots and D&A in the United Kingdom and Optic 2000 in France have selected the Company's lenses as their private label as well as offering its branded products. In Japan, the world's second largest contact lens market, the Company has formed strategic relationships with five of the leading hard and soft contact lens manufacturers. The Company has doubled its Japanese sales in the last year using this strategy.

  The Barnes-Hind Acquisition provided Wesley Jessen with access to a new set of accounts and the opportunity to cross-sell existing product lines between Wesley Jessen's and Barnes-Hind's extensive customer bases.

DISTRIBUTION

  The Company performs most warehousing, inventory management, order taking and order fulfillment functions in-house. The Company's fulfillment system provides the flexibility to receive, fill and ship orders as small as a single lens and as large as a full truckload. Approximately 8,500 orders are received daily, primarily by telephone and facsimile in seven customer service centers in North America, Europe, Japan and Australia.

  In the U.S., approximately 68% of the Company's lenses are shipped primarily by common carriers directly to eyecare practitioners from distribution centers in San Diego, California and Chicago, Illinois. The remaining 32% are shipped to distributors, who resell lenses to practitioners and mail-order houses. In several key markets outside the U.S., the Company sells and distributes lenses directly to eyecare practitioners. In other international markets, the Company serves customers through its network of 67 independent distributors.

COMPETITION

  The contact lens market is highly competitive. The Company faces competition from other companies within each segment of the contact lens market in which it operates. In the specialty segment of the market, the Company principally competes with divisions of large medical and pharmaceutical companies, including Ciba Vision (a division of Novartis Corporation) and Bausch & Lomb, Inc. as well as with smaller companies. To the extent the Company operates in the clear lens segment, it faces competition primarily from Vistakon (a division of Johnson & Johnson) and other large contact lens manufacturers such as Ciba Vision and Bausch & Lomb, Inc. Certain of the Company's competitors in each segment have lower costs of operations, products with enhanced features, substantially greater resources to invest in product development and customer support, greater vertical integration and greater access to financial and other resources than the Company. While the Company is the leading manufacturer and distributor of specialty contact lenses, the Company ranks fourth in the contact lens market overall in terms of net revenues. To a lesser extent, the Company also competes with manufacturers of eyeglasses and providers of other methods of vision correction, including refractive surgical procedures.

  Within the contact lens market, the Company believes that the principal competitive factors in the specialty segment include product innovation, brand awareness, product quality and price. Due to the manner in which contact lenses are distributed (i.e., through prescription), the Company also competes on the basis of its relationships and reputation with eyecare practitioners.

SUPPLIERS

  The Company has a broad base of suppliers. The Company has qualified multiple vendors to supply substantially all of the materials used by the Company in its manufacturing processes and actively seeks to qualify new vendors to insure adequate access to such materials. The primary raw materials used by the Company in the production of contact lenses are specialty chemicals. For the year ended December 31, 1996 on a pro forma basis, no supplier accounted for more than 5% of the Company's cost of goods sold.

  The Company utilizes a number of advanced polymers and other sophisticated materials in the production of its contact lenses. Due to the highly technical and specialized nature of certain of its production materials, the Company relies from time to time on single suppliers to provide it with sufficient quantities of certain materials used in the production of one or more of its product lines. To minimize its reliance on any particular vendor, the Company continually seeks to identify multiple vendors qualified to supply its production materials. Although the Company believes that it is not dependent on any single supplier, the inability of the Company to obtain sufficient quantities of certain production inputs could have a material adverse effect on the Company's financial condition or results of operations.

FACILITIES

  The Company's principal manufacturing facilities are located in Cidra, Puerto Rico; Des Plaines, Illinois; San Diego, California; and Southampton, United Kingdom. Following the Wesley Jessen Acquisition, the Company's headquarters were relocated from Chicago to its facility in Des Plaines, Illinois (a suburb of Chicago). By December 1997, the Company will have significantly consolidated its distribution operations as part of management's cost savings strategy. In Europe, Barnes-Hind has consolidated warehouses and customer service centers into one distribution center in the United Kingdom and two customer service centers in the United Kingdom and France. In addition, the former corporate headquarters of Barnes-Hind, which was located in Sunnyvale, California, will be closed in the third quarter of 1997.

  The Company believes that substantially all of its property and production equipment is in good condition and that it has sufficient capacity to meet its current and projected manufacturing and distribution needs for the foreseeable future. All of the Company's owned properties are subject to a mortgage as collateral under the Bank Credit Agreement. The following table describes the principal properties of the Company as of March 29, 1997:

                                                                  SQUARE  OWNED/
  LOCATION                         FUNCTION                       FOOTAGE LEASED
  --------                         --------                       ------- ------
Des Plaines,  Corporate Headquarters/Disposable Manufacturing/R&D
 Illinois                                                         290,000  Owned
Chicago,      Distribution Center(1)
 Illinois                                                          48,000 Leased
San Diego,    Conventional Manufacturing
 California                                                        19,000  Owned
San Diego,    Conventional Manufacturing/Distribution
 California                                                       117,700 Leased
Sunnyvale,    Former Headquarters of Barnes-Hind(2)
 California                                                        74,000 Leased
Atlanta,      RGP Manufacturing
 Georgia                                                            7,200 Leased
Cidra,        Conventional Lens Manufacturing
 Puerto Rico                                                       65,000  Owned
Southampton,  Disposable Manufacturing/R&D
 United
 Kingdom                                                           66,200 Leased
Southampton,  Conventional Manufacturing
 United
 Kingdom                                                           12,250 Leased
Farnham,      RGP Manufacturing
 United
 Kingdom                                                            5,000 Leased
Chandlers     Conventional Manufacturing
 Ford,
 United
 Kingdom                                                           24,500 Leased
Mississauga,  Sales Office/Distribution
 Ontario                                                            7,000 Leased
Bagnolet,     Sales Office/Distribution
 France                                                             6,997 Leased
Rome, Italy   Sales Office/Distribution                             7,750 Leased
Brooklyn,     Sales Office/Distribution
 Australia                                                          5,900 Leased
Tokyo, Japan  Sales Office/Distribution                             5,000 Leased
Madrid,       Sales Office
 Spain                                                                  * Leased
Reeuwijk,     Sales Office
 Holland                                                                * Leased
Milan, Italy  Sales Office(3)                                           * Leased
Paris,        Sales Office
 France                                                                 * Leased
Munich,       Sales Office
 Germany                                                                * Leased

--------
 *Less than 5,000 square feet.
(1) This facility is scheduled to be closed in the fourth quarter of 1997.
(2) This facility will be closed in the third quarter of 1997.
(3) This facility was closed in the second quarter of 1997.

  Cidra, Puerto Rico. This 65,000 square foot facility was completed in 1991 and produces the Company's DuraSoft and Optifit conventional clear and specialty lenses.

  Des Plaines, Illinois. This 290,000 square foot facility currently produces all of the Company's FreshLook disposable lenses, and also houses its corporate headquarters, research and development activities and other administrative services. The Des Plaines facility was substantially completed in 1994.

  San Diego, California. This 136,700 square foot facility produces the Company's CSI, Hydrocurve and Gentle Touch premium and toric lenses. Additionally, the facility is used for U.S. distribution, customer service and management information systems.

  Southampton, United Kingdom. This 66,200 square foot facility was substantially completed in 1996 and supports production of the Company's Precision UV lenses.

PATENTS AND TRADEMARKS

  The Company's business and competitive position benefit from the validity and enforcement of its intellectual property protection. The Company owns a variety of patents, trademarks, trade secrets, know-how and other intellectual property which it believes to be important to its current and future success. The market for the Company's products rewards product innovation, which tends to amplify the importance of intellectual property protection.

  The Company holds numerous U.S. and foreign patents and patent applications which relate to aspects of the technology used in the Company's products. The Company's policy is to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. There can be no assurance that patent applications filed by the Company will result in the issuance of patents or that any of the Company's intellectual property will continue to provide competitive advantages for the Company's products or will not be challenged, circumvented by others or invalidated.

  The Company holds more than 70 U.S. patents, many of which have been extended into key foreign countries. The most important part of the Company's patent portfolio relates to the design and production techniques of the Company's cosmetic lenses. These patents begin to expire in the year 2004. The Company's patents include patterns for changing the color of and enhancing the iris, as well as methods for performing the printing operation and promoting the adhesion of the printed ink to the lens. This group of patents covers both the technology used by the Company in the production of its cosmetic lenses, as well as many viable alternatives which could be used to replicate such production techniques. Another important group of patents covers the Company's newest lens molding technology, which accommodates a high degree of automation with correspondingly lower manufacturing cost. The features covered are casting cup design, numerous process techniques and blister package design. The Company has filed but not yet received a patent for its automatic lens inspection system. The Company also holds patents covering a UV-absorbing lens and a proprietary compound for making such lenses, the design and manufacture of toric lenses, lens materials and bifocal lens technology.

  The Company's policy is to aggressively prosecute and defend its patents and other proprietary technology. The Company is currently seeking to enforce its intellectual property rights to cosmetic lenses in lawsuits pending in Italy. The prosecution and defense of intellectual property protections, like any lawsuit, is inherently uncertain and carries no guarantee of success. The protection of intellectual property in certain foreign countries is particularly uncertain. There can be no assurance that the prosecution and defense of its intellectual property will be successful or that the Company will be able to secure adequate intellectual property protections in the future.

  The Company's trademarks include the following well recognized brand names:
Aquaflex(R), CSI(R), DuraSoft(R), Elegance, FreshLook(R), Gentle Touch, Hydrocurve, Optifit(R), Polycon(R), Precision UV and SoftPerm(R). The Company's policy is to register trademarks in countries where registration is available and deemed necessary or appropriate. Trademark applications are pending for various marks in the United States and other countries. There are gaps in registrations, and some marks may not be available for use in various countries.

  In addition to patents and trademarks, the Company owns certain trade secrets, copyrights, know-how and other intellectual property. The Company seeks to protect these assets, in part, by entering into confidentiality agreements with its business partners, consultants and vendors and appropriate non-competition agreements with its officers and employees. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets and other intellectual property will not otherwise become known or be independently developed by others and thereby become unprotected.

GOVERNMENT REGULATION

  The Company's products are generally regulated in the United States and in foreign countries as "medical devices." As a manufacturer of medical devices, the Company is subject to regulation in the United States by the FDA and corresponding state and foreign regulatory agencies where the Company sells its products. These regulations generally govern the introduction of new medical devices, the maintenance of certain records, the tracking of devices and other matters. The regulatory environment in which the Company operates can be expensive, time-consuming and uncertain.

 FDA Regulation

  Pursuant to the FDC Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution, and promotion of medical devices.

Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution. The FDA also has the authority to request the recall, repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

  Under the FDC Act, clearance or approval by the FDA is required prior to the commercialization of a medical device. The FDA classifies medical devices as Class I, Class II or Class III, depending on the nature of the medical device and the existence in the market of any similar devices. The nature of the clearance or approval procedures is dependent on the classification of the medical device in question. Class I medical devices are subject to general controls, including labeling, premarket notification and adherence to the FDA's good manufacturing practice regulations ("GMP Regulations"). Class II medical devices are subject to general and special controls, including performance standards, post-market surveillance, patient registries and FDA guidelines. Class III medical devices are those which must receive premarket approval by FDA to ensure their safety and effectiveness, are generally life-sustaining, life-supporting devices or implantable devices or new devices which have been found not to be substantially equivalent to currently marketed medical devices. The Company's products are generally regulated as Class II medical devices, with some products (extended wear lenses) regulated as Class III medical devices.

  Before a new device can be introduced into the U.S. market, it must receive from the FDA clearance or approval, either premarket notification clearance under Section 510(k) of the FDC Act or approval pursuant to the more costly and time-consuming PMA procedure. The Company's daily wear contact lenses are generally subject to the 510(k) clearance procedure while its extended wear contact lenses are subject to the PMA requirements. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, laboratory and animal studies. The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, faculties and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature and any training materials. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. Modifications to a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

  A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or a Class III medical device for which the FDA has not called for PMAs. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions. While less expensive and time-consuming than obtaining PMA clearance, securing 510(k) clearance may involve the submission of a substantial volume of data, including clinical data, and may require a substantive review of six months or more. The Company markets contact lenses which have received 510(k) clearances as well as lenses which have been the subject of approved PMA applications.

  Any products manufactured or distributed pursuant to 510(k) clearance or an approved PMA are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experience with the use of the device.

  The Company currently has over 20 PMAs and 510(k) clearances for its products marketed in the United States. New products may require clinical studies to support a PMA or 510(k) clearance. There is no certainty that clinical studies involving new products will be completed in a timely manner or that the data and information obtained will be sufficient to support the filing of a PMA or 510(k) clearance. There can be no assurance that the Company will be able to obtain necessary approvals to market new devices or any other products under development on a timely basis, if at all, and delays in receipt or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has made modifications to its devices which the Company believes do not require the submission of new 510(k) notices or PMA supplements. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice or PMA supplement for any of these changes or would not require the Company to submit a new 510(k) notice or PMA supplement for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice or PMA supplement for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice or PMA supplement is cleared by the FDA. There can be no assurance that future clearances or approvals, whether under the 510(k) clearance procedure or the PMA procedure, will be obtained in a timely fashion or at all. The failure to obtain such clearances or approvals in a timely fashion or at all could have a material adverse effect on the Company's business, financial condition or results of operations.

  If human clinical trials of a device are required, whether for a 510(k) or a PMA, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) is required to file an investigational device exemption ("IDE") application prior to commencing human clinical trials. IDE regulations generally require FDA approval and approval by an independent institutional review board before a clinical study may begin. Conforming with IDE regulations can add significant cost and/or delay to the process of obtaining FDA approval for a medical device. Submission of an application IDE does not give assurance that the FDA will approve the IDE application and, if it is approved, there can be no assurance that the FDA will determine that the data derived from these studies support the safety and efficacy of the device or warrant the continuation of clinical studies. Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

  As a manufacturer of medical devices, the Company is required to register with the FDA and comply with the FDA's good manufacturing practice regulations. GMP Regulations require that the Company manufacture its products and maintain its manufacturing, testing and control activities records in a prescribed manner. Further, the Company is required to comply with FDA requirements for labeling and promoting its products. The Company is subject to periodic inspections by the FDA and can be subjected to a number of regulatory actions if it is found not to be in compliance with applicable laws and regulations. If the FDA believes that a company may not be operating in compliance with applicable laws and regulations, it can record its observations on a form FDA 483; place the company under observation and reinspect the facilities; institute proceedings to issue a warning letter apprising of violative conduct; detain or seize products; mandate a recall; enjoin future violations; and assess civil and criminal penalties against the company, its officers or its employees. In addition, clearances or approvals could be withdrawn in appropriate circumstances. Failure to comply with regulatory requirements or any adverse regulatory action could have a material adverse affect on the Company. On occasion, the Company has received notifications from the FDA of alleged deficiencies in the Company's compliance with FDA requirements. The Company's Sunnyvale, California; San Diego, California; Southampton, United Kingdom; Cidra, Puerto Rico; and Des Plaines, Illinois facilities have been inspected within the past three years. Two form FDA 483s were issued. The Company responded to one such form with corrective action which the FDA accepted. In March 1996, the Company objected to the other form as unfounded. The Company has received no further communications from the FDA on such matter. The Company does not expect such inspections to give rise to any material FDA compliance issues or to otherwise have a material adverse effect on the Company.

  Manufacturers of medical devices for marketing in the United States must also comply with medical device reporting ("MDR") requirements that a firm report to FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the FTC. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

  The Company is subject to routine inspection by the FDA and certain state agencies for compliance with GMP requirements, MDR requirements, and other applicable regulations. The FDA has recently finalized changes to the GMP regulations, including the addition of design control requirements, which will likely increase the cost of compliance with GMP requirements. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operation. The Company believes that all of its products offered for sale have received all required FDA approvals or clearance, and that it is in substantial compliance with FDA regulations, including GMP and MDR requirements.

 International Regulation

  The Company's products are also subject to regulation in other countries in which it sells its products. The laws and regulations of such countries range from comprehensive medical device approval procedures such as those described above to simple requests for product data or certifications. The number and scope of these laws and regulations are increasing. In particular, medical devices in the EU are subject to the EU's new medical devices directive (the "Directive").

  Under the system established by the Directive, all medical devices other than active implants and in vitro diagnostic products must qualify for CE marking by June 14, 1998. "CE marking" means the manufacturer certifies that its product bearing the CE mark satisfies all requirements essential for the product to be considered safe and fit for its intended purpose. During the transitional period (from January 1, 1995 to June 14, 1998) medical devices can be placed on the market and put into service if they comply with the requirements of the Directive or national requirements that were in force on December 31, 1994.

  In order to qualify for CE marking, the manufacturer must comply with the "Essential Requirements" of the Directive, relating to the safety and performance of the product. In order to demonstrate compliance, a manufacturer is required to undergo a conformity assessment, which includes assessment of the manufacturer's quality assurance system by self- selected certification organizations referred to as a "Notified Body." After all necessary conformity assessment tests have been completed to the satisfaction of the Notified Body and the manufacturer is convinced that it is in full compliance with the Directive, CE marking may be affixed on the products concerned. The Company has undergone such conformity assessment, with two Dutch and one British non-governmental entities chosen by the Company as its Notified Bodies. The Company has received CE marking authorization for all products it currently markets in the EU.

  Although member countries must accept for marketing medical devices bearing a CE marking without imposing further requirements related to product safety and performance, each country may require the use of its own language or labels and instructions for use. "National Competent Authorities" who are required to enforce compliance with the requirements of the Directive, can restrict, prohibit and recall CE-marked products if they are unsafe. Such a decision must be confirmed by the European Commission in order to be valid. Member countries can impose additional requirements as long as they do not violate the Directive or constitute technical barriers to trade.

  Additional approvals from foreign regulatory authorities may be required for international sale of the Company's products in non-EU countries. Failure to comply with applicable regulatory requirements can result in the loss of previously received approvals and other sanctions and could have a material adverse effect on the Company's business, financial condition and results of operations.

 Additional Regulation

  The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

  The Company's success depends to a significant extent upon the success of its customers in the retail optical industry. These customers are subject to a variety of federal, state and local laws, regulations and ordinances, including those regarding advertising, location and design of stores, products sold and qualifications and practices of the industry. The state and local legal requirements vary widely among jurisdictions and are subject to frequent change. Furthermore, numerous health-care related legislative proposals have been made in recent years in the United States Congress and in various state legislatures. The potential impact of these proposals with respect to the business of the Company's customers is uncertain, and there is no assurance that the proposals, if adopted, would not have a material adverse impact on the Company.

EMPLOYEES

  As of June 28, 1997, the Company had approximately 2,847 full-time and part-time employees, including 1,819 in the United States (including Puerto Rico), 979 in Europe, and 49 in the rest of the world. The Company has no collective bargaining agreements with any union and believes that its overall relations with employees are satisfactory.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

  The Company is subject to federal, state, local and foreign environmental laws and regulations and is subject to liabilities and compliance costs associated with the past and current handling, processing, storing and disposing of hazardous substances and wastes. The Company's operations are also subject to federal, state and local occupational health and safety laws and regulations. The Company devotes resources to maintaining environmental regulatory compliance and managing environmental risk and believes that it conducts its operations in substantial compliance with applicable environmental and occupational health and safety laws and regulations. The Company does not expect to incur material capital expenditures for environmental controls in the current or succeeding fiscal year.

  In connection with the Wesley Jessen Acquisition and the Barnes-Hind Acquisition, the respective sellers, subject to certain limitations, agreed to retain responsibility for, and indemnify the Company from and against, certain environmental matters. These matters include addressing a limited area of historical contamination at the Company's Des Plaines facility and settling any liability of Barnes-Hind at a Superfund site located in Whittier, California. Notwithstanding these contractual agreements, the Company could be pursued in the first instance by governmental authorities or third parties with respect to certain indemnified matters, subject to the Company's right to seek indemnification from the appropriate seller. Management does not currently believe that any such matter will have a material adverse effect on the business or financial condition of the Company.

REQUIRED DIVESTITURE

  In connection with the Barnes-Hind Acquisition, the Company was required to file a notice with the FTC and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In connection with such filing, the FTC requested additional information regarding the effect of the Barnes-Hind Acquisition on competition in the opaque contact lens market. Subsequently, the Company and the FTC entered into a voluntary consent order which required among other things, that the Company divest the U.S. Natural Touch Product Line. The Company also agreed to supply the acquiror with opaque contact lenses for at least 18 months following such divestiture, to license on a royalty-free basis certain patents related to the manufacture, import, offer for sale, sale and use of opaque contact lenses in the United States and to allow an FTC-appointed trustee to monitor the divestiture. For a period of 10 years after the order becomes final, the Company is prohibited from acquiring more than a 5% interest in, or certain assets of, any entity engaged in the opaque contact lens business in the United States and must notify the FTC in advance of any proposed change in its corporate structure. The Company is required to file compliance reports showing that it has fully complied with the consent order and may be liable for civil penalties for each violation of the consent order. On March 17, 1997, the Company completed the sale of the U.S. Natural Touch Product Line. Under the agreement, the Company received aggregate consideration equal to $7.5 million, consisting of $3.0 million in cash and a four-year $4.5 million promissory note. The promissory note accrues interest at a rate of 12% per annum, 4% of which is payable-in-kind. As part of the agreement, the Company entered into a supply agreement pursuant to which the Company will supply the purchaser with Natural Touch lenses for sale in the United States at a profitable price. The U.S. Natural Touch Product Line generated net sales of approximately $6.9 million in the year ended December 31, 1996. The Company does not believe that the disposition of the U.S. Natural Touch Product Line has had a material impact on the Company's results of operations.

LEGAL PROCEEDINGS

  The Company is currently a party to various claims and legal actions which arise in the ordinary course of business. The Company believes such claims and legal actions, individually or in the aggregate, will not have a material adverse effect on the business, financial condition or results of operations of the Company. The Company carries insurance coverage in the types and amounts that management considers reasonably adequate to cover the risks it faces in the industry in which it competes. There can be no assurance, however, that such insurance coverage will be adequate to cover all losses which the Company may incur in future periods.

  In connection with the Barnes-Hind Acquisition, Pilkington agreed, subject to certain limitations, to retain responsibility for, and indemnify the Company from and against, certain litigation and other claims. Notwithstanding these contractual agreements, the Company could be pursued in the first instance by third parties with respect to certain indemnified matters, subject to the Company's right to seek indemnification from such seller. Management does not currently believe that any such matter will have a material adverse effect on the business or financial condition of the Company.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information with respect to the Directors, executive officers and certain key employees of the Company.

          NAME           AGE                           POSITION
          ----           ---                           --------
Stephen G. Pagliuca.....  42 Chairman of the Board
Kevin J. Ryan...........  56 President, Chief Executive Officer and Director
Edward J. Kelley........  49 Vice President, Finance, Chief Financial Officer and Director
Raleigh S. Althisar,
 Jr. ...................  47 Vice President, Worldwide Manufacturing
Ronald J. Artale........  47 Vice President and Controller
Lawrence L. Chapoy......  53 Vice President, Research & Development
William M. Flynn........  39 Vice President, Pan Asia
Joseph F. Foos..........  45 Vice President, Scientific Affairs
George H. McCrary.......  54 Vice President, Americas
Daniel M. Roussel.......  47 Vice President, Europe
Thomas F. Steiner.......  52 Vice President, Marketing
Adam W. Kirsch..........  35 Executive Vice President and Director
John W. Maki............  36 Vice President and Director
John J. O'Malley........  49 Director

  The Company has identified two candidates to serve as additional members of the Company's Board of Directors, neither of whom are affiliated with the Company or any of its principal stockholders. The Company anticipates that they will be appointed to the Board within 30 days after the consummation of this Offering.

  Mr. Pagliuca has been Chairman of the Board of the Company since its incorporation. Mr. Pagliuca has been a Managing Director of Bain Capital since May 1993 and a general partner of Bain Venture Capital since 1989, where he founded Information Partners. Prior to joining Bain Venture Capital, Mr. Pagliuca was a partner at Bain & Company, where he provided strategic and operational advice for clients in the healthcare and information industries. He also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca serves as Chairman of the Board of Dade International Inc. and Physio-Control International Corporation. He also serves as a director of several other companies including Coram Healthcare Corporation, Gartner Group, Inc., Medical Specialties Group, Inc. and Physician Quality Care.

  Mr. Ryan has served as President, Chief Executive Officer and a Director of the Company since June 1995. From 1991 to 1995, Mr. Ryan was President of BioSource Genetics Corporation. From 1987 to 1990, Mr. Ryan served as President of the Barnes-Hind contact lens business; from 1983 to 1987, as President of Revlon VisionCare (a division of Revlon, Inc.); and from 1978 to 1983, as President of Barnes-Hind (then a part of Revlon VisionCare).

  Mr. Kelley has served as Vice President, Finance, Chief Financial Officer and a Director of the Company since June 1995. Prior to joining the Company, Mr. Kelley served as the President, Asia Pacific and Latin America of Barnes-Hind and its Chief Financial Officer. Prior to joining Barnes-Hind, Mr. Kelley held positions of increasing responsibility with Simon & Schuster, Revlon Health Care and Peat Marwick Mitchell & Company.

  Mr. Althisar, Jr. has served as Vice President, Worldwide Manufacturing of the Company since October 1996. Prior to joining the Company, Mr. Althisar served as Executive Vice President, Worldwide Manufacturing of Barnes-Hind. Prior thereto, he held positions of increasing responsibility with the Sola division of Barnes-Hind, Syntex Ophthalmics, Retail Optical Management and Milton Roy Ophthalmics.

  Mr. Artale has served as Vice President of the Company since February 1997 and Controller since March 1996. Prior to joining the Company, Mr. Artale served as Corporate Vice President, Planning with Simon & Schuster. In addition, Mr. Artale has held positions of increasing responsibility with Revlon VisionCare, including Vice President, Finance for Barnes-Hind.

  Mr. Chapoy has served as Vice President, Research & Development of the Company since 1993. Prior to joining the Company, Dr. Chapoy spent eight years with Montedison Chemical Company as a Project Researcher and fifteen years as a Chemical Engineering Professor at the Polytechnic University of Denmark. In these positions, Dr. Chapoy conducted and managed research in a variety of materials science related areas. Dr. Chapoy holds more than 25 patents, has authored more than 75 publications and presented over 100 lectures during the course of his career.

  Mr. Flynn has served as the Vice President, Pan Asia of the Company since 1994. Prior to being named to his current position, Mr. Flynn served as International Finance Manager for two years and in other positions in the Finance Department of Schering-Plough Corporation for two years. In addition, Mr. Flynn held a variety of finance positions with Prudential Insurance Company of America and RCA Records.

  Mr. Foos has served as Vice President, Scientific Affairs of the Company since 1994. Mr. Foos joined Wesley Jessen in 1987 and has served as Manager, Quality for two years, Project Manager for Research and Development Pilot Manufacturing and various other positions of increasing responsibility.

  Mr. McCrary has served as Vice President, Americas of the Company since 1996. Prior to joining the Company, Mr. McCrary held the position of Senior Vice President of Sales, Marketing and Distribution for Foster Grant Corporation and prior to that, Vice President Sales and Marketing, Consumer Products Division for Revlon VisionCare. Before joining Revlon VisionCare, he held sales and marketing positions of increasing responsibility with the Warner-Lambert Company.

  Mr. Roussel has served as Vice President, Europe for Wesley Jessen since 1995. Mr. Roussel opened the Company's French subsidiary and served for three years as General Manager Wesley Jessen, France. Previously, Mr. Roussel held positions in marketing and sales with Schering-Plough in Hong Kong, Japan and Portugal. Mr. Roussel also worked as Regional Director, Asia Pacific, for Goupit Labs based in Hong Kong.

  Mr. Steiner has served as Vice President, Marketing of the Company since 1996. Mr. Steiner has served in various marketing-related positions since joining the Company in 1982. Prior to joining the Company, Mr. Steiner worked at Sara Lee Corporation for seven years as Group Product Manager and Project Research Manager. Mr. Steiner also worked at J. Walter Thompson Company as Associate Research Director.

  Mr. Kirsch has been Executive Vice President of the Company since June 1995 and a Director of the Company since its incorporation. Mr. Kirsch has been a Managing Director of Bain Capital since May 1993 and a general partner of Bain Venture Capital since 1990. Mr. Kirsch joined Bain Venture Capital in 1985 as an associate, and prior to joining Bain Venture Capital, Mr. Kirsch was a consultant at Bain & Company, where he worked in mergers and acquisitions. He serves on the board of several companies including Therma-Wave, Inc., Stage Stores, Inc., Brookstone, Inc. and Dade International Inc.

  Mr. Maki has been a Director of the Company since November 1996 and a Vice President of the Company since June 1995. Mr. Maki is currently a Managing Director of Technology Directors II, LLC. Mr. Maki was a Principal at Bain Capital from 1995 to July 1997 and was an associate at Bain Capital from 1993 to 1995 and at Bain Venture Capital from 1988 to 1993. Prior to joining Bain Venture Capital, Mr. Maki was a consultant at Bain & Company, where he specialized in healthcare and consumer product companies. He also serves on the board of Medical Specialties Group, Inc. and Biosource Technologies, Inc.

  Mr. O'Malley has been a Director of the Company since November 1996. Mr. O'Malley has been an Executive Vice President of Bain Capital since 1993. From 1991 to 1993, Mr. O'Malley was President and

Chief Executive Officer of Robertson Ceco, an international construction products and engineering company. From 1986 to 1991, he was Executive Vice President of HMK Group Inc., a diversified manufacturing and services company. Mr. O'Malley is also a director of Physio-Control International Corporation, GS Industries, Inc. and Medical Specialties Group, Inc.

  Directors of the Company are currently elected annually by its stockholders to serve during the ensuing year or until their respective successors are duly elected and qualified. Executive officers of the Company are duly elected by the Board of Directors to serve until their respective successors are elected and qualified. There are no family relationships between any of the Directors or executive officers of the Company.

  The Board is divided into three classes, as nearly equal in number as possible, with each Director serving a three-year term and one class being elected at each year's annual meeting of stockholders. The Company's By-laws provide that Directors shall be elected by a plurality vote, with no cumulative voting. Mr. Maki is in the class of directors whose term expires at the 1998 annual meeting of the Company's stockholders. Messrs. Kirsch and Kelley are in the class of directors whose term expires at the 1999 annual meeting of the Company's stockholders. Messrs. Pagliuca, Ryan and O'Malley are in the class of directors whose term expires at the 2000 annual meeting of the Company's stockholders. At each annual meeting of the Company's stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms and until their respective successors are elected and qualified.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation paid or accrued for the years ended December 31, 1996 and 1995 for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of the end of the last fiscal year (the "Named Executives"). The amounts shown include the combined compensation for services in all capacities that were provided to the Predecessor from January 1, 1995 through June 28, 1995, and to the Company from June 29, 1995 through December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                  COMPENSATION
                                    ANNUAL COMPENSATION              AWARDS
                          --------------------------------------- ------------
                                                       OTHER       SECURITIES
        NAME AND                                      ANNUAL       UNDERLYING   ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY   BONUS(A) COMPENSATION(B)   OPTIONS    COMPENSATION
   ------------------     ---- --------- -------- --------------- ------------ ------------
Kevin J. Ryan(c)........  1996 $ 250,008 $590,000      $ --          126,398      $1,800(e)
President and Chief       1995   127,885  125,000        --        1,018,202         720(e)
 Executive Officer
Edward J. Kelley(d).....  1996  $175,000 $417,500      $ --           35,800      $  688(e)
Chief Financial Officer   1995    83,574   87,500        --          234,969         145(e)
 and Vice President,
 Finance
Lawrence L. Chapoy......  1996 $146,100  $216,228      $ --            5,592      $  841(e)
Vice President, Research  1995   143,100   10,000        --           67,137       5,870(f)
 & Development
Daniel M. Roussel.......  1996 $ 133,843 $184,703      $ --           15,621      $  --
Vice President, Europe    1995   127,339   20,000        --          134,271         --
Thomas F. Steiner.......  1996 $ 120,000 $177,600      $ --           16,103      $  668(e)
Vice President,           1995   120,000   18,000        --          100,698       9,404(g)
 Marketing

--------
(a) Reflects bonuses received by such Named Executives as a result of the Company meeting certain performance targets in such fiscal year. Bonuses for 1996 also include payments made under the Company's profit sharing plan in the following amounts: Mr. Ryan--$15,000; Mr. Kelley--$15,000; Mr. Chapoy--$14,610; and Mr. Steiner--$12,000. Mr. Roussel is not eligible to participate in such plan.

(b) None of the perquisites and other benefits paid to each Named Executive in 1996 or 1995 exceeded 10% of the total annual salary and bonus received by such Named Executive during that year.
(c) Mr. Ryan commenced employment with the Company in June 1995.
(d) Mr. Kelley commenced employment with the Company in June 1995.
(e) Reflects premium payments made by the Company on behalf of such Named Executives for life and long-term disability insurance as follows: Mr. Kelley--$435; Mr. Chapoy--$554; and Mr. Steiner--$403; and premium payments for long-term disability insurance as follows: Mr. Kelley--$253; Mr. Chapoy--$287; and Mr. Steiner--$265.
(f) Includes $5,329 paid by Schering-Plough under its Profit Sharing Plan prior to the Wesley Jessen Acquisition and $541 as a result of premium payments made by the Company on behalf of Mr. Chapoy for life insurance.
(g) Includes $9,003 paid by Schering-Plough under its Profit Sharing Plan prior to the Wesley Jessen Acquisition and $401 as a result of premium payments made by the Company on behalf of Mr. Steiner for life insurance.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information regarding stock options granted by the Company to the Named Executives during the Company's last fiscal year (giving effect to the Reclassification and the Stock Split):

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                       % OF TOTAL                                   ANNUAL RATES OF
                           NUMBER OF    OPTIONS               MARKET                  STOCK PRICE
                          SECURITIES   GRANTED TO  EXERCISE   PRICE                APPRECIATION FOR
                          UNDERLYING   EMPLOYEES      OR        ON                  OPTION TERM(D)
                            OPTIONS    IN FISCAL  BASE PRICE DATE OF  EXPIRATION ---------------------
          NAME           GRANTED(#)(A)    YEAR    ($/SHARE)  GRANT(B)  DATE(C)     5%($)     10%($)
          ----           ------------- ---------- ---------- -------- ---------- --------- -----------
Kevin J. Ryan...........    126,398       21.8%     $7.24     $7.24    10/21/06  $ 575,320 $ 1,457,665
Edward J. Kelley........     35,800        6.2       7.24      7.24    10/21/06    162,949     412,858
Lawrence L. Chapoy......      5,592        1.0       7.24      7.24    10/21/06     25,454      64,492
Daniel M. Roussel.......     15,621        2.7       7.24      7.24    10/21/06     71,100     180,144
Thomas F. Steiner.......     16,103        2.8       7.24      7.24    10/21/06     73,296     185,708

--------
(a) Options were immediately exercisable on the date of grant.
(b) Market price was determined in good faith by the Company's Board of Directors on the date of grant.
(c) Options will expire the earlier of 30 days after the date of termination or October 21, 2006.
(d) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the Securities and Exchange Commission (the "Commission"). Actual gains, if any, on stock option exercises depend on future performance of the Company's stock and overall market conditions. At an annual rate of appreciation of 5% per year for the option term, the price of the Common Stock would be approximately $11.79 per share. At an annual rate of appreciation of 10% per year for the option term, the price of the Common Stock would be approximately $18.77 per share.

FISCAL YEAR-END OPTION VALUES

  The following table sets forth information concerning options outstanding at the end of the last fiscal year held by the Named Executives (giving effect to the Reclassification and the Stock Split). There were no options exercised in the last fiscal year for securities of the Company.

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                        OPTIONS AT FY-END (#)       OPTIONS AT FY-END ($)
                         SHARES ACQUIRED    VALUE     ------------------------- -----------------------------
          NAME           ON EXERCISE (#) REALIZED ($) UNEXERCISABLE/EXERCISABLE UNEXERCISABLE/EXERCISABLE (A)
          ----           --------------- ------------ ------------------------- -----------------------------
Kevin J. Ryan...........       --            --            293,712/850,888          $3,517,445/$8,191,832
Edward J. Kelley........       --            --             58,742/212,027              703,489/2,009,351
Lawrence L. Chapoy......       --            --              17,902/54,827                214,386/538,632
Daniel M. Roussel.......       --            --             35,806/114,086              428,772/1,098,367
Thomas F. Steiner.......       --            --              26,852/89,949                321,579/844,662

--------
(a)Assumes a fair market value of the Common Stock at December 31, 1996 equal to $12.00 per share.

DIRECTOR COMPENSATION

  Directors of the Company currently do not receive a salary or an annual retainer for their services. The Company expects, however, that new non-employee Directors not otherwise affiliated with the Company or its stockholders will be paid an annual cash retainer of $10,000 and will be reimbursed for all reasonable expenses incurred in attending Board meetings. Such Directors will also be entitled to participate in the Company's 1997 Non-Employee Directors Stock Option Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

  Prior to the IPO, the Board of Directors of the Company (the "Board of Directors" or the "Board") had no formal committees. Immediately prior to the completion of the IPO, the Board of Directors established two committees: (i) an Audit Committee and (ii) a Compensation Committee.

  The Audit Committee makes recommendations to the Board of Directors regarding the independent auditors to be nominated for election by the stockholders and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and reviews such audit results. The Audit Committee is currently comprised of Messrs. Pagliuca, Kirsch and Maki. Price Waterhouse LLP presently serves as the independent auditors of the Company.

  The duties of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. In addition, the Compensation Committee reviews the President's recommendations on (i) compensation of all officers of the Company and (ii) adopting and changing major Company compensation policies and practices, and report its recommendations to the whole Board of Directors for approval and authorization. The Compensation Committee administers the Company's Stock Plans and is currently comprised of Messrs. Pagliuca and Kirsch. The Board may also establish other committees to assist in the discharge of its responsibilities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the IPO, the Company did not have a compensation committee. Instead, compensation decisions regarding the Company's executive officers were made by the Board of Directors. Messrs. Ryan and Kelley, both executive officers of the Company, serve on the Board of Directors of the Company. The compensation for both Messrs. Ryan and Kelley for the year ended December 31, 1996 was established pursuant to the terms of their respective employment agreements with the Company.

EMPLOYMENT AGREEMENTS

  On June 28, 1995, the Company and Kevin J. Ryan entered into an employment agreement (the "Employment Agreement"), pursuant to which Mr. Ryan agreed to serve as President and Chief Executive Officer of the Company for a period that will end with Mr. Ryan's resignation, death or disability, or upon termination by the Company, with or without cause. Under the Employment Agreement, Mr. Ryan will receive (i) an annual base salary equal to at least $250,000; (ii) an annual bonus based on the Company's achievement of certain targeted operating results; and (iii) certain fringe benefits. If Mr. Ryan's employment is terminated by the Company without cause (as defined therein), he will be entitled to receive his base salary and fringe benefits for 12 months following such termination in addition to his bonus for the year in which his employment was terminated, pro rated based on the number of days elapsed in the year, if he would have otherwise been entitled to receive such bonus had he not been terminated. Mr. Ryan has agreed not to compete with the Company for a period of one year following his termination of employment with the Company and not to disclose any confidential information at any time without the prior written consent of the Company.

  On June 28, 1995, Edward J. Kelley entered into an employment agreement with the Company containing substantially similar terms as those described above. Under such agreement, Mr. Kelley has agreed to serve as the Chief Financial Officer of the Company for (i) an annual base salary equal to at least $175,000; (ii) an annual bonus based on the Company's achievement of certain targeted operating results; and (iii) certain fringe benefits.

MANAGEMENT BONUS PLAN

  In May 1997, the Board of Directors adopted the Wesley Jessen Corporation Professional Incentive Plan for calendar year 1997 (the "Bonus Plan"). Under the Bonus Plan, participants will be eligible to earn an annual bonus upon the achievement of certain personalized operating achievement targets, which will be based on the Company's earnings per share. The annual bonus will be equal to a specified percentage of a participant's annual salary (the "Target Percentage"), subject to increase based on achievement beyond targeted levels. Bonuses under the Bonus Plan are not subject to any cap. Approximately 155 employees are expected to be eligible to participate in the Bonus Plan for the 1997 fiscal year, including each of the Named Executives.

STOCK OPTIONS

 1995 Stock Plan

  In connection with the Wesley Jessen Acquisition, the Board of Directors adopted the Wesley-Jessen Holding, Inc. 1995 Stock Purchase and Option Plan (the "1995 Stock Plan"), which authorized the grant of stock options, including options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code ("ISOs"), and sales of the Company's Class L Common Stock ("Class L Common") or Common Stock to current or future employees, directors, consultants or advisors of the Company or its subsidiaries. Under the 1995 Stock Plan (without giving effect to the Reclassification and Stock Split), the Board was authorized to sell any class or classes of Common Stock at any time prior to the termination of the 1995 Stock Plan in such quantity, at such price, on such terms and subject to such conditions as established by the Board up to an aggregate of 15,000 shares of Class L Common and 835,000 shares of Common Stock (including shares of Common Stock with respect to which options may be granted), subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. Giving effect to the Reclassification and Stock Split, an aggregate of 491,180 shares of Common Stock were sold to members of the Company's management and options to purchase an aggregate of 2,193,051 shares of Common Stock were granted under the 1995 Stock Plan. Stock and options sold or granted under the 1995 Stock Plan are subject to various restrictions that limit the transferability of such shares and subject such shares to repurchase at a predetermined price upon the termination of a participant's employment with the Company. The 1995 Stock Plan was terminated in 1996.

  The options granted under the 1995 Stock Plan consist of: (i) options to purchase an aggregate of 469,940 shares of Common Stock that vest in equal installments over a four-year period beginning on June 28, 1996 and options to purchase an aggregate of 313,293 shares of Common Stock that vest in equal installments over a five-year period beginning on April 5, 1996 (collectively, the "Time Vesting Options"), which have a weighted average exercise price of approximately $0.03 per share; (ii) options to purchase an aggregate of 704,909 shares of Common Stock that were immediately exercisable on the date of grant at an exercise price of approximately $1.18 per share; and (iii) options to purchase an aggregate of 704,909 shares of Common Stock that were immediately exercisable on the date of grant at an exercise price of approximately $2.34 per share. The Time Vesting Options become immediately exercisable in the event the Company is sold or if at any time after the Company completes an initial public offering, Bain Capital and its related investors cease to own at least 20% of the outstanding Common Stock.

 1996 Stock Plan

  On October 22, 1996, the Board of Directors and the stockholders of the Company adopted the Wesley-Jessen Holding, Inc. 1996 Stock Option Plan (the "1996 Stock Plan"). The 1996 Stock Plan authorizes the grant of stock options, including ISOs, to current and future employees, Directors, consultants and advisors of the Company or its subsidiaries. The 1996 Stock Plan authorizes the granting of stock options up to an aggregate of 424,519 shares of Common Stock, subject to adjustment upon the occurrence of certain events. The Company has granted options for all of the shares authorized by the 1996 Stock Plan. Options to purchase an aggregate of 267,872 shares of Common Stock were immediately exercisable on the date of grant at an exercise price of approximately $7.24 per share and options to purchase an aggregate of 156,647 shares of Common Stock vest in equal installments over a five-year period beginning on October 22, 1997, at an exercise price of approximately $7.24 per share. No additional options are currently available to be granted under the 1996 Stock Plan.

 1997 Stock Incentive Plan

  In connection with the IPO, the Board and stockholders of the Company approved the Wesley Jessen VisionCare, Inc. 1997 Stock Incentive Plan (the "1997 Stock Plan"). The 1997 Stock Plan is administered by a Compensation Committee (the "Committee"), composed of at least two Non-Employee Directors (as that term is defined in Rule 16b-3 under the Exchange Act), who will be appointed by the Board. Certain employees, advisors and consultants of the Company are eligible to participate in the 1997 Stock Plan (a "Participant"). The Committee is authorized under the 1997 Stock Plan to select the Participants and determine the terms and conditions of the awards under the 1997 Stock Plan. The 1997 Stock Plan provides for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Committee deems consistent with the purposes of the 1997 Stock Plan. An aggregate of 800,000 shares of Common Stock of the Company have been reserved for issuance under the 1997 Stock Plan, subject to certain adjustments reflecting changes in the Company's capitalization. The 1997 Stock Plan provides that Participants will be limited to receiving awards relating to no more than 50,000 shares of Common Stock per year. To date, options to purchase an aggregate of 266,700 shares of Common Stock have been granted under the 1997 Stock Plan.

  Options granted under the 1997 Stock Plan may be either ISOs or such other forms of non-qualified stock options ("NQOs") as the Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of (i) an ISO granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner") will be at least 110% of the fair market value of a share of common stock on the date of grant and (ii) an ISO granted to an individual other than a 10% Owner and an NQO will be at least 100% of the fair market value of a share of Common Stock on the date of grant.

  Options granted under the 1997 Stock Plan may be subject to time vesting and certain other restrictions at the sole discretion of the Committee. Subject to certain exceptions, the right to exercise an option generally will terminate at the earlier of (i) the first date on which the initial grantee of such option is not employed by the Company for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by the Company, the right to exercise all unexpired installments of such option shall be accelerated and shall vest as of the latest of the date of such death, the date of such permanent disability and the date of the discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 180 days after such date. If the holder of an option is terminated without cause, to the extent the option has vested, such option will be exercisable for 30 days after such date.

  All outstanding awards under the 1997 Stock Plan will terminate immediately prior to consummation of a liquidation or dissolution of the Company, unless otherwise provided by the Board. In the event of the sale of all or substantially all of the assets of the Company or the merger of the Company with another corporation, all restrictions on any outstanding awards will terminate and Participants will be entitled to the full benefit of their awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Board.

  The Board generally will have the power and authority to amend the 1997 Stock Plan at any time without approval of the Company's stockholders, subject to applicable federal securities and tax laws limitations (including regulations of the Nasdaq National Market).

EMPLOYEE STOCK PURCHASE PLAN

  The Wesley Jessen VisionCare, Inc. Employee Stock Discount Purchase Plan (the "Employee Stock Purchase Plan") was approved by the Board and stockholders prior to the consummation of the IPO. The Employee Stock Purchase Plan was established to give employees desiring to do so a convenient means of purchasing shares of Common Stock through payroll deductions. The Employee Stock Purchase Plan provides an incentive to participate by permitting purchases at a discounted price. The Company believes that ownership of stock by employees will foster greater employee interest in the success, growth and development of the Company.

  Subject to certain restrictions, each employee of the Company who is a U.S. resident or a U.S. citizen temporarily on location at a facility outside of the United States is eligible to participate in the Employee Stock Purchase Plan if he or she has been employed by the Company for more than six months. Participation is discretionary with each eligible employee. The Company has reserved 500,000 shares of Common Stock for issuance in connection with the Employee Stock Purchase Plan. Each eligible employee is entitled to purchase a maximum of 500 shares per year. Elections to participate and purchases of stock are made on a quarterly basis. Each participating employee contributes to the Employee Stock Purchase Plan by choosing a payroll deduction in any specified amount, with a minimum deduction of $10 per payroll period. A participating employee may increase or decrease the amount of such employee's payroll deduction, including a change to a zero deduction as of the beginning of any calendar quarter. Elected contributions are credited to participants' accounts at the end of each calendar quarter. In addition, employees may make lump sum contributions at the end of the year to enable them to purchase the maximum number of shares available for purchase during the plan year.

  Each participating employee's contributions are used to purchase shares for the employee's share account within 15 days after the last day of each calendar quarter. The cost per share is 85% of the lower of the closing price of the Company's Common Stock on the Nasdaq National Market on the first or the last day of the calendar quarter. The number of shares purchased on each employee's behalf and deposited in his/her share account is based on the amount accumulated in such participant's cash account and the purchase price for shares with respect to any month. Shares purchased under the Employee Stock Purchase Plan carry full rights to receive dividends declared from time to time. Under the Employee Stock Purchase Plan, any dividends attributable to shares in the employee's share account are automatically used to purchase additional shares for such employee's share account. Share distributions and share splits are credited to the participating employee's share account as of the record date and effective date, respectively. A participating employee has full ownership of all shares in such employee's share account and may withdraw them for sale or otherwise by written request to the Committee following the close of each calendar quarter. Subject to applicable federal securities and tax laws, the Board of Directors has the right to amend or to terminate the Employee Stock Purchase Plan. Amendments to the Employee Stock Purchase Plan will not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the Employee Stock Purchase Plan is terminated, the Committee is required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The 1997 Non-Employee Director Stock Option Plan (the "Director Option Plan") was adopted and approved by the Board and stockholders prior to the consummation of the IPO. The Director Option Plan was established to encourage stock ownership by certain Directors of the Company and to provide those individuals with an additional incentive to manage the Company in the shareholders' best interests and to provide a form of compensation that will attract and retain highly qualified individuals as members of the Board. The Director Option Plan provides for the granting of options to non-employee Directors, as defined, covering an aggregate of 250,000 shares of Common Stock of the Company, subject to certain adjustments reflecting changes in the Company's capitalization. To date, options to purchase an aggregate of 40,000 shares of Common Stock have been granted under the Director Option Plan.

  The Committee or the full Board is authorized under the Director Option Plan to make discretionary grants of options and determine the terms and conditions of such options. In addition, the Director Option Plan provides for an initial one- time grant of options to purchase 10,000 shares of Common Stock to each non-employee Director serving as a member of the Board upon the effectiveness of the Director Option Plan or to any new non-employee Director upon being elected to the Board. The Director Option Plan also provides that each non-employee Director shall automatically be granted options to purchase 2,000 shares of Common Stock upon each anniversary of such Director's election to the Board (which will be granted at the Company's next annual meeting of stockholders following such anniversary). The Director Option Plan requires that the exercise price for each option granted under the plan must equal 100% of the fair market value of the Company's Common Stock on the date the option is granted. The initial one-time grants are immediately exercisable and the annual grants will vest in three equal installments commencing on the first anniversary of the grant date. Nothing contained in the Director Option Plan or any agreement to be executed pursuant to the Director Option Plan will obligate the Company, its Board or its stockholders to retain an optionee as a Director of the Company.

WESLEY JESSEN RETIREMENT PLAN

  Substantially all full-time United States and Puerto Rico employees of the Company participate in the Wesley Jessen Cash Balance Pension Plan (the "Retirement Plan"), a defined benefit plan intended to qualify under Section 401(a) of the Code. The Retirement Plan became effective on January 1, 1996. The Retirement Plan is a cash balance plan whereby each participant's benefits are determined based on annual pay credits and interest credits made to each participant's account. In general, a participant becomes vested under the Retirement Plan upon completion of five years of service.

  Annual pay credits range from 3.0% to 6.0% of compensation, depending on a participant's length of service with the Company. Compensation refers to pension eligible earnings of a participant under the Retirement Plan (up to $150,000 for 1995, as limited by the Code), including base pay, overtime, and pre-tax deferrals, but excluding bonuses, stipends, special items such as allowances for living expenses and employer contributions to benefit plans.

  Interest credits are based on a participant's account balance on the last day of each calendar month and the plan's interest credit rate. This interest credit rate is determined for each calendar quarter and equals the value as of the immediately preceding calendar quarter of the average yield on 30-day Treasury bills for the week in which each day falls, subject to a 4.0% minimum and 12.0% maximum rate.

  No pay or interest credits are granted under the Retirement Plan for periods of employment prior to June 29, 1995. However, service is calculated from date of hire for the purpose of determining the level of pay credit for the plan year. The normal retirement age under the plan is age 65. Benefits are computed on a straight line basis. The Company contributes actuarially determined amounts to fund benefits under the Retirement Plan within regulatory minimum requirements and maximum tax deductible limits.

  The aggregate estimated annual benefits payable from the Retirement Plan to Messrs. Ryan, Kelley, Chapoy and Steiner upon normal retirement age is $6,070, $15,590, $11,964 and $29,109, respectively. Mr. Roussel is not eligible to participate in the Retirement Plan. Messrs. Ryan, Kelley, Chapoy and Steiner currently have approximately 2, 2, 4 and 14 years of credited service, respectively, under the Retirement Plan.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The table below sets forth certain information regarding the equity ownership of the Company (a) as of August 19, 1997 and (b) immediately following the Offering by: (i) each person or entity who beneficially owns five percent or more of the Common Stock; (ii) each Director and the Named Executives; (iii) each Selling Stockholder; and (iv) all Directors and executive officers of the Company as a group. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                           SHARES OF COMMON STOCK                  SHARES OF COMMON STOCK
                             BENEFICIALLY OWNED                      BENEFICIALLY OWNED
                            PRIOR TO THE OFFERING                  AFTER THE OFFERING(1)
                          -------------------------                ----------------------
                                        PERCENTAGE                            PERCENTAGE
                                            OF                                    OF
                             NUMBER     OUTSTANDING     SHARES     NUMBER OF  OUTSTANDING
          NAME              OF SHARES     SHARES    OFFERED HEREBY   SHARES     SHARES
          ----            ------------- ----------- -------------- ---------- -----------
PRINCIPAL STOCKHOLDERS:
Bain Capital Funds......  12,661,843(2)    73.9%      2,927,065     9,734,778    55.1%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, Massachusetts
 02116
DIRECTORS AND EXECUTIVE
 OFFICERS:
Stephen G.                   12,641,843    73.9%      2,927,065     9,714,778    55.0%
 Pagliuca(3)(4).........
Kevin J. Ryan(5)(6).....      1,185,739     6.6%         25,000     1,160,739     6.3%
Edward J. Kelley(7).....        310,592     1.8%         25,000       285,592     1.6%
Lawrence L. Chapoy(8)...         70,586      *              --         70,586       *
Daniel M. Roussel(9)....        145,601      *              --        145,601       *
Thomas F. Steiner(10)...        113,588      *              --        113,588       *
Adam W. Kirsch(3)(4)....     12,641,843    73.9%      2,927,065     9,714,778    55.0%
John W. Maki(3)(4)......      1,696,868     9.9%        350,735     1,346,133     7.6%
John J. O'Malley(3)(4)..      1,696,868     9.9%        350,735     1,346,133     7.6%
All Directors and
 executive officers as a
 group (14 persons)(11).     14,748,129    78.4%      2,977,065    11,771,064    61.1%
OTHER SELLING
 STOCKHOLDERS:
BT Investment Partners,         691,068     4.0%        174,391       516,677     2.9%
 Inc.(12)...............
Combined Jewish
 Philanthropies(13).....        129,242      *          129,242           --      --
Corporation of the
 President of the Church
 of Jesus Christ of
 Latter- Day Saints(13).         93,668      *           93,668           --      --
Fidelity Investments
 Charitable Gifts
 Fund(13)...............        125,634      *          125,634           --      --

--------
  * Represents less than one percent.
 (1) Assumes no exercise of the Underwriters' over-allotment option and does not give effect to any purchases, if any, by such persons named in the table in the Offering.
 (2) Includes: (i) 5,219,758 shares of Common Stock held by Bain Capital Fund IV, L.P. ("Fund IV"); 5,725,217 shares of Common Stock held by Bain Capital Fund IV-B, L.P. ("Fund IV-B"); 735,141 shares of Common Stock held by BCIP Associates ("BCIP"); and 951,727 shares of Common Stock held by BCIP Trust Associates, L.P. ("BCIP Trust" and collectively with Fund IV, Fund IV-B and BCIP, the "Bain Capital Funds") and (ii) currently exercisable options to purchase an aggregate of 30,000 shares granted to Messrs. Pagliuca, Kirsch and O'Malley pursuant to the Director Option Plan. Reflects the distribution of an aggregate of 348,544 shares to certain officers of Bain Capital and the subsequent donation to the institutions identified in the table prior to the Offering. See note
     (13).
 (3) Includes currently exercisable options to purchase 10,000 shares of Common Stock issued to such person pursuant to the Director Option Plan.

 (4) Messrs. Pagliuca, Kirsch, Maki and O'Malley are each Directors of the Company. Messrs. Pagliuca and Kirsch are each Managing Directors of Bain Capital Investors, Inc. ("BCII") and limited partners of Bain Capital Partners IV, L.P., the sole general partner of Fund IV and Fund IV-B. BCII is the sole general partner of Bain Capital Partners IV, L.P. Accordingly, Messrs. Pagliuca and Kirsch may be deemed to beneficially own shares owned by Fund IV and Fund IV-B. Messrs. Pagliuca, Kirsch, Maki and O'Malley are each general partners of BCIP and BCIP Trust and, accordingly, may be deemed to beneficially own shares owned by such funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of such person is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.
 (5)The address of such person is c/o the Company, 333 East Howard Avenue, Des Plaines, Illinois 60018-5903.
 (6) Includes 923,792 shares of Common Stock that can be acquired through currently exercisable options. Certain of Mr. Ryan's shares are held by an individual retirement account for his sole benefit. The shares of Common Stock to be sold by Mr. Ryan will be issued by the Company as a result of the exercise of certain options held by him.
 (7) Includes 206,608 shares of Common Stock that can be acquired through currently exercisable options. Certain of Mr. Kelley's shares are held by an individual retirement account for his sole benefit. The shares of Common Stock to be sold by Mr. Kelley will be issued by the Company as a result of the exercise of certain options held by him.
 (8)Includes 59,302 shares of Common Stock that can be acquired through currently exercisable options.
 (9) Includes 123,037 shares of Common Stock that can be acquired through currently exercisable options.
(10) Includes 96,661 shares of Common Stock that can be acquired through currently exercisable options.
(11) Includes an aggregate of 1,712,337 shares of Common Stock that can be acquired through currently exercisable options held by the executive officers and Directors of the Company. Excluding the shares owned by the Bain Capital Funds that are attributed to Messrs. Pagliuca, Kirsch, Maki and O'Malley, the Directors and executive officers of the Company as a group would own 2,116,290 shares of Common Stock, representing approximately 11.3% of the outstanding Common Stock prior to the Offering.
(12) BT Investment Partners, Inc. ("BTIP") is a limited partner in Fund IV-B. Shares listed in the table do not include any shares which BTIP may be deemed to hold as a result of such position.
(13) Represents shares received by such institutions as a result of charitable contributions by certain principals of Bain Capital. Such institutions have indicated their desire to participate in the Offering.

                             CERTAIN TRANSACTIONS

ADVISORY AGREEMENT

  On June 28, 1995, the Company entered into an Advisory Agreement with Bain Capital pursuant to which Bain Capital agreed to provide management consulting, advisory services and support, negotiation and analysis of financial alternatives, acquisitions and dispositions and other services agreed upon by the Company and Bain Capital. Messrs. Pagliuca, Kirsch and O'Malley are all Directors of the Company. Messrs. Pagliuca and Kirsch are each Managing Directors of Bain Capital and Mr. O'Malley is an Executive Vice President of Bain Capital. Pursuant to the Advisory Agreement, the Company agreed to pay Bain Capital: (i) a financial advisory fee of $600,000, plus out-of-pocket expenses of $52,000, at the closing of the Wesley Jessen Acquisition; (ii) an annual fee of $1.0 million, plus reasonable out-of-pocket expenses, for ongoing management, consulting and financial services; and (iii) a transaction fee equal to 1.0% of the amount of any future financing (whether debt or equity) incurred by the Company or any subsidiary of the Company in connection with any future acquisition. From June 29, 1995 to October 2, 1996, the Company paid Bain Capital $1.25 million in financial advisory fees under such agreement. At the time of the Barnes-Hind Acquisition, the Company and Bain Capital entered into an Amended and Restated Advisory Agreement (the "Advisory Agreement"), pursuant to which Bain Capital provides similar services to the Company and its subsidiaries. In exchange for such services, Bain receives: (i) a quarterly management fee of not more than $500,000, plus reasonable out-of-pocket expenses; and (ii) a transaction fee in connection with the consummation of each acquisition, divestiture or financing by the Company or its subsidiaries in an amount equal to 1.0% of the aggregate value of such transaction. In addition, the Company paid Bain Capital a fee of approximately $3.0 million, plus its out-of-pocket expenses, in connection with the structuring of the Bank Credit Agreement used to finance the Barnes-Hind Acquisition. The Advisory Agreement has an initial term ending on January 31, 2004, subject to automatic one-year extensions unless the Company or Bain Capital provides written notice of its desire not to extend such term. The Company believes that the fees paid for the professional services rendered are at least as favorable to the Company as those which could be negotiated with a third party.

STOCKHOLDERS AGREEMENT

  On October 22, 1996, the Company, the Bain Capital Funds (and their related investors) and BTIP entered into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement (i) provides that BTIP may not sell, transfer or otherwise dispose of any shares of its Common Stock without the prior written approval of holders representing a majority of the shares currently held by the Bain Capital Funds and its related investors (collectively, the "Bain Group"); (ii) grants BTIP certain participation rights in connection with certain transfers made by the Bain Group; and (iii) requires BTIP to consent to a sale of the Company to an independent third party if such sale is approved by holders representing a majority of the shares held by the Bain Group. In addition, the Company agreed not to issue any shares of its capital stock at a price per share below fair market value (as determined in good faith by the Board) other than: (i) to employees, directors or consultants of the Company or its subsidiaries (excluding Bain Capital, its employees and its affiliates); (ii) as consideration (in whole or in part) for an acquisition; (iii) to each of the Company's then existing stockholders, on a pro rata basis; or (iv) upon the exercise or conversion of any then outstanding securities or issued thereafter in accordance with the foregoing provisions. The Stockholders Agreement terminated upon the consummation of the IPO.

SALES OF COMMON STOCK TO NAMED EXECUTIVES

  Effective as of June 28, 1995 and pursuant to the 1995 Stock Plan, the Company sold shares of its capital stock to certain executive officers of the Company. Kevin J. Ryan, President and Chief Executive Officer, purchased 7,500 shares of Class L Common and 67,500 shares of Common Stock for an aggregate amount equal to $135,944 (in each case without giving effect to the Reclassification or Stock Split). All sales to other executive officers of the Company involved amounts less than $60,000.

INDEMNIFICATION AGREEMENTS

  In connection with the IPO, the Company entered into agreements to provide indemnification for its Directors and executive officers in addition to the indemnification provided for in the Company's Restated Certificate and By-laws of the Company.

LOAN TO EXECUTIVE OFFICER

  On May 7, 1997, the Company loaned Mr. Ryan $1.2 million pursuant to the terms of an unsecured promissory note bearing interest at an annual rate of 8%, payable quarterly. The note is due on the earlier of (i) May 9, 2002, (ii) the date Mr. Ryan ceases to be employed by the Company or (iii) the date Mr. Ryan disposes of any shares of Common Stock held by him. In connection with this Offering, the Company has waived the requirement that Mr. Ryan repay such loan pursuant to clause (iii) above.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

BANK CREDIT AGREEMENT

  In connection with IPO, the Company (i) refinanced and retired all remaining indebtedness under the then existing bank credit agreement with a portion of the proceeds of the IPO and (ii) entered into the Bank Credit Agreement. The Bank Credit Agreement consists of a term loan facility of $65.0 million and a revolving credit facility of $35.0 million (with a $17.0 million letter of credit sublimit). Loans made under the Bank Credit Agreement are made directly to the Company's principal operating subsidiary, Wesley Jessen Corporation ("WJC"), and are guaranteed by the Company and each of its domestic subsidiaries (other than WJC). The loans under the Bank Credit Agreement are secured. As of June 28, 1997, the Company had outstanding borrowings of $72.0 million under the Bank Credit Agreement.

  Loans made under the Bank Credit Agreement bear interest at a rate per annum equal to, at the Company's option, (i) the Base Rate plus the Applicable Margin or (ii) the Eurodollar Rate plus the Applicable Margin (as each term is defined in the Bank Credit Agreement). The Applicable Margin for the Base Rate loans varies from 0% to 0.75% and the Applicable Margin for Eurodollar loans varies from 0.75% to 1.75%. The Applicable Margin for a particular borrowing is based on the Company's Leverage Ratio (as defined in the Bank Credit Agreement) and the type of loan. At June 28, 1997, the Company's weighted average interest rate for borrowings under the Bank Credit Agreement is 6.74%.

  The term loans under the Bank Credit Agreement are subject to quarterly amortization payments over the life of the Bank Credit Agreement commencing in March 1998 and maturing in 2002. In addition, the Bank Credit Agreement provides for mandatory repayments of the term loans, subject to certain exceptions, with a portion of the (i) net proceeds from a sale of assets by the Company; (ii) net proceeds from an issuance of debt by the Company; (iii) net proceeds from an issuance of equity of the Company; and (iv) certain excess cash flow. Once the term loans have been repaid under the Bank Credit Agreement, the term loans are not be permitted to be reborrowed.

  The revolving loans under the Bank Credit Agreement mature in 2002. The revolving loans are able to be repaid and reborrowed. Availability under the Bank Credit Agreement is subject to an unused commitment fee which is a percentage of the unutilized revolving loan commitment. This percentage varies from 0.3% to 0.5% based on the Company's Leverage Ratio.

  The Bank Credit Agreement contains restrictive covenants, financial tests and events of default that are customary for this type of financing.

  The Company currently anticipates entering into the Amended Bank Agreement to (i) increase the total borrowing availability thereunder to a maximum of $135 million, (ii) modify the requirement that at least 50% of the net proceeds of the Offering be used to repay indebtedness thereunder to facilitate repayment of the Pilkington Note, (iii) convert all remaining term loan borrowings into revolving loans and (iv) reduce the interest rate thereunder. There can be no assurance, however, that the Company will be able to amend the Bank Credit Agreement on the foregoing terms or at all.

PILKINGTON NOTE

  The Pilkington Note bears interest at 8.0% per annum, payable-in-kind, and matures on February 1, 2005 or on any date that Bain Capital and its affiliates (i) cease to beneficially own at least 25% of the Company's voting stock or (ii) receive any proceeds from the sale of any of their shares of Common Stock in a public offering. The Pilkington Note was issued by the Company on October 2, 1996 in connection with the Barnes-Hind Acquisition and is expected to be repaid from a portion of the net proceeds to the Company from the Offering. The Company expects that the outstanding principal amount of the Pilkington Note will be reduced by $1.6 million as a result of a purchase price adjustment related to the Barnes-Hind Acquisition.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

  The total amount of authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Serial Preferred Stock"). As of June 28, 1997, the Company had 17,097,028 shares of Common Stock issued and outstanding and no shares of Serial Preferred Stock issued and outstanding. After giving effect to the Offering, the Company will have 17,647,028 shares of Common Stock outstanding. As of June 28, 1997, the Company had 85 stockholders of record. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate and the By-laws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

  The Restated Certificate and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

  The issued and outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company in connection with the Offering will be, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Serial Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Serial Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

  The Common Stock is included for trading on the Nasdaq National Market under the symbol "WJCO."

SERIAL PREFERRED STOCK

  The Company's Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Serial Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Serial Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Serial Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Serial Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of Directors then in office, the Board of Directors of the Company, without stockholder approval, may issue shares of Serial Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. There are no shares of Serial Preferred Stock outstanding, and the Company has no present intention to issue any shares of Serial Preferred Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Restated Certificate provides for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

  The Restated Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate and the By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the Chief Executive Officer of the Company. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

  The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board.

  Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

  The Restated Certificate and By-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certificate and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

  Following the consummation of the Offering, the Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a Person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Restated Certificate limits the liability of Directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate provides that the Company shall indemnify Directors and officers of the Company to the fullest extent permitted by such law. In connection with the IPO, the Company entered into indemnification agreements with its current Directors and executive officers and expects to enter into a similar agreement with any new Directors or executive officers. The Company obtained the directors' and officers' insurance prior to the completion of the IPO.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the IPO, there was no market for the Common Stock of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors-- Shares Eligible for Future Sale."

  The Company currently has 17,097,028 shares of Common Stock outstanding. After giving effect to the Offering, the Company will have 17,647,028 shares of Common Stock outstanding. In addition, 2,874,270 shares of Common Stock are issuable upon the exercise of outstanding stock options. Of the shares outstanding after the Offering, 6,914,563 shares of Common Stock (7,514,563 shares if the Underwriters' over-allotment is exercised in full) are freely tradeable without restriction under the Securities Act, except for any such shares which may be held or acquired by an "affiliate" of the Company (an "Affiliate"), as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. An aggregate of 10,732,465 shares of Common Stock held by existing stockholders of the Company upon completion of the Offering will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144 and Rule 701 under the Securities Act.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from the Company or the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 176,470 shares immediately after the Offering) or the average weekly reported volume of trading of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through "brokers' transactions" or in transactions directly with a "market maker" (as such terms are defined in Rule 144). Sales under Rule 144 are also subject to certain requirements regarding providing notice of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares in the public market without regard to the volume limitations and other restrictions described above. Approximately 9,791,894 shares of Common Stock are currently eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions described above.

  Rule 701 provides that "restricted securities" issued by the Company in transactions meeting the conditions set forth in Rule 701 are eligible to be resold in the public market 90 days after the Company becomes subject to the reporting requirements of the Exchange Act. In making such sales, Affiliates must comply with the current public information, volume limitation, manner of sale and notice provisions of Rule 144 and nonaffiliates must comply with the manner of sale provision of Rule 144. In general, Rule 701 requires that offers and sales of an issuer's securities be: (i) made pursuant to a written compensatory benefit plan or a written contract relating to the compensation of such issuer's employees, officers, directors or consultants (a copy of which must be delivered to such person) and (ii) limited in value to a certain aggregate amount during any 12-month period. The Company believes that 473,894 shares of Common Stock and 2,567,570 shares issuable upon the exercise of outstanding options held by employees of the Company are eligible to be sold in the public market pursuant to Rule 701.

  Notwithstanding the foregoing, the Company and its executive officers, Directors and certain existing stockholders, including the Selling Stockholders (who will collectively own 10,702,354 shares of Common Stock following the Offering), have agreed not to offer, sell, contract to sell or otherwise dispose of any Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, except, in the case of the Company and the Selling Stockholders, for the shares of Common Stock to be issued in connection with the Offering or pursuant to employee benefit plans existing on the date of this Prospectus and in the case of the executive officers, Directors and existing stockholders, for the shares of Common Stock sold in connection with the Offering (if any), sales or dispositions to the Company, certain permitted transfers to related parties that agree to be bound by the foregoing restrictions and certain permitted sales of shares acquired in the open market following the completion of the Offering.

REGISTRATION AGREEMENT

  The Company, the Bain Capital Funds (and their related investors) and BTIP have entered into a registration agreement (the "Registration Agreement"). Under the Registration Agreement, the holders of a majority of the registerable securities owned by the Bain Capital Funds and related investors have the right at any time, subject to certain conditions, to require the Company to register any or all of their shares of Common Stock under the Securities Act on Form S-1 (a "Long-Form Registration") or on Form S-2 or Form S-3 (a "Short-Form Registration") each on an unlimited number of occasions at the Company's expense. The Company is not required, however, to effect any such Long-Form Registration or Short-Form Registration within six months after the effective date of a prior demand registration and may postpone the filing of such registration for up to six months if the holders of a majority of the registerable securities agree that such a registration would reasonably be expected to have an adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in an acquisition, merger or similar transaction. In addition, all holders of registerable securities are entitled to request the inclusion of any shares of Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its securities under the Securities Act, subject to certain conditions. In connection with all such registrations, the Company has agreed to indemnify all holders of registerable securities against certain liabilities, including liabilities under the Securities Act. Beginning 90 days after the date of the Prospectus, the holders of an aggregate of 9,791,894 shares of Common Stock will have demand registration rights pursuant to the Registration Agreement. The Offering is being commenced as a result of the exercise of certain demand rights pursuant to the Registration Agreement.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), through their representatives, Alex. Brown & Sons Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Salomon Brothers Inc (the "Representatives") have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                      NUMBER OF
             UNDERWRITER                                               SHARES
             -----------                                              ---------
   Alex. Brown & Sons Incorporated................................... 1,000,000
   Merrill Lynch, Pierce, Fenner & Smith
    Incorporated..................................................... 1,000,000
   Bear, Stearns & Co. Inc........................................... 1,000,000
   Salomon Brothers Inc.............................................. 1,000,000
                                                                      ---------
   Total............................................................. 4,000,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the shares of Common Stock offered hereby if any of such shares are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.65 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the Offering, the public offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Selling Stockholders have granted to the Underwriters an option, exercisable at any time and from time to time during the 30-day period from the date of this Prospectus, to purchase up to an aggregate of 600,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the Offering. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.

  The Company, WJC and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company and its executive officers, Directors and certain existing stockholders, including all of the Selling Stockholders, have agreed not to offer, sell, contract to sell or otherwise dispose of any Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, except, in the case of the Company, for the shares of Common Stock to be issued in connection with the Offering or pursuant to employee benefit plans existing on the date of this Prospectus and in the case of the executive officers, Directors and existing stockholders, for the shares of Common Stock sold in connection with the Offering (if any), sales or dispositions to the Company, certain permitted transfers to related parties that agree to be bound by the foregoing restrictions and certain permitted sales of shares acquired in the open market following the completion of the Offering.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Bankers Trust New York Corporation and Alex. Brown Incorporated, the parent company of Alex. Brown & Sons Incorporated, have entered into a definitive agreement to merge and expect to consummate the transactions contemplated thereby by the fourth quarter of 1997, subject to customary closing conditions, including certain regulatory approvals and shareholder approvals. BTIP, an affiliate of Bankers Trust New York Corporation, is the beneficial owner of an aggregate of 691,068 shares of Common Stock of the Company and is a limited partner in Fund IV-B of the Bain Capital Funds. Both BTIP and the Bain Capital Funds are Selling Stockholders in the Offering. See "Principal and Selling Stockholders." Bankers Trust Company, an affiliate of Bankers Trust New York Corporation, is the administrative agent and a lender under the Bank Credit Agreement and is expected to be the administrative agent and a lender under the Amended Bank Agreement. See "Description of Certain Indebtedness."

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Common Stock in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  As permitted by Rule 103 under the Exchange Act, Underwriters or prospective Underwriters that are market makers (passive market makers) in the Common Stock may make bids for or purchases of shares of Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that (1) a passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (2) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for shares of Common Stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

  The Representatives each served as representatives of the several underwriters in the IPO.

                                    EXPERTS

  The financial statements of the Company at December 31, 1995 and 1996 and for the periods from June 29, 1995 through December 31, 1995 and the year ended December 31, 1996 and the financial statements of the Predecessor for the year ended December 31, 1994 and the period from January 1, 1995 through June 28, 1995 included in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The combined balance sheets of Pilkington Barnes Hind Group as of March 31, 1995 and 1996 and the combined statements of operations, parent company investment, and cash flows for each of the years then ended, included in this Prospectus, have been so included in reliance on the report, which includes explanatory paragraphs relating to substantial doubt about the entity's ability to continue as a going concern and the sale of certain assets and liabilities of the entity, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations). Certain current and former partners of Kirkland & Ellis collectively own 87,116 shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts. Kirkland & Ellis and Ropes & Gray have from time to time represented, and may continue to represent, certain of the Underwriters in connection with various legal matters and Bain Capital and certain of its affiliates (including the Company) in connection with certain legal matters.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material or any part thereof may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in the Offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof. The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission may be inspected at the public reference facilities referenced above.

                         INDEX TO FINANCIAL STATEMENTS

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)
                                AND SUBSIDIARIES

                                                                            PAGE
                                                                            ----
Report of Independent Accountants--Company................................  F-2
Report of Independent Accountants--Predecessor............................  F-3
Consolidated Balance Sheets of the Company at December 31, 1995 and 1996..  F-4
Consolidated Statements of Operations of the Predecessor for the year ended December 31, 1994 and for the period January 1, 1995 through June
 28, 1995 and of the Company for the period June 29, 1995 through December
 31, 1995 and for the year ended December 31, 1996........................  F-5
Consolidated Statements of Cash Flows of the Predecessor for the year ended December 31, 1994 and for the period January 1, 1995 through June
 28, 1995 and of the Company for the period June 29, 1995 through December
 31, 1995 and for the year ended December 31, 1996........................  F-6
Consolidated Statements of Changes in Stockholders' Deficit of the Company
 for the period June 29, 1995 through December 31, 1995 and for the year ended December 31, 1996..................................................  F-7
Notes to Consolidated Financial Statements................................  F-8

                        UNAUDITED INTERIM FINANCIAL DATA

Condensed Consolidated Balance Sheets at December 31, 1996 and June 28,
 1997 (unaudited).........................................................  F-30
Condensed Consolidated Statements of Operations for the three months and six months ended June 29, 1996 and June 28, 1997 (unaudited).............  F-31
Condensed Consolidated Statements of Cash Flows for the six months ended
 June 29, 1996 and June 28, 1997 (unaudited)..............................  F-32
Condensed Consolidated Statements of Changes in Stockholders' Equity
 (Deficit) for the period June 29, 1995 through December 31, 1995, for the year ended December 31, 1996 and for the six months ended June 28, 1997
 (unaudited)..............................................................  F-33
Notes to Condensed Consolidated Financial Statements......................  F-34

                                  BARNES-HIND

Report of Independent Accountants.........................................  F-40
Combined Balance Sheets at March 31, 1995 and 1996........................  F-41
Combined Statements of Operations for the years ended March 31, 1995 and
 1996.....................................................................  F-42
Combined Statements of Parent Company Investment for the years ended March
 31, 1995 and 1996........................................................  F-43
Combined Statements of Cash Flows for the years ended March 31, 1995 and
 1996.....................................................................  F-44
Notes to Combined Financial Statements....................................  F-45

                                  BARNES-HIND
                       (UNAUDITED INTERIM FINANCIAL DATA)

Condensed Combined Balance Sheet at October 1, 1996 (unaudited)...........  F-56
Condensed Combined Statements of Operations for the six months ended
 September 30, 1995 (unaudited) and for the period from April 1, 1996 through October 1, 1996 (unaudited)......................................  F-57
Condensed Combined Statements of Cash Flows for the six months ended
 September 30, 1995 (unaudited) and for the period from April 1, 1996 through October 1, 1996 (unaudited)......................................  F-58
Notes to Condensed Combined Interim Financial Data (unaudited)............  F-59

                  REPORT OF INDEPENDENT ACCOUNTANTS--COMPANY

To the Board of Directors and Stockholders of Wesley Jessen VisionCare, Inc.
 (formerly known as Wesley-Jessen Holding, Inc.)

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' deficit present fairly, in all material respects, the financial position of Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.) and its subsidiaries (the "Company") at December 31, 1995 and 1996, and the results of their operations and their cash flows for the period from June 29, 1995 (inception) through December 31, 1995 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Chicago, Illinois
February 28, 1997, except as to Note
3 which is as of March 17, 1997 and
Notes 1 and 2, which are as of March
20, 1997

                REPORT OF INDEPENDENT ACCOUNTANTS--PREDECESSOR

To the Board of Directors and Stockholders of Wesley Jessen VisionCare, Inc.
 (formerly known as Wesley-Jessen Holding, Inc.)

  In our opinion, the accompanying consolidated statements of operations and of cash flows present fairly, in all material respects, the results of operations and the cash flows of the Wesley-Jessen contact lens business of Schering-Plough Corporation (predecessor of Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.)--see Note 1) for the year ended December 31, 1994 and for the period from January 1, 1995 through June 28, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.) and its subsidiaries; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Chicago, Illinois
September 17, 1996

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

                          CONSOLIDATED BALANCE SHEETS
                                 AT DECEMBER 31

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                             ASSETS                                1995      1996
                             ------                              --------  --------
Current assets:
  Cash and cash equivalents..................................... $  2,522  $  7,073
  Accounts receivable--trade, net...............................   19,708    38,869
  Other receivables.............................................    1,684     5,155
  Inventories...................................................   25,654    69,139
  Deferred income taxes.........................................    6,040    20,119
  Prepaid expenses..............................................    3,313     9,531
  Assets held for sale..........................................      --      7,500
                                                                 --------  --------
    Total current assets........................................   58,921   157,386
                                                                 --------  --------
Property, plant and equipment, net..............................      893    10,125
Other assets....................................................      --      1,346
Deferred income taxes...........................................    4,315     4,227
Capitalized financing fees, net.................................    3,201     7,516
                                                                 --------  --------
    Total assets................................................ $ 67,330  $180,600
                                                                 ========  ========
             LIABILITIES AND STOCKHOLDERS' DEFICIT
             -------------------------------------
Current liabilities:
  Trade accounts payable........................................ $  7,405  $ 12,434
  Accrued compensation and benefits.............................    4,295    16,121
  Accrued advertising...........................................    3,823     3,751
  Other accrued liabilities.....................................    9,413    20,938
  Transition reserve............................................      --     18,894
  Income taxes payable..........................................    1,223     6,989
  Current portion of long-term debt.............................    2,500       --
                                                                 --------  --------
    Total current liabilities...................................   28,659    79,127
                                                                 --------  --------
Negative goodwill, net..........................................   11,361    10,577
Long-term debt..................................................   39,500   102,975
Other liabilities...............................................      --      1,213
                                                                 --------  --------
    Total liabilities...........................................   79,520   193,892
                                                                 --------  --------
Commitments and contingencies (Note 13).........................      --        --
Stockholders' deficit:
  Serial Preferred Stock, $.01 par value, 5,000,000 shares
   authorized, none issued or outstanding at December 31, 1996
   (Note 10)....................................................      --        --
  Class L Common Stock, $.01 par value, cumulative yield of
   12.5%, 600,000 shares authorized, 429,177 and none issued and outstanding at December 31, 1995 and 1996, respectively (Note
   1)...........................................................        4       --
  Common Stock, $.01 par value, 50,000,000 shares authorized,
   3,862,604 and 14,276,028 issued and outstanding at December
   31, 1995 and 1996, respectively (Note 1).....................       38       143
  Additional paid in capital....................................    7,483     7,654
  Accumulated deficit...........................................  (19,715)  (22,457)
  Cumulative translation adjustment.............................      --      1,368
                                                                 --------  --------
    Total stockholders' deficit.................................  (12,190)  (13,292)
                                                                 --------  --------
      Total liabilities and stockholders' deficit............... $ 67,330  $180,600
                                                                 ========  ========

   The accompanying notes are an integral part of these financial statements.

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     PREDECESSOR                 COMPANY
                                ----------------------  --------------------------
                                             JANUARY 1    JUNE 29
                                 YEAR ENDED   THROUGH     THROUGH      YEAR ENDED
                                DECEMBER 31, JUNE 28,   DECEMBER 31,  DECEMBER 31,
                                    1994       1995         1995          1996
                                ------------ ---------  ------------  ------------
Net sales.....................    $109,640   $ 51,019   $    54,315    $  156,752
                                  ========   ========   ===========    ==========
Operating costs and expenses:
  Cost of goods sold..........      65,591     20,871        19,916        43,152
  Cost of goods sold--
   inventory step-up (Note 6).         --         --         33,929        20,706
  Marketing and
   administrative.............      79,185     43,236        29,476        88,274
  Research and development....       9,843      4,569         2,524         7,178
  Amortization of intangibles.       5,472      2,736          (392)         (784)
                                  --------   --------   -----------    ----------
Loss from operations..........     (50,451)   (20,393)      (31,138)       (1,774)
Other (income) expense:
  Interest expense, net.......         --         --          2,599         5,385
  Financing charge............       7,172      3,511           --            --
  Other income, net...........        (202)    (1,360)          --         (3,051)
                                  --------   --------   -----------    ----------
Loss before income taxes and
 extraordinary loss...........     (57,421)   (22,544)      (33,737)       (4,108)
Income tax benefit............      26,935      9,401        14,022         3,037
                                  --------   --------   -----------    ----------
Net loss before extraordinary
 loss.........................     (30,486)   (13,143)      (19,715)       (1,071)
Extraordinary loss on early
 extinguishment of debt, net
 of related tax benefit of
 $1,093.......................         --         --            --         (1,671)
                                  --------   --------   -----------    ----------
Net loss......................    $(30,486)  $(13,143)  $   (19,715)   $   (2,742)
                                  ========   ========   ===========    ==========
Pro forma primary net loss per
 common share (Note 1):
  Net loss before
   extraordinary loss.........                          $     (1.37)   $    (0.07)
                                                        ===========    ==========
  Extraordinary loss, net of
   tax benefit................                          $       --     $    (0.12)
                                                        ===========    ==========
  Net loss....................                          $     (1.37)   $    (0.19)
                                                        ===========    ==========
  Weighted average common
   shares used in computation
   of pro forma primary net
   loss per common share......                           14,415,531    14,637,984
                                                        ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                    PREDECESSOR                 COMPANY
                               ----------------------  -------------------------
                                            JANUARY 1    JUNE 29
                                YEAR ENDED   THROUGH     THROUGH     YEAR ENDED
                               DECEMBER 31, JUNE 28,   DECEMBER 31, DECEMBER 31,
                                   1994       1995         1995         1996
                               ------------ ---------  ------------ ------------
Cash flows provided by (used
 in) operating activities:
  Net loss....................   $(30,486)  $(13,143)    $(19,715)    $ (2,742)
  Adjustments to reconcile net
   loss to net cash provided
   by (used in) operating
   activities:
    Extraordinary loss on
     early extinguishment of
     debt.....................        --         --           --         2,764
    Depreciation expense......      7,588      3,871          --           462
    Purchased inventory step-
     up.......................        --         --        33,929       20,706
    Amortization of intangible
     assets...................      5,472      2,736          --           --
    Amortization of
     capitalized financing
     fees.....................        --         --           291          699
    Amortization of negative
     goodwill.................        --         --          (392)        (784)
    Loss on disposal of
     property, plant and
     equipment................        142          6          --           187
  Changes in balance sheet
   items:
    Accounts receivable--
     trade....................      9,151      2,430          409        5,625
    Other receivables.........      1,836        455         (343)         799
    Inventories...............        561     (8,857)       4,668          402
    Deferred income taxes.....        --         --       (15,245)      (6,087)
    Prepaid expenses..........     (1,803)     1,457         (962)      (1,664)
    Other assets..............      1,358       (688)         --            83
    Trade accounts payable....      1,424     (1,388)      (1,614)      (4,690)
    Accrued liabilities.......     (1,907)     3,286        1,786        1,883
    Other liabilities.........        --         --           --           145
    Income taxes payable......        --         --         1,223        1,450
                                 --------   --------     --------     --------
Cash provided by (used in)
 operating activities.........     (6,664)    (9,835)       4,035       19,238
                                 --------   --------     --------     --------
Investing activities:
  Net assets acquired
   (exclusive of cash)........        --         --       (46,653)     (61,816)
  Capital expenditures........     (3,187)    (1,959)        (893)      (6,617)
  Proceeds from sale of
   property, plant and
   equipment..................        916        302          --           427
                                 --------   --------     --------     --------
Cash used in investing
 activities...................     (2,271)    (1,657)     (47,546)     (68,006)
                                 --------   --------     --------     --------
Financing activities:
  Issuance of stock...........        --         --         7,525          272
  Proceeds from long-term
   debt.......................        --         --        43,000      122,255
  Payment of financing fees...        --         --        (3,492)      (7,778)
  Payments of long-term debt..        --         --        (1,000)     (61,380)
  Advances from Schering-
   Plough, net................      7,652     11,272          --           --
                                 --------   --------     --------     --------
Cash provided by financing
 activities...................      7,652     11,272       46,033       53,369
                                 --------   --------     --------     --------
  Effect of exchange rates on
   cash and cash equivalents..        --         --           --           (50)
                                 --------   --------     --------     --------
  Net increase (decrease) in
   cash and cash equivalents..     (1,283)      (220)       2,522        4,551
Cash and cash equivalents:
  Beginning of period.........      3,818      2,535          --         2,522
                                 --------   --------     --------     --------
  End of period...............   $  2,535   $  2,315     $  2,522     $  7,073
                                 ========   ========     ========     ========
Supplemental disclosure of
 cash flow information:
  Cash paid during the period
   for interest...............   $    --    $    --      $  1,400     $  4,359
                                 ========   ========     ========     ========
  Cash paid during the period
   for taxes, net.............   $    --    $    --      $    --      $    744
                                 ========   ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                         STOCKHOLDERS' DEFICIT--COMPANY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              CLASS L
                           COMMON STOCK       COMMON STOCK    ADDITIONAL             CUMULATIVE      TOTAL
                          ----------------  -----------------  PAID IN   ACCUMULATED TRANSLATION STOCKHOLDERS'
                           SHARES   AMOUNT    SHARES   AMOUNT  CAPITAL     DEFICIT   ADJUSTMENT     DEFICIT
                          --------  ------  ---------- ------ ---------- ----------- ----------- -------------
Balance at June 29,
 1995...................       --   $ --           --   $--     $  --     $    --      $  --       $    --
Issuance of stock.......   429,177      4    3,862,604    39     7,739         --         --          7,782
Stock subscription
 receivable.............       --     --           --     (1)     (256)        --         --           (257)
Net loss................       --     --           --    --        --      (19,715)       --        (19,715)
                          --------  -----   ----------  ----    ------    --------     ------      --------
Balance at December 31,
 1995...................   429,177      4    3,862,604    38     7,483     (19,715)       --        (12,190)
Issuance of stock.......       823    --         7,396   --         15         --         --             15
Stock subscription
 receivable.............       --     --           --      1       256         --         --            257
Exchange of stock.......  (108,933)    (1)     220,582     2       --          --         --              1
Foreign currency
 translation adjustment.       --     --           --    --        --          --       1,368         1,368
Net loss................       --     --           --    --        --       (2,742)       --         (2,742)
Retroactive effect of
 February 12, 1997 Class
 L Common Stock
 Conversion (Note 1)....  (321,067)    (3)   1,460,517    15       --          --         --             12
Retroactive effect of
 February 12, 1997
 Common Stock Split
 (Note 1)...............       --     --     8,724,929    87      (100)        --         --            (13)
                          --------  -----   ----------  ----    ------    --------     ------      --------
Balance at December 31,
 1996...................       --   $ --    14,276,028  $143    $7,654    $(22,457)    $1,368      $(13,292)
                          ========  =====   ==========  ====    ======    ========     ======      ========




   The accompanying notes are an integral part of these financial statements.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Basis of presentation

  The consolidated financial statements for the period from June 29, 1995 to December 31, 1995 and for the year ended December 31, 1996 include the accounts of Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.), its wholly owned subsidiary, Wesley-Jessen Corporation, and Wesley-Jessen Corporation's wholly owned subsidiaries (collectively, the "Company").

 Description of business

  The Company's primary business activity is the research, development, manufacture, marketing and sale of conventional and disposable soft contact lenses in the United States and certain other countries. The Company is headquartered in Des Plaines, Illinois and operates in one business segment.

 Wesley Jessen Acquisition

  Effective June 29, 1995, Wesley-Jessen Corporation completed the acquisition (the "Wesley Jessen Acquisition") of the Wesley-Jessen contact lens business (the Predecessor) of Schering-Plough Corporation. As a result of the Wesley Jessen Acquisition, Wesley-Jessen Corporation acquired certain assets from Schering-Plough, consisting of manufacturing facilities in Des Plaines, Illinois and Cidra, Puerto Rico, a distribution facility in Chicago, Illinois, and a number of non-U.S. sales and service offices, assumed certain liabilities of the Predecessor, and paid certain acquisition costs directly attributable to the Wesley Jessen Acquisition (Note 3).

  The consolidated financial statements for the year ended December 31, 1994 and the period from January 1, 1995 to June 28, 1995 of the Predecessor present the "carve-out" results of operations and cash flows for the periods presented for the contact lens business of Schering-Plough purchased by the Company. The financial information of the Predecessor presented herein does not necessarily reflect what the results of operations and cash flows of the Wesley Jessen contact lens business would have been had it operated as a stand-alone entity during the periods covered and may not be indicative of future results of operations or cash flows.

 Initial Public Offering

  On February 19, 1997, the Company completed an initial public offering ("IPO") of 2.5 million shares of common stock at a price of $15.00 per share. Concurrent with the offering, the Board of Directors declared a 4.549-to-one conversion of Class L Common Stock into Common Stock (the "Conversion") and a 3.133-to-one split of the Common Stock (the "Split"). For balance sheet presentation purposes the Conversion and the Split have been given effect as if they had occurred on December 31, 1996. All per share data have been presented as if the Conversion and Split had occurred on June 29, 1995. Additionally, concurrent with the IPO, the Board of Directors amended the Company's Articles of Incorporation, authorizing 5,000,000 and 50,000,000 shares of Serial Preferred Stock and Common Stock, respectively. On March 20, 1997, the Company sold an additional 321,000 shares of Common Stock at a price of $15.00 per share.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 Principles of consolidation

  All significant intercompany accounts and transactions have been eliminated in consolidation.

 Pro forma primary net loss per share

  Given the changes in the Company's capital structure described in Note 10, historical loss per share amounts are not presented as they are not considered to be meaningful. The calculation of pro forma primary net loss per share was determined by dividing the net loss by the pro forma weighted average common and common stock equivalent shares outstanding after giving retroactive effect to the Wesley Jessen Acquisition, the Conversion and the Split. In addition, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, using the treasury stock method, 361,956 shares have been included in the calculation of common stock equivalent shares for 1995 and 1996.

  Some of the proceeds from the Company's February and March 1997 Common Stock offering were used to retire indebtedness existing under its credit agreement (Note 9). Supplemental pro forma primary net loss per share is ($1.06) for the period from June 29, 1995 through December 31, 1995 and less than ($0.01) for the year ended December 31, 1996; the number of shares of Common Stock whose proceeds are deemed to be used to retire debt is 2,821,000. This calculation assumes the debt retirement had taken place at the later of the beginning of the respective period or the issuance of the debt. The amount of interest expense eliminated, net of income tax effects, is $1.4 million for the period from June 29, 1995 through December 31, 1995 and $2.8 million for the year ended December 31, 1996.

 Revenue recognition

  Revenue is recognized when product is shipped. Net sales include estimates for returns and allowances. The Company grants credit terms to its customers consistent with normal industry practices and does not require collateral. No individual customer accounts for more than 10 percent of sales.

 Other income

  Other income for the year ended December 31, 1996 includes among other items, income of $3.7 million relating to licensing of a patent by the Company.

 Cash and cash equivalents

  All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. These amounts are stated at cost which approximates fair value.

 Inventories

  Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market. Market for raw materials is based on replacement costs and for other inventory classifications on net realizable value. Consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Prepaid expenses

  Prepaid expenses include sample inventory to be used for promotional purposes. The sample value is charged to promotional expense during the period in which the samples are shipped.

 Property, plant and equipment

  Property, plant and equipment is recorded at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, which are as follows (in years):

                                                             PREDECESSOR COMPANY
                                                             ----------- -------
      Buildings and improvements............................  20 to 50      25
      Machinery and equipment...............................  10 to 15       7
      Furniture and fixtures................................   8 to 12       7
      Automobiles...........................................         4       3

  Expenditures for renewals and betterments are capitalized, and maintenance and repairs are charged to operations.

 Negative goodwill

  Negative goodwill, resulting from the acquisition of the Wesley-Jessen contact lens business of Schering-Plough Corporation, is being amortized on a straight-line basis as a credit to income over a period of fifteen years which is considered by management to be a reasonable period to correspond with the economic benefit obtained from consumption of the acquired assets. Negative goodwill was $11.4 million and $10.6 million, net of $0.4 million and $1.2 million of accumulated amortization, at December 31, 1995 and 1996, respectively.

 Capitalized financing fees

  Capitalized financing fees are amortized to interest expense over the term of the underlying debt utilizing the effective interest method.

 Research and development costs

  Expenditures related to the development of new products and processes, including significant improvements and refinements of existing products, are expensed as incurred.

 Foreign currency translation

  The functional currency of each of the Company's and the Predecessor's foreign subsidiaries is the local currency of its respective country. Asset and liability accounts of each entity are translated at the exchange rate in effect at each period-end, and income and expense accounts are translated at average exchange rates prevailing during the period. Gains and losses resulting from the translation of these foreign currency financial statements are included in the cumulative translation adjustment in stockholders' deficit.

 Income taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability method of accounting

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences, utilizing currently enacted tax rates, of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any necessary valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss and credit carryforwards.

  The Predecessor's operations were included in Schering-Plough's consolidated U.S. federal tax returns. The provision for income taxes shown in the Consolidated Statements of Operations has been determined as if the Predecessor had filed separate tax returns for the periods presented; all U.S. income taxes, including deferred taxes, were settled with Schering-Plough on a current basis through the Schering-Plough investment account, and Schering-Plough utilized the tax losses generated by the Predecessor. The income tax attributes of the Predecessor did not carry over to the Wesley Jessen Acquisition.

 Concentration of credit risk

  The Company provides credit, in the normal course of business, to distributors, optical store chains and physicians' offices. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses which, when realized, have been within the range of management's allowance for doubtful accounts.

 Fair value of financial instruments

  Cash, accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at amounts which approximate fair value, primarily because of the short-term maturity of those instruments. The Company believes that due to the adjustable interest rates applicable to its long-term debt, the fair value approximates the carrying value of the obligations.

 New accounting pronouncements

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock. It simplifies the standards for computing earnings per share previously defined in APB Opinion No. 15, "Earnings per Share," and makes them comparable to international EPS standards. It replaces the current presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

  The Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period EPS data presented. Earlier application is not permitted.

3. ACQUISITIONS

  Wesley Jessen Acquisition was completed for a total purchase price of $76.6 million, consisting of cash paid of $47.0 million and liabilities assumed of $29.6 million. The Wesley Jessen Acquisition was financed by $43.0 million of bank debt and $7.5 million of proceeds from the issuance of the Company's common stock.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  On October 2, 1996, the Company acquired the contact lens business of Pilkington plc, operating as the Pilkington Barnes Hind Group ("the Barnes-Hind Acquisition"). Aggregate consideration of $62.4 million for the acquisition was comprised of $57.4 million in cash and a $5.0 million subordinated promissory note (Note 9). In addition, the Company assumed liabilities of $55.3 million and paid acquisition related fees of $2.9 million. The cash portion of the purchase price was financed by the proceeds from the Barnes-Hind Acquisition Financing (Note 9).

  The purchase method of accounting was used to record the acquisitions. The excess of the estimated fair values of the assets acquired over the purchase price paid for the Wesley Jessen Acquisition of $11.8 million has been recorded as negative goodwill (Note 2). The results of the operations of the acquired companies have been included in the results of operations of the Company since their respective acquisition dates.

  In connection with the Barnes-Hind Acquisition, the Company entered into a voluntary consent order with the Federal Trade Commission which provides, among other things, that the Company must divest Barnes-Hind's U.S. Natural Touch Product Line. On March 17, 1997, the Company completed the sale of the product line for which, under the agreement, it received aggregate consideration of $7.5 million, consisting of $3.0 million in cash and a four-year, $4.5 million promissory note. The promissory note accrues compounded interest at a rate of 12% per annum, 8% of which is paid currently and 4% of which is payable at the maturity of the note in 2001. As part of the agreement, the Company has entered into a supply agreement pursuant to which the Company will supply the purchaser with Natural Touch lenses for sale in the United States. The purchase accounting for the Barnes-Hind Acquisition includes the expected effects of the divestiture and has been reflected such that no gain or loss results from the divestiture.

 Pro forma results (unaudited)

  The unaudited pro forma results of operations for the Company are set out below, giving pro forma effect to the following: (i) the Wesley Jessen Acquisition; (ii) the Barnes-Hind Acquisition; (iii) the Barnes-Hind Acquisition Financing described in Note 9; (iv) the estimated recurring cost savings to the Company from facilities and personnel rationalizations; (v) elimination of non-recurring increases to cost of goods sold as a result of applying purchase accounting to inventories and excluding fourth quarter 1996 charges of $3.4 million for restructuring the Wesley Jessen operations following the Barnes-Hind Acquisition; (vi) the divestiture of Barnes-Hind's U.S. Natural Touch Product Line; and (vii) adjusting the income tax (expense) benefit to an assumed effective rate of 34%, each as if the transactions had occurred as of January 1, 1995 (in thousands except share and per share data):

                                               YEAR ENDED        YEAR ENDED
                                            DECEMBER 31, 1995 DECEMBER 31, 1996
                                            ----------------- -----------------
      Net sales............................    $  230,997        $  249,999
                                               ==========        ==========
      Net income (loss) before
       extraordinary loss..................    $   (1,523)       $   12,022
                                               ==========        ==========
      Extraordinary loss, net of tax.......    $      --         $   (1,671)
                                               ==========        ==========
      Net income (loss)....................    $   (1,523)       $   10,351
                                               ==========        ==========
      Pro forma income (loss) per common
       and common share equivalent
        Net income (loss) before
         extraordinary loss................    $    (0.11)       $     0.73
                                               ==========        ==========
        Extraordinary loss, net of tax.....    $      --         $    (0.10)
                                               ==========        ==========
        Net income (loss)..................    $    (0.11)       $     0.63
                                               ==========        ==========
      Weighted average shares used in
       computation of pro forma income
       (loss) per common and common
       equivalent share....................    14,415,531        16,522,016
                                               ==========        ==========

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The pro forma results are not necessarily indicative of what actually would have occurred if the Barnes-Hind Acquisition had been in effect for the periods presented and are not intended to be a projection of future results, which are dependent on the ability of the Company to accomplish its objectives in connection with the Barnes-Hind Acquisition. The future success of the Barnes-Hind Acquisition and its effect on the financial and operating results of the Company will depend in large part on the ability of management to integrate the Barnes-Hind manufacturing, sales and marketing and administrative functions into the Wesley Jessen operations and achieve the cost savings expected to result from the acquisition-integration measures adopted by the Company.

4. TRANSITION RESERVE AND RESTRUCTURING CHARGE

  In connection with the Barnes-Hind Acquisition, management approved a transition plan to integrate the acquired operations, for which an accrual of $20.4 million (transition reserve) was established in purchase accounting. The transition reserve includes costs related to the closure of the Barnes-Hind corporate offices in Sunnyvale, California which will result in the termination of 129 administrative employees by the end of the second quarter of 1997 (71 employees have been terminated as of December 31, 1996). The related costs of such terminations are estimated to be $6.3 million. In addition, management plans to curtail certain manufacturing activities in San Diego, California which will comprise reductions in direct labor, quality assurance, maintenance and other manufacturing functions as well as site support and administrative operations, including distribution, customer service, credit and collections. These activities will be transferred to other Company locations. Payments related to the transition through December 31, 1996 are as follows (in thousands):

                                                LEASE       FACILITY
                                 EMPLOYEE    TERMINATION   RESTORATION
                               RELATED COSTS    COSTS    AND OTHER COSTS  TOTAL
                               ------------- ----------- --------------- -------
     Transition reserve at
      October 2, 1996........     $16,772      $2,243        $1,385      $20,400
     Charges against reserve.       1,149         --            357        1,506
                                  -------      ------        ------      -------
     Transition reserve at
      December 31, 1996......     $15,623      $2,243        $1,028      $18,894
                                  =======      ======        ======      =======

  In the fourth quarter of 1996, the Company recorded a $3.4 million charge in marketing and administrative expenses relating to costs to be incurred for restructuring the Wesley Jessen operations following the Barnes-Hind Acquisition. Pursuant to the restructuring plan, the Chicago distribution facilities will be consolidated with those at Des Plaines, Illinois in September, 1997. Costs totaling $1.4 million related to the shutdown of the distribution facility include the present value of lease, property tax and utility payments for the site through the year 2006. Also pursuant to the plan, in 1997 management will consolidate the Company's facilities in Europe with facilities acquired in the Barnes-Hind Acquisition. The anticipated costs of the European facilities restructuring program comprise $1.0 million of employee-termination costs, $0.5 million of lease termination costs and $0.5 million of other restructuring costs. There have been no charges against this accrual during the period ended December 31, 1996.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. ACCOUNTS RECEIVABLE--TRADE

  Accounts receivable--trade consist of the following at December 31 (in thousands):

                                                               1995      1996
                                                              -------  --------
     Trade receivables....................................... $31,588  $ 56,480
     Less allowances:
       Doubtful accounts.....................................  (4,655)   (6,989)
       Sales returns and adjustments.........................  (7,225)  (10,622)
                                                              -------  --------
     Net receivables......................................... $19,708  $ 38,869
                                                              =======  ========

6. INVENTORIES

  Inventories consist of the following at December 31 (in thousands):

                                                                  1995    1996
                                                                 ------- -------
      Raw materials............................................. $ 3,212 $ 6,073
      Work-in-process...........................................   2,090   8,958
      Finished goods............................................  20,352  54,108
                                                                 ------- -------
                                                                 $25,654 $69,139
                                                                 ======= =======

  In connection with the Wesley Jessen Acquisition and the Barnes-Hind Acquisition, under the purchase method of accounting, the Company's total inventories were written up by $40.6 million and $36.7 million, respectively, to fair value at the date of the respective acquisition. Of these amounts, $33.9 million and $20.7 million was charged to cost of goods sold during the period June 29, 1995 through December 31, 1995 and the year ended December 31, 1996, respectively.

7. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following at December 31 (in thousands):

                                                                   1995  1996
                                                                   ---- -------
      Buildings and improvements.................................. $--  $ 1,230
      Machinery, equipment, furniture and fixtures................  --    6,257
      Construction-in-progress....................................  893   3,034
                                                                   ---- -------
                                                                    893  10,521
      Less--accumulated depreciation..............................  --     (396)
                                                                   ---- -------
      Net property, plant and equipment........................... $893 $10,125
                                                                   ==== =======

  Expenditures for maintenance and repairs were $4.6 million, $1.9 million, $1.7 million and $3.2 million for the year ended December 31, 1994, the period from January 1, 1995 through June 28, 1995, the period from June 29, 1995 through December 31, 1995 and the year ended December 31, 1996, respectively.

8. ADVERTISING COSTS

  The Predecessor and the Company participate in several cooperative advertising programs with customers. The costs incurred under these programs are accrued and expensed at the inception of the

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

contract. All of the Predecessor's and the Company's other production costs of advertising are expensed the first time the advertising takes place. Advertising expense for the year ended December 31, 1994, the period from January 1, 1995 through June 28, 1995, the period from June 29, 1995 through December 31, 1995 and the year ended December 31, 1996 was $13.7 million, $8.8 million, $5.8 million and $11.7 million, respectively.

9. LONG-TERM DEBT

 Wesley Jessen Acquisition Financing

  On June 28, 1995, the Company entered into a $55 million credit agreement, consisting of a $30 million term loan payable in 23 quarterly installments, commencing December 31, 1995, and a $25 million revolving credit note, both of which were due June 30, 2001. Interest on the term loan was computed on a floating rate based on LIBOR while the revolver was based on a fixed rate. At December 31, 1995, the Company's weighted average borrowing rate was 9.3%. This agreement was refinanced on October 2, 1996.

 Barnes-Hind Acquisition Financing

  On October 2, 1996, in connection with the Barnes-Hind Acquisition, the Company replaced its long-term borrowing arrangement with the following new credit facilities:

  $45 million revolving credit facility due February 28, 2002;

  $45 million Term Loan A due February 28, 2002;

  $50 million Term Loan B due February 29, 2004.

  In connection with the refinancing, the Company recognized an extraordinary loss of $2.8 million ($1.7 million, net of income tax benefits), relating to the write-off of capitalized financing fees incurred in connection with the Wesley Jessen Acquisition Financing. Additionally, the Company incurred and capitalized financing fees of approximately $7.8 million, which were being amortized over the term of the new credit facilities.

  Amounts borrowed under the credit facilities bore interest, at the Company's option, at either the Base Rate (higher of (i) 0.5% in excess of the Federal Reserve reported adjusted certificate of deposit rate and (ii) the lender's prime lending rate) plus a margin of 1.75% to 2.25%, or the Eurodollar Rate as determined by the lenders plus a margin of 2.75% to 3.25%. At December 31, 1996, the applicable borrowing rates were as follows: Term Loan A, 8.25%; Term Loan B, 8.75%; and revolving credit facility, 10.0%. Additionally, the Company was required to pay a commitment fee of 0.5% of the unutilized commitments under the revolving credit facility; the unutilized portion at December 31, 1996 was $42.0 million. The credit facilities were guaranteed by the Company and secured by the capital stock and substantially all assets and property of all its direct and indirect domestic subsidiaries. These facilities were refinanced on February 19, 1997.

  Additionally, as part of the consideration paid for the Barnes-Hind Acquisition the Company entered into a $5.0 million promissory note with Pilkington plc (the "Pilkington Note") which bears interest at 8.0% compounded annually and payable at maturity. The note matures on February 1, 2005 subject to acceleration on any date that Bain Capital, Inc. and its affiliates (i) cease to beneficially own at least 25%

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

of the Company's voting stock or (ii) receive any proceeds from the sale of any of their shares of Common Stock in a public offering. The Pilkington Note is subordinate to all current and long-term debt of the Company.

 Initial Public Offering-Refinancing

  On February 19, 1997, in connection with the IPO, the Company replaced its long-term borrowing arrangements with the following new credit facilities:

  $35 million revolving loan facility due February 19, 2002;

  $65 million Term Loan due February 19, 2002.

  In connection with the refinancing, the Company recognized an extraordinary loss of $7.4 million ($4.5 million, net of income tax benefits), relating to the write-off of capitalized financing fees incurred in connection with the Barnes-Hind Acquisition Financing. Additionally, the Company incurred and capitalized financing fees of approximately $2.5 million, which will be amortized over the term of the new credit facilities.

  Amounts borrowed under the credit facilities bear interest at either the Base Rate (higher of (i) 0.5% in excess of the Federal Reserve reported adjusted certificate of deposit rate and (ii) the lender's prime lending rate) plus a margin up to 0.75% based on leverage ratios calculated as of certain dates as defined in the credit agreement, or the Eurodollar Rate as determined by the lenders plus a margin of 0.75% to 1.75% based on leverage ratios calculated as of certain dates as defined in the credit agreement and the type of loan. Additionally, the Company is required to pay a commitment fee on the unutilized revolving loan commitments, as defined in the credit agreement, ranging from 0.30% to 0.50% based on leverage ratios calculated as of certain dates as defined in the credit agreement; the unutilized portion of the credit facilities at February 19, 1997 was $26.0 million. The credit facilities are guaranteed by the Company and each of its domestic subsidiaries and secured by essentially all assets of the domestic subsidiaries.

  The credit facilities contain defined change of control provisions and impose certain restrictive covenants regarding changes in business, business combinations, asset purchases and sales, liens, indebtedness (including capital lease obligations), investments, payment of dividends, capital expenditures, limitations on voluntary payments and creation of subsidiaries, modifications of indebtedness, certificate of incorporation and by-laws, issuance of capital stock, and attainment of certain financial covenants including consolidated EBITDA (as defined), interest coverage and leverage ratios.

  Following the February 19, 1997 refinancing, scheduled maturities of long-term debt, including the Pilkington Note and availability under the revolving loan facility, are as follows (in thousands):

       1998............................................................  $10,000
       1999............................................................   15,000
       2000............................................................   15,000
       2001............................................................   20,000
       2002............................................................   40,000
       Thereafter......................................................    5,100
                                                                        --------
                                                                        $105,100
                                                                        ========

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Interest Rate Instrument

  As of December 31, 1996, the Company purchased an interest rate cap on $35.0 million notional principal amount at 8.5%, which expires on December 31, 1999. The cap purchased is intended to provide partial protection to the Company from exposure relating to its variable rate instruments in the event a higher floating interest rate scenario is encountered during the period covered. The cap rate is based on three month LIBOR.

10. STOCKHOLDERS' DEFICIT

 Pre-IPO Capital Structure

  The Company's authorized capital stock consisted of 600,000 shares of Class L Common Stock, par value $.01 per share ("Class L Common"), and 5,400,000 shares of Common Stock, par value $.01 per share ("Common Stock"). Concurrent with the Wesley Jessen Acquisition, the Company issued 415,000 shares of Class L Common (issued at $17.41 per share) and 3,735,000 shares of Common Stock (issued at $0.081 per share).

  Holders of Class L Common and Common Stock were entitled to one vote per share on all matters to be voted on by the Company's stockholders, and the holders of both classes of stock vote together as a single class. The outstanding shares of one class of stock could not be the subject of a stock split or a stock dividend unless the outstanding shares of the other class are similarly affected.

  Holders of Class L Common were entitled to a preferential payment ("Yield") in the amount of 12.5% per year on the original cost paid for the shares ($17.41 per share) plus any accumulated and unpaid Yield thereon. The Yield accumulated until such time as distributions were made by the Company. No distributions were made by the Company during the periods ended December 31, 1995 and 1996 and the accumulated and unpaid Yield at December 31, 1995 and 1996, amounted to $0.5 million and $1.5 million, respectively. As part of the Conversion this unpaid Yield was converted to Common Stock.

 Post-IPO Capital Structure

  Effective February 1997, the Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Serial Preferred Stock.

  Holders of the Common Stock shares, subject to the prior rights of the Serial Preferred Stock, are entitled to receive dividends, are entitled to one vote per share and are entitled to receive, pro rata, the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Serial Preferred Stock then outstanding.

  The Company's Board of Directors may, without further action by the Company's stockholders, direct the issuance of shares of Serial Preferred Stock and may at the time of issuance, determine the rights, preferences and limitations of each series.

 Stock options

  As permitted, the Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its stock-based compensation plan, and as a result recognized expense of $0.3 million for the year ended December 31, 1996. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value of the options at the grant dates for

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

the awards under the plan consistent with the alternative method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the pro forma effect on the Company's net loss and loss per share for the period ended December 31, 1995 would not have been significant. The pro forma effect for the year ended December 31, 1996 would have been as follows (in thousands, except per share data):

                                                                          1996
                                                                        --------
      Net loss--as reported
        Net loss before extraordinary loss............................. $(1,071)
        Extraordinary loss, net of tax benefit.........................  (1,671)
        Net loss.......................................................  (2,742)
      Net loss--including pro forma FAS 123 effect
        Net loss before extraordinary loss............................. $(1,447)
        Extraordinary loss, net of tax benefit.........................  (1,671)
        Net loss.......................................................  (3,118)
      Pro forma primary net loss per share--as reported
        Net loss before extraordinary loss............................. $ (0.07)
        Extraordinary loss, net of tax benefit.........................   (0.12)
        Net loss.......................................................   (0.19)
      Pro forma primary net loss per share--including pro forma
        FAS 123 effect
        Net loss before extraordinary loss............................. $ (0.10)
        Extraordinary loss, net of tax benefit.........................   (0.12)
        Net loss.......................................................   (0.22)

  The Board of Directors granted non-qualified stock options to certain members of management for an aggregate of 2,193,051 shares of Common Stock pursuant to the Company's 1995 Stock Purchase and Option Plan. The stock option grants are of two types: time options and target options. Of the 783,233 time option grants, 469,940 vest in four equal annual installments beginning on June 28, 1996 and 313,293 vest in five equal annual installments beginning on April 5, 1996. The time options were granted at the fair market value of the Common Stock on the date of grant. The 1,409,818 target option grants are exercisable immediately and were granted at prices that were in excess of fair market value of the Common Stock on the date of grant. All options expire in 10 years and include certain repurchase and participation rights which cease upon (1) a sale of the Company or (2) sale of its Common Stock by the Company pursuant to a Registration Statement under the Securities Act of 1933 in connection with which Bain Capital, Inc. and affiliated investors cease to own at least 20% of the Company. In October 1996, pursuant to the 1996 Stock Option Plan, the Board of Directors authorized and granted options to purchase an aggregate of 424,519 shares of Common Stock at an exercise price which approximated fair market value at the date of grant. Options to purchase 267,872 shares were immediately exercisable, and options to purchase 156,647 shares vest in five equal annual installments beginning October 22, 1997.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  A summary of the Company's two stock option plans as of December 31, 1995 and 1996, and changes during the periods then ended is presented below:

                                             1995                       1996
                             ------------------------------------ ----------------
                                       WEIGHTED-AVERAGE           WEIGHTED-AVERAGE
                              SHARES    EXERCISE PRICE   SHARES    EXERCISE PRICE
                             --------- ---------------- --------- ----------------
   Outstanding at beginning
    of period..............        --       $ --        2,038,658      $1.14
   Granted.................  2,038,658       1.14         578,912       5.63
   Exercised...............        --         --              --         --
   Forfeited...............        --         --              --         --
                             ---------                  ---------
   Outstanding at end of
    period.................  2,038,658      $1.14       2,617,570      $2.13
                             =========                  =========
   Options exercisable at
    period-end.............  1,306,890      $1.76       1,857,834      $2.38
                             =========                  =========
   Weighted-average fair
    value of options
    granted during the
    period.................  $     --                   $    2.36
                             =========                  =========

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for options granted in 1995: expected volatility of 24.31%, risk-free interest rate of 5.98%, and expected lives of 7 years. For options granted in 1996, the following weighted average assumptions were used: expected volatility of 25.69%, risk-free interest rate of 6.36%, and expected lives of 7 years.

  The following table summarizes information about stock options outstanding at December 31, 1996:

                                                          OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                                                      ---------------------------- -------------------
                           NUMBER    WEIGHTED-AVERAGE                    NUMBER
        EXERCISE         OUTSTANDING    REMAINING     WEIGHTED-AVERAGE EXERCISABLE  WEIGHTED-AVERAGE
         PRICES          AT 12/31/96 CONTRACTUAL LIFE  EXERCISE PRICE  AT 12/31/96   EXERCISE PRICE
        --------         ----------- ---------------- ---------------- ----------- -------------------
$0.03 to $0.13..........    783,233     8.55 years         $0.03          180,144         $0.03
$1.18...................    704,909     8.56 years          1.18          704,909          1.18
$2.34...................    704,909     8.56 years          2.34          704,909          2.34
$7.24...................    424,519     9.81 years          7.24          267,872          7.24
                          ---------                                     ---------
                          2,617,570     8.76 years          2.13        1,857,834          2.38
                          =========                                     =========

 1997 Stock Incentive Plan

  The Wesley Jessen VisionCare, Inc. 1997 Stock Incentive Plan (the "1997 Stock Plan") was approved by the Board of Directors in February, 1997. The 1997 Stock Plan provides for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards. An aggregate of 800,000 shares of Common Stock of the Company have been reserved for issuance under the 1997 Stock Plan, subject to certain adjustments reflecting changes in the Company's capitalization. The 1997 Stock Plan provides that participants will be limited to receiving awards relating to no more than 50,000 shares of Common Stock per year.

  Options granted under the 1997 Stock Plan may be subject to time vesting and certain other restrictions. Subject to certain exceptions, the right to exercise an option generally will terminate at the

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

earlier of (i) the first date on which the initial grantee of such option is not employed by the Company for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. All outstanding awards under the 1997 Stock Plan will terminate immediately prior to consummation of a liquidation or dissolution of the Company, unless otherwise provided by the Board. In the event of the sale of all or substantially all of the assets of the Company or the merger of the Company with another corporation, all restrictions on any outstanding awards will terminate and participants will be entitled to the full benefit of their awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Board.

 Stock Purchase Plan

  The Wesley Jessen VisionCare, Inc. Employee Stock Discount Purchase Plan (the "Stock Purchase Plan") was approved by the Board of Directors in February, 1997 and provides that, subject to certain restrictions, each United States employee of the Company will be eligible to participate in the Stock Purchase Plan if he or she has been employed by the Company for more than six months. The Company has reserved 500,000 shares of Common Stock for issuance in connection with the Stock Purchase Plan and each participating employee is entitled to purchase a maximum of 500 shares per year. Each participating employee contributes to the Stock Purchase Plan by choosing a payroll deduction in any specified amount, with a minimum deduction of $25.00 per payroll period. Each participating employee's contributions will be used to purchase shares for the employee's share account, and the cost per share will be 85% of the price of the Company's Common Stock on the Nasdaq National Market on specified dates.

 Non-Employee Director Stock Option Plan

  The 1997 Non-Employee Director Stock Option Plan (the "Director Option Plan") was approved by the Board of Directors in February, 1997. The Director Option Plan provides for the granting of options to non-employee Directors, as defined, covering an aggregate of 250,000 shares of Common Stock of the Company.

  The Board of Directors is authorized under the Director Option Plan to make discretionary grants of options and determine the terms and conditions of such options. In addition, the Director Option Plan provides for an initial one-time grant of options to purchase 10,000 shares of Common Stock to each non-employee Director serving as a member of the board or to any new non-employee Director upon being elected to the board. The Director Option Plan also provides that each non-employee Director shall automatically be granted options to purchase 2,000 shares of Common Stock upon each anniversary of the Director's election to the Board. The Director Option Plan requires that the exercise price for each option granted under the plan must equal 100% of the fair market value of the Company's Common Stock on the date the option is granted. The initial one-time grants will be immediately exercisable and the annual grants will vest in three equal installments commencing on the first anniversary of the grant date.

11. INCOME TAXES

  Loss before income tax benefit for the Predecessor is as follows (in thousands):

                                                              PREDECESSOR
                                                         ----------------------
                                                                      JANUARY 1
                                                          YEAR ENDED   THROUGH
                                                         DECEMBER 31, JUNE 28,
                                                             1994       1995
                                                         ------------ ---------
      Domestic (including Puerto Rico)..................   $(54,031)  $(17,936)
      International.....................................     (3,390)    (4,608)
                                                           --------   --------
      Loss before income tax benefit....................   $(57,421)  $(22,544)
                                                           ========   ========

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Loss before income tax benefit and extraordinary item for the Company is as follows (in thousands):

                                                               COMPANY
                                                      -------------------------
                                                        JUNE 29
                                                        THROUGH     YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1996
                                                      ------------ ------------
      Domestic (including Puerto Rico)...............   $(33,469)    $(7,721)
      International..................................       (268)      3,613
                                                        --------     -------
      Loss before income tax benefit and
       extraordinary item............................   $(33,737)    $(4,108)
                                                        ========     =======

  Income tax (expense) benefit is as follows (in thousands):

                                                              PREDECESSOR
                                                         ----------------------
                                                                      JANUARY 1
                                                          YEAR ENDED   THROUGH
                                                         DECEMBER 31, JUNE 28,
                                                             1994       1995
                                                         ------------ ---------
      Current income tax benefit:
        Domestic federal................................   $19,185     $6,338
        Domestic state and local (including Puerto
         Rico)..........................................     7,750      3,063
                                                           -------     ------
                                                           $26,935     $9,401
                                                           =======     ======

                                                               COMPANY
                                                      -------------------------
                                                        JUNE 29
                                                        THROUGH     YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1996
                                                      ------------ ------------
      Current income tax expense:
        Domestic federal.............................   $  (872)     $(2,126)
        Domestic state and local (including Puerto
         Rico).......................................      (287)        (922)
        International................................       (64)        (116)
                                                        -------      -------
                                                        $(1,223)     $(3,164)
                                                        -------      -------
      Deferred income tax (expense) benefit:
        Domestic federal.............................   $13,045        4,307
        Domestic state and local (including Puerto
         Rico).......................................     2,228       (1,237)
        International................................       (28)       3,131
                                                        -------      -------
                                                        $15,245      $ 6,201
                                                        -------      -------
      Income tax benefit.............................   $14,022      $ 3,037
                                                        =======      =======

 Income Tax Benefit

  No allocation of the Predecessor's income tax benefits between current and deferred amounts has been made as all U.S. income taxes, including deferred taxes, were settled with Schering-Plough on a current basis through the Schering-Plough investment account. Schering-Plough utilized in full the tax losses generated by the Predecessor. The income tax attributes of the Predecessor did not survive the Acquisition.

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Differences between the U.S. federal income tax statutory rates applicable to the Predecessor and the Company, respectively, and the income tax benefit recorded are attributable to the following:

                                                              PREDECESSOR
                                                        -----------------------
                                                                     JANUARY 1,
                                                         YEAR ENDED   THROUGH
                                                        DECEMBER 31,  JUNE 28,
                                                            1994        1995
                                                        ------------ ----------
      Income tax statutory rate........................     35.0%       35.0%
      State and local taxes (including Puerto Rico),
       net of federal tax benefit......................     13.5        13.6
      Effect of international operations...............     (2.1)       (7.2)
      Other factors....................................      0.5         0.3
                                                            ----        ----
      Income tax benefit...............................     46.9%       41.7%
                                                            ====        ====

                                                               COMPANY
                                                      -------------------------
                                                        JUNE 29
                                                        THROUGH     YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1996
                                                      ------------ ------------
      Income tax statutory rate......................     34.0%        35.0%
      State and local taxes (including Puerto Rico),
       net of federal tax benefit....................      8.4         39.4
      Effect of international operations.............     (0.5)        (4.5)
      Amortization of negative goodwill..............      0.2          6.8
      Other factors..................................     (0.5)        (2.8)
                                                          ----         ----
      Income tax benefit.............................     41.6%        73.9%
                                                          ====         ====

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Deferred tax assets and liabilities are comprised of the following (in thousands):

                                                               COMPANY
                                                      -------------------------
                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1996
                                                      ------------ ------------
      Deferred tax assets:
        Accounts receivable valuation allowances.....   $ 5,058      $ 5,484
        Inventory reserves...........................     5,950          695
        Fixed assets.................................     4,578        5,980
        Accrued expenses.............................     2,617       14,358
        Other deductible temporary differences.......        46          --
        Foreign net operating losses.................       752        2,296
                                                        -------      -------
      Total deferred tax assets......................    19,001       28,813
                                                        -------      -------
      Deferred tax liabilities:
        Inventory step-up and beginning basis
         differences in opening inventory............     6,680          --
        Puerto Rico tollgate tax.....................        22        1,008
        Federal benefit of deferred state taxes......       780          868
        Other taxable temporary differences..........       412          295
                                                        -------      -------
      Total deferred tax liabilities.................     7,894        2,171
                                                        -------      -------
      Valuation allowance for foreign net operating
       losses........................................       752        2,296
                                                        -------      -------
      Net deferred tax assets........................   $10,355      $24,346
                                                        =======      =======
      Noncurrent portion of deferred tax assets......   $ 4,315      $ 4,227
                                                        =======      =======
      Current portion of deferred tax assets.........   $ 6,040      $20,119
                                                        =======      =======

  At December 31, 1995 and 1996, the Company has not provided a valuation allowance against its deferred tax assets except for the asset relating to foreign net operating losses ("NOLs") because, based upon its current operating plans, the Company believes that it is more likely than not that the assets will be realized through future profitable operations.

  The Company has foreign net operating loss carryforwards which are available to reduce future income in the relevant foreign tax jurisdictions and which expire five to seven years from December 31, 1996. A full valuation allowance has been provided against the deferred asset relating to these NOLs as the Company believes it is more likely than not that the benefits of the NOLs will not be realized in the future.

  Estimated taxes have been provided for the Company's international operations assuming repatriation of all available earnings. The Predecessor's and the Company's manufacturing operations in Puerto Rico qualify for income tax credit available under Section 936 of the Internal Revenue Code. Recent legislation will phase out the income tax credit allowed under Section 936 over a ten year period. The phase out period will allow a tax credit under present law through December 31, 2001. The credit will be subject to further limitation through December 31, 2005, and thereafter the credit is eliminated.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


12. RETIREMENT BENEFITS

 Defined Benefit Pension Plans

  Eligible employees of the Predecessor in the United States and certain other countries were participants, along with employees of other Schering-Plough subsidiaries, in defined benefit pension plans sponsored by Schering-Plough. Benefits under these plans are generally based upon the participants' average final earnings and years of credited service, and take into account governmental retirement benefits. Pension cost allocated by Schering-Plough to the Predecessor for 1994 amounted to $0.8 million and was offset in full by the allocated return on pension plan assets for a net cost of zero; the Predecessor was allocated a net credit of $0.2 million for the period from January 1, 1995 through June 28, 1995.

  Effective June 29, 1995, the employees of the Company terminated participation in the Schering-Plough pension plans. Pursuant to the Wesley Jessen Acquisition agreement, the United States participants' pension liabilities and the related assets are to be transferred from the Schering-Plough plan to a new plan that is presently being established by the Company, the Wesley Jessen Cash Balance Pension Plan (the "Wesley Jessen Plan"). The amounts of pension liabilities and accompanying assets to be transferred from the Schering-Plough plan to the Plan have not been finalized but are both estimated to be approximately $4.5 million. Pending transfer to the Plan, the pension assets will earn a 7% rate of return guaranteed by Schering-Plough.

  The Wesley Jessen Plan is a defined benefit plan, effective as of January 1, 1996, covering substantially all United States employees (including Puerto
Rico). Under the Wesley Jessen Plan, the Company will contribute a percentage of compensation for each participant (annual pay credits) based upon years of service, excluding the period June 29, 1995 to December 31, 1995 and with the Predecessor. Additionally, the Wesley Jessen Plan provides for a specified return (interest credits) on participants' account balances. Under the Wesley Jessen Plan, annual pay credits and interest credits will be accumulated in participants' accounts as the basis for their Wesley Jessen Plan benefits. The Company will contribute actuarially determined amounts to fund Wesley Jessen Plan benefits within regulatory minimum requirements and maximum tax deductible limits. Vesting occurs after five years of service and includes service during the period June 29, 1995 to December 31, 1995.

  In connection with the Barnes-Hind Acquisition the Company acquired a fully funded portion of the Pilkington Vision Care Pension Plan, a non-contributory defined benefit pension plan, which covers substantially all Barnes Hind United States employees. Additionally, the Company acquired a fully-funded contributory defined benefit pension plan covering certain Barnes Hind employees in the United Kingdom.

  Under the plans acquired in the Barnes-Hind Acquisition, benefit payments for United States employees are based principally on earnings during the last five-or ten-year period prior to retirement and/or length of service. Employees are eligible to participate in domestic plans within one year of employment and are vested after five years of service. For the international employees, benefits are based on length of service and on compensation during the last ten years of service prior to retirement. Funding is on an actuarially determined basis, to provide for the plans' current service costs and the plans' prior service cost over their amortization periods.

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Net pension expense for the pension plans includes the following components (in thousands):

                                                               COMPANY
                                                      -------------------------
                                                        JUNE 29
                                                        THROUGH     YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1996
                                                      ------------ ------------
   Service cost--benefits earned during the period...    $ --        $   801
   Interest cost on projected benefit obligation.....      151           745
   Actual return on plan assets......................     (151)       (1,424)
   Net amortization and deferral.....................      --            656
                                                         -----       -------
     Net pension expense.............................    $ --        $   778
                                                         =====       =======

  The following table sets forth the reconciliation of the funded status of defined benefit plans where accumulated benefit obligations exceed plan assets at December 31, 1996 (in thousands):

   Actuarial present value of benefit obligations:
     Vested benefit obligations......................................... $5,017
     Nonvested benefit obligations......................................    280
                                                                         ------
   Accumulated benefit obligation....................................... $5,297
                                                                         ======
   Plan assets at fair value............................................ $4,815
   Projected benefit obligation.........................................  5,433
                                                                         ------
   Plan assets less than projected benefit obligations..................   (618)
   Unrecognized prior service cost......................................    681
   Unrecognized net gain................................................   (601)
                                                                         ------
   Pension liability recognized......................................... $ (538)
                                                                         ======

  The following table sets forth the reconciliation of the funded status for defined benefit plans where plan assets exceed accumulated benefit obligations at December 31, 1996 (in thousands):

                                                                  1996
                                                         -----------------------
                                                  1995   DOMESTIC  INTERNATIONAL
                                                 ------  --------  -------------
   Actuarial present value of benefit
    obligations:
     Vested benefit obligations................. $4,017  $ 7,329      $6,508
     Nonvested benefit obligations..............    228      938         --
                                                 ------  -------      ------
   Accumulated benefit obligation............... $4,245  $ 8,267      $6,508
                                                 ======  =======      ======
   Plan assets at fair value.................... $4,500  $16,375      $8,647
   Projected benefit obligation.................  4,245   14,872       8,411
                                                 ------  -------      ------
   Plan assets in excess of projected benefit
    obligations.................................    255    1,503         236
   Unrecognized prior service cost..............    --       --          --
   Unrecognized net gain........................   (255)    (509)        (94)
                                                 ------  -------      ------
   Prepaid pension cost......................... $  --   $   994      $  142
                                                 ======  =======      ======

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Assumptions used in the actuarial computations at December 31 are as follows:

                                                                 1995    1996
                                                                 ----  --------
      Domestic Plans:
        Discount rate........................................... 7.25%      7.5%
        Expected rate of compensation increase..................  5.0%      5.0%
        Expected rate of return on plan assets..................  7.0% 7.0%-9.0%
      International Plans:
        Discount rate...........................................  --        8.5%
        Expected rate of compensation increase..................  --        6.5%
        Expected rate of return on plan assets..................  --        8.5%

 Defined Contribution Plans

  The Company sponsors defined contribution plans covering substantially all of its U.S. employees. The plans provide for specified Company matching of participants' contributions. Contributions to the defined contribution plans charged to operations for the year ended December 31, 1996 totaled $0.7 million.

 Postretirement benefits other than pensions

  Eligible United States retirees of the Predecessor and their dependents were provided postretirement health care and other benefits under benefit plans sponsored by Schering-Plough. Eligibility for such benefits depended upon age and years of service, and retirees shared in the cost of health care benefits. Postretirement health care cost allocated to the Predecessor by Schering-Plough for the year ended December 31, 1994, and for the period from January 1, 1995 through June 28, 1995 was $0.3 million and $0.3 million, respectively. In conjunction with the Wesley Jessen Acquisition, the Company did not assume any existing retiree postretirement benefit obligations. The Company does not offer postretirement health care benefits to its employees.

13. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases certain facilities and computer and other equipment under operating leases. Total rent expense was as follows (in thousands):

      Predecessor
        Year ended December 31, 1994.................................... $2,983
                                                                         ======
        The period from January 1, 1995 through June 28, 1995........... $1,513
                                                                         ======
      Company
        The period from June 29, 1995 through December 31, 1995......... $  494
                                                                         ======
        Year ended December 31, 1996.................................... $2,554
                                                                         ======

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Future minimum lease payments under non-cancelable operating leases at December 31, 1996 were as follows (in thousands):

        YEAR ENDING
        -----------
      December 31, 1997................................................. $3,967
      December 31, 1998.................................................  2,589
      December 31, 1999.................................................  1,862
      December 31, 2000.................................................  1,448
      December 31, 2001.................................................  1,375
      Thereafter........................................................  8,589

 Litigation

  The Company has certain product liability, personal injury and employment related litigation and claims pending in the normal course of its business. Management believes that any uninsured losses resulting from the resolution of such litigation and claims would not have a material adverse impact on the Company's financial position or results of operations as presented in the accompanying financial statements.

14. RELATED PARTY TRANSACTIONS

 Predecessor

  Schering-Plough provided the Predecessor certain legal, audit, data processing, engineering, insurance, facility, regulatory, and administrative services. Charges to the Predecessor for these services are reflected in the Consolidated Statements of Operations through June 28, 1995 and were based on allocations of Schering-Plough's actual direct and indirect costs using varying allocation bases as appropriate (hours worked, headcount, etc.) designed to estimate the actual cost incurred by Schering-Plough to render these services to the Predecessor. Management believes that the basis used for allocating such services is reasonable, and the allocation process was consistent with the methodology used by Schering-Plough to allocate the cost of similar services provided to its other business units. No provision has been made for possible incremental expenses that would have been incurred or hypothetical savings achieved had the Predecessor operated as an independent entity. These charges are included in marketing and administrative expenses and are summarized as follows (in thousands):

                                                               PREDECESSOR
                                                         -----------------------
                                                                      JANUARY 1,
                                                          YEAR ENDED   THROUGH
                                                         DECEMBER 31,  JUNE 28,
                                                             1994        1995
                                                         ------------ ----------
      Allocations:
        General and administrative......................    $1,946      $1,130
        Legal...........................................     2,053         789
        Compensation and benefits.......................       500          61
      Direct charges:
        Insurance.......................................     3,151       1,825
                                                            ------      ------
                                                            $7,650      $3,805
                                                            ======      ======

  The Predecessor's consolidated statements of operations also include a financing charge from Schering-Plough based upon 11% of receivables outstanding and inventories on-hand throughout the

                        WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

period. This charge amounted to $7.2 million, and $3.5 million for the year ended December 31, 1994 and the period from January 1, 1995 through June 28, 1995, respectively.

  A summary of changes in Schering-Plough's net investment in the Predecessor is as follows (in thousands):

      Excess of assets over liabilities at December 31, 1993.......... $196,243
      1994 net loss................................................... (30,486)
      Net change in amounts due to/from Schering-Plough...............    7,652
                                                                       --------
      Excess of assets over liabilities at December 31, 1994..........  173,409
      Net loss from January 1, 1995 through June 28, 1995.............  (13,143)
      Net change in amounts due to/from Schering Plough...............   11,272
                                                                       --------
      Excess of assets over liabilities at June 28, 1995.............. $171,538
                                                                       ========

 Management and advisory fees--Company

  In connection with the Wesley Jessen Acquisition, the Company entered into an agreement with Bain Capital, Inc., an affiliate of the Company's major stockholder, for the provision of management and advisory services. Included in marketing and administrative expense during the period from June 29, 1995 through December 31, 1995 and for the year ended December 31, 1996 are $0.5 million and $1.3 million, respectively, of management fees paid for the services provided pursuant to this agreement. In addition, if the Company enters into any acquisition transactions, it must pay specified fees to Bain Capital, Inc. based upon the purchase price. The Company paid Bain Capital, Inc. fees of $0.7 million for services provided in structuring the Wesley Jessen Acquisition, and $3.0 million in connection with the structuring of the Bank Credit Agreement used to finance the Barnes-Hind Acquisition.

15. GEOGRAPHICAL INFORMATION

  Financial information for the Predecessor by geographic area is as follows (in thousands):

                                                               PREDECESSOR
                                                         -----------------------
                                                                      JANUARY 1,
                                                          YEAR ENDED   THROUGH
                                                         DECEMBER 31,  JUNE 28,
                                                             1994        1995
                                                         ------------ ----------
      Total assets:
        United States (including territories)...........   $174,036    $177,260
        Canada..........................................      5,490       4,076
        Europe..........................................     11,903      10,119
                                                           --------    --------
          Total assets..................................   $191,429    $191,455
                                                           ========    ========
      Net sales:
        United States (including territories)...........   $105,569    $ 45,366
        Canada..........................................      5,939       2,330
        Europe..........................................     13,334       6,549
        Elimination.....................................    (15,202)     (3,226)
                                                           --------    --------
          Net sales.....................................   $109,640    $ 51,019
                                                           ========    ========

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Predecessor's aggregate export sales, by geographic area, were as follows (in thousands):

                                                              PREDECESSOR
                                                       -------------------------
                                                        YEAR ENDED   JANUARY 1,
                                                       DECEMBER 31,   THROUGH
                                                           1994     JUNE 28,1995
                                                       ------------ ------------
      Europe..........................................   $ 2,332       $1,656
      Asia Pacific....................................     7,108        2,873
      Latin America...................................     5,411        2,610
      Africa and Middle East..........................     3,368          488
                                                         -------       ------
        Total.........................................   $18,219       $7,627
                                                         =======       ======

  Financial information for the Company by geographic area is as follows (in thousands):

                                                                COMPANY
                                                       -------------------------
                                                         JUNE 29
                                                         THROUGH     YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1996
                                                       ------------ ------------
      Total assets:
        United States (including territories).........   $54,669      $104,220
        Europe........................................     8,609        62,509
        Canada........................................     4,052         4,576
        Japan.........................................       --          7,271
        Other.........................................       --          2,024
                                                         -------      --------
          Total assets................................   $67,330      $180,600
                                                         =======      ========
      Net sales:
        United States (including territories).........   $49,198      $174,190
        Europe........................................     6,066        30,255
        Canada........................................     2,720         6,028
        Japan.........................................       --          2,562
        Other.........................................       --          2,274
        Elimination...................................    (3,669)      (58,557)
                                                         -------      --------
          Net sales...................................   $54,315      $156,752
                                                         =======      ========

  The Company's aggregate export sales, by geographic area, were as follows (in thousands):

                                                                COMPANY
                                                       -------------------------
                                                         JUNE 29
                                                         THROUGH     YEAR ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1996
                                                       ------------ ------------
      Europe..........................................   $ 1,559      $ 5,583
      Asia Pacific....................................     3,630       12,787
      Latin America...................................     2,984       12,278
      Africa and Middle East..........................     1,933        3,287
                                                         -------      -------
        Total.........................................   $10,106      $33,935
                                                         =======      =======

 Transfer Pricing

  Transfers among the Company's subsidiaries are at selling prices that represent the selling subsidiary's cost plus a profit margin established by management.

                         WESLEY JESSEN VISIONCARE, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                       DECEMBER 31,  JUNE 28,
                        ASSETS                             1996        1997
                        ------                         ------------ -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................   $  7,073    $  3,155
  Accounts receivable--trade, net.....................     38,869      45,699
  Other receivables...................................      5,155       5,172
  Inventories.........................................     69,139      44,602
  Deferred income taxes...............................     20,119      20,119
  Prepaid expenses....................................      9,531       9,856
  Assets held for sale................................      7,500         --
                                                         --------    --------
    Total current assets..............................    157,386     128,603
                                                         --------    --------
Property, plant and equipment, net....................     10,125      17,013
Other assets..........................................      1,346       1,137
Deferred income taxes.................................      4,227      10,786
Notes receivable......................................        --        5,752
Capitalized financing fees, net.......................      7,516       2,340
                                                         --------    --------
    Total assets......................................   $180,600    $165,631
                                                         ========    ========
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
    ----------------------------------------------
Current liabilities:
  Trade accounts payable..............................   $ 12,434    $  9,473
  Accrued compensation and benefits...................     16,121      13,714
  Accrued advertising.................................      3,751       3,575
  Other accrued liabilities...........................     20,938      16,231
  Transition reserve..................................     18,894      15,011
  Income taxes payable................................      6,989       6,153
  Current portion of long term debt...................        --        5,000
                                                         --------    --------
    Total current liabilities.........................     79,127      69,157
                                                         --------    --------
Negative goodwill, net................................     10,577      10,186
Long term debt........................................    102,975      72,300
Other liabilities.....................................      1,213       1,816
                                                         --------    --------
    Total liabilities.................................    193,892     153,459
                                                         --------    --------
Stockholders' equity (deficit):
  Common stock, $.01 par value, 50,000,000 shares
   authorized, 14,276,028 and 17,097,028 issued and
   outstanding at December 31, 1996 and June 28, 1997,
   respectively.......................................        143         171
  Additional paid in capital..........................      7,654      44,475
  Accumulated deficit.................................    (22,457)    (33,559)
  Cumulative translation adjustment...................      1,368       1,085
                                                         --------    --------
    Total stockholders' equity (deficit)..............    (13,292)     12,172
                                                         --------    --------
    Total liabilities and stockholders' equity
     (deficit)........................................   $180,600    $165,631
                                                         ========    ========

   The accompanying notes are an integral part of these financial statements.

                         WESLEY JESSEN VISIONCARE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              THREE MONTHS ENDED         SIX MONTHS ENDED
                            ------------------------  ------------------------
                             JUNE 29,     JUNE 28,     JUNE 29,     JUNE 28,
                               1996         1997         1996         1997
                            -----------  -----------  -----------  -----------
                            (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Net sales.................  $    32,250  $    72,083  $    62,397  $   136,154
                            -----------  -----------  -----------  -----------
Operating costs and
 expenses:
  Cost of goods sold......        9,973       24,946       18,434       46,816
  Cost of goods sold--
   inventory step-up (Note
   4).....................          673        9,574        6,626       22,666
  Marketing and
   administrative.........       16,144       34,307       32,664       67,563
  Research and
   development............        1,031        2,742        2,305        5,763
  Amortization of negative
   goodwill...............         (196)        (196)        (392)        (392)
                            -----------  -----------  -----------  -----------
Income (loss) from
 operations...............        4,625          710        2,760       (6,262)
Other (income) expense:
  Interest expense, net...          914        1,270        2,010        3,130
  Other income, net.......       (3,500)         --        (3,500)         --
                            -----------  -----------  -----------  -----------
Income (loss) before
 income taxes and
 extraordinary loss.......        7,211         (560)       4,250       (9,392)
Income tax benefit
 (expense)................       (1,232)         189         (726)       3,192
                            -----------  -----------  -----------  -----------
Net income (loss) before
 extraordinary loss.......        5,979         (371)       3,524       (6,200)
Extraordinary loss, net of
 related tax benefit
 of $2,526................          --           --           --        (4,902)
                            -----------  -----------  -----------  -----------
Net income (loss).........  $     5,979  $      (371) $     3,524  $   (11,102)
                            ===========  ===========  ===========  ===========
Primary net loss per
 common share (Note 2):
  Net loss ...............               $     (0.02)
                                         ===========
  Weighted average common
   shares used in
   computation of primary
   net loss per common
   share..................                17,097,028
                                         ===========
Pro forma primary net
 income (loss) per common
 share (Note 2):
  Net income (loss) before
   extraordinary loss.....  $      0.41               $      0.24  $     (0.38)
                            ===========               ===========  ===========
  Extraordinary loss, net
   of tax benefit.........  $       --                $       --   $     (0.30)
                            ===========               ===========  ===========
  Net income (loss).......  $      0.41               $      0.24  $     (0.68)
                            ===========               ===========  ===========
  Weighted average common
   shares used in
   computation of pro
   forma primary net
   income (loss) per
   common share...........   14,637,984                14,637,984   16,272,793
                            ===========               ===========  ===========
Pro forma fully diluted
 net income per common and
 common equivalent share
 (Note 2):
  Net income..............  $      0.36               $      0.21
                            ===========               ===========
  Weighted average common
   shares used in
   computation of pro
   forma fully diluted net
   income per common
   share..................   16,522,016                16,522,016
                            ===========               ===========

   The accompanying notes are an integral part of these financial statements.

                         WESLEY JESSEN VISIONCARE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           SIX MONTHS ENDED
                                                        -----------------------
                                                         JUNE 29,    JUNE 28,
                                                           1996        1997
                                                        ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Cash flows provided by (used in) operating activities:
  Net income (loss)....................................  $  3,524    $ (11,102)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Extraordinary loss on early extinguishment of debt.       --         7,428
    Depreciation expense...............................        45          353
    Purchased inventory step-up........................     6,626       22,666
    Amortization of capitalized financing fees.........       291          243
    Amortization of negative goodwill..................      (392)        (392)
    Deferred income taxes..............................      (657)      (6,559)
    Other..............................................       --           (83)
  Changes in balance sheet items
    Accounts receivable--trade, net....................    (2,566)      (6,830)
    Other receivables..................................       475          (17)
    Inventories........................................     6,828        1,871
    Prepaid expenses...................................      (937)        (325)
    Other assets.......................................       --           209
    Notes receivable...................................       --        (1,252)
    Trade accounts payable.............................    (1,824)      (2,961)
    Accrued liabilities................................    (1,835)     (11,172)
    Other liabilities..................................       --           603
    Income taxes payable...............................       747         (836)
                                                         --------    ---------
      Cash provided by (used in) operating activities..    10,325       (8,156)
                                                         --------    ---------
Cash flows used in investing activities:
  Proceeds from Natural Touch sale.....................       --         3,000
  Capital expenditures.................................    (1,527)      (7,241)
                                                         --------    ---------
      Cash used in investing activities................    (1,527)      (4,241)
                                                         --------    ---------
Cash flows provided by (used in) financing activities:
  Issuance of common stock.............................        83       36,849
  Proceeds from long term debt.........................       --        84,000
  Payment of financing fees............................       --        (2,495)
  Payments of long term debt...........................   (10,500)    (109,875)
                                                         --------    ---------
      Cash provided by (used in) financing activities..   (10,417)       8,479
                                                         --------    ---------
  Net increase (decrease) in cash and cash equivalents.    (1,619)      (3,918)
Cash and cash equivalents:
  Beginning of period..................................     2,522        7,073
                                                         --------    ---------
  End of period........................................  $    903    $   3,155
                                                         ========    =========
Supplemental disclosure of cash flow information
  Cash paid during the period for interest.............  $  2,075    $   3,589
                                                         ========    =========
  Cash paid during the period for taxes, net...........  $    641    $   3,032
                                                         ========    =========

   The accompanying notes are an integral part of these financial statements.

                         WESLEY JESSEN VISIONCARE, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              CLASS L                                                              TOTAL
                           COMMON STOCK      COMMON STOCK    ADDITIONAL             CUMULATIVE  STOCKHOLDERS
                          ---------------- -----------------  PAID IN   ACCUMULATED TRANSLATION    EQUITY
                           SHARES   AMOUNT   SHARES   AMOUNT  CAPITAL     DEFICIT   ADJUSTMENT    (DEFICIT)
                          --------  ------ ---------- ------ ---------- ----------- ----------- ------------
Balance at June 29,
 1995...................       --    $--          --   $--    $   --     $    --      $  --       $    --
Issuance of stock.......   429,177      4   3,862,604    39     7,739         --         --          7,782
Stock subscription
 receivable.............       --     --          --     (1)     (256)        --         --           (257)
Net loss................       --     --          --    --        --      (19,715)       --        (19,715)
                          --------   ----  ----------  ----   -------    --------     ------      --------
Balance at December 31,
 1995...................   429,177      4   3,862,604    38     7,483     (19,715)       --        (12,190)
Issuance of stock.......       823    --        7,396   --         15         --         --             15
Stock subscription
 receivable.............       --     --          --      1       256         --         --            257
Currency translation
 adjustment.............       --     --          --    --        --          --       1,368         1,368
Net loss................       --     --          --    --        --       (2,742)       --         (2,742)
Exchange of stock.......  (108,933)    (1)    220,582     2       --          --         --              1
Retroactive effect of
 February 12, 1997
Class L Common Stock
 Reclassification.......  (321,067)    (3)  1,460,517    15       --          --         --             12
Retroactive effect of
 February 12, 1997
Common Stock split......       --     --    8,724,929    87      (100)        --         --            (13)
                          --------   ----  ----------  ----   -------    --------     ------      --------
Balance at December 31,
 1996...................       --     --   14,276,028   143     7,654     (22,457)     1,368       (13,292)
Issuance of stock
 (unaudited)............       --     --    2,821,000    28    36,564         --         --         36,592
Stock compensation
 (unaudited)............       --     --          --    --        257         --         --            257
Currency translation
 adjustment (unaudited).       --     --          --    --        --          --        (283)         (283)
Net loss (unaudited)....       --     --          --    --        --      (11,102)       --        (11,102)
                          --------   ----  ----------  ----   -------    --------     ------      --------
Balance at June 28, 1997
 (unaudited)............       --     --   17,097,028  $171   $44,475    $(33,559)    $1,085      $ 12,172
                          ========   ====  ==========  ====   =======    ========     ======      ========


   The accompanying notes are an integral part of these financial statements

                        WESLEY JESSEN VISIONCARE, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

 Description of business

  The Company's primary business activity is the research, development, manufacture, marketing and sale of conventional and disposable soft contact lenses in the United States and certain other countries. The Company is headquartered in Des Plaines, Illinois and operates in one business segment.

 Basis of presentation

  The consolidated financial statements of the Company include the accounts of Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.) its wholly owned subsidiary, Wesley-Jessen Corporation, and Wesley-Jessen Corporation's wholly owned subsidiaries (collectively, the "Company"). All significant intercompany transactions have been eliminated.

  The unaudited financial information presented reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the consolidated financial statements for an interim period. All such adjustments are of a normal, recurring nature. Results of operations for an interim period are not necessarily indicative of results for the full year. These interim financial statements should be read in conjunction with the financial statements and related notes contained in the Special Financial Report on Form 10-K filed pursuant to Rule 15d-2 for the year ended December 31, 1996.

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 The IPO

  In February 1997, the Company completed an initial public offering of 2,821,000 shares of common stock at a price of $15.00 per share (the "IPO"). Additionally, the Company refinanced its remaining bank indebtedness through borrowings under a new credit agreement (the "Bank Credit Agreement"). The IPO and the refinancing are collectively referred to herein as the "IPO Transactions".

  Prior to the IPO, the Company had two classes of issued and outstanding stock, the Class L common stock (the "Class L Common") and the common stock, which were identical except that each share of Class L Common was entitled to a preferential payment (the "Preference Amount") upon any distribution by the Company to holders of its capital stock (whether by dividend, liquidating distribution or otherwise) equal to the original cost of such share ($17.41) plus an amount which accrued on a daily basis at a rate of 12.5% per annum on such cost and on the amount so accrued in prior quarters. As of February 12, 1997, the Preference Amount was $21.24 per share of Class L Common issued at the time of the Wesley Jessen Acquisition. Prior to the completion of the IPO, all of the outstanding shares of Class L Common were reclassified pursuant to the terms of the Company's amended and restated Certificate of Incorporation into shares of common stock (the "Reclassification") and a 3.133-for-one stock split was effected as to all of the then outstanding shares of common stock (the "Split"). In connection with the Reclassification (prior to the Split), each outstanding share of Class L Common was reclassified into one share of common stock plus an additional number of shares having a value, based on the offering price, equal to the Preference Amount as of February 12, 1997. For balance sheet presentation purposes the Reclassification and the Split have been given effect as if they had occurred on December 31, 1996 and all share and per share data have been restated.

                        WESLEY JESSEN VISIONCARE, INC.

                                  (UNAUDITED)

 The Offering

  On July 31, 1997, the Company filed with the Securities and Exchange Commission (the "SEC") a Form S-1 registration statement relating to a proposed public offering of 4.0 million shares of Common Stock (the "Offering"). Of the 4.0 million shares, 0.5 million shares will be offered by the Company and the remaining 3.5 million will be offered by certain selling stockholders. Certain selling stockholders have granted the underwriters a 30-day option to purchase up to 0.6 million additional shares solely to cover any over-allotments.

  Net proceeds to be received by the Company, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, will be used to repay the "Pilkington Note" (Note 6) and to reduce the Company's indebtedness under the current Bank Credit Agreement. The Company expects that the Offering will be completed in the third quarter of 1997.

2. NET INCOME (LOSS) PER SHARE

  Pro forma primary and fully diluted net income (loss) per share were calculated by dividing net income (loss) by the pro forma weighted average common and common equivalent shares outstanding after giving retroactive effect to the Wesley Jessen Acquisition, the Reclassification and the Split. In addition, in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83, using the treasury stock method, 361,956 shares have been included in the calculation of common stock equivalent shares for pro forma primary net income (loss) per share as if they were outstanding for the three and six months ended June 29, 1996. For purposes of pro forma fully diluted net income per share, all share options with exercise prices below the initial public offering price have been included, using the treasury stock method. Fully diluted per share amounts are not applicable for loss periods.

  Primary net loss per share for the three months ended June 28, 1997 has been calculated by dividing the net loss by the weighted average common shares outstanding for the period. Common share equivalents have been excluded because their effect is not dilutive.

  The net proceeds from the IPO were used to retire indebtedness existing under the Company's bank credit agreement (Note 6). Supplemental pro forma net loss per share is ($0.63) for the six months ended June 28, 1997; the number of shares of common stock whose proceeds are deemed to be used to retire debt is 2,821,000. This calculation assumes the debt retirement had taken place at the later of the beginning of the respective period or the issuance of the debt. The amount of interest expense eliminated, net of income tax effects, is $0.3 million for the six months ended June 28, 1997.

3. ACQUISITIONS

  Effective June 29, 1995, Wesley-Jessen Corporation completed the acquisition (the "Wesley Jessen Acquisition" ) of the Wesley-Jessen contact lens business of Schering-Plough Corporation for a total purchase price of $76.6 million, consisting of cash paid of $47.0 million and liabilities assumed of $29.6 million. The Wesley Jessen Acquisition was financed by $43.0 million of bank debt and $7.5 million of proceeds from the issuance of the Company's common stock.

  On October 2, 1996, the Company acquired the contact lens business of the Barnes-Hind division of Pilkington plc ("the Barnes-Hind Acquisition"). Aggregate consideration of $62.4 million for the acquisition was comprised of $57.4 million in cash and a $5.0 million subordinated promissory note (Note
6). In addition, the Company assumed liabilities of $55.3 million and paid acquisition related fees of $2.9 million. The cash portion of the purchase was financed by the proceeds from the Barnes-Hind Acquisition Financing (Note 6). The purchase method of accounting was used to record the acquisition. The financial

                        WESLEY JESSEN VISIONCARE, INC.

                                  (UNAUDITED)
statements presented herein reflect the allocation of the purchase price to the acquired assets and liabilities based on their estimated fair values. The results of the operations of the acquired company have been included in the results of operations of the Company since the acquisition date.

  Based upon preliminary purchase accounting, no significant goodwill or negative goodwill arose from the Barnes-Hind Acquisition. Certain pension valuations associated with the Barnes-Hind employees are expected to be completed in the third quarter of 1997. Management also is finalizing the operational details and related cost estimates of its plans to integrate Barnes-Hind operations and expects to complete this process by October 1997. Preliminary management estimates indicate that the final Barnes-Hind purchase accounting could result in recognition of negative goodwill ranging from $3.0 to $9.0 million, which would be amortized to income over a period of up to 15 years.

  In connection with the Barnes-Hind Acquisition, the Company entered into a voluntary consent order with the Federal Trade Commission which provides, among other things, that the Company must divest Barnes-Hind's U.S. Natural Touch product line. On March 17, 1997, the Company completed the sale of the product line for which, under the agreement, it received aggregate consideration of $7.5 million, consisting of $3.0 million in cash and a four-year, $4.5 million promissory note. The promissory note accrues compounded interest at a rate of 12% per annum, 8% of which is paid currently and 4% of which is payable at the maturity of the note in 2001. As part of the agreement, the Company has entered into a supply agreement pursuant to which the Company will supply the purchaser with Natural Touch lenses for sale in the United States. The purchase accounting for the Barnes-Hind Acquisition includes the expected effects of the divestiture and has been reflected such that no gain or loss results from the divestiture.

  On July 31, 1997, the purchaser made a voluntary prepayment of $3.0 million plus accrued interest on the promissory note.

 Pro forma results

  The unaudited pro forma results of the operations of the Company for the six months ended June 29, 1996 are set forth below, giving pro forma effect to the following: (i) the Barnes-Hind Acquisition; (ii) the Barnes-Hind Acquisition Financing described in Note 6; (iii) the estimated recurring cost savings to the Company from facilities and personnel rationalizations; (iv) elimination of non-recurring increases to cost of goods sold as a result of applying purchase accounting to inventories following the Wesley Jessen Acquisition and the Barnes-Hind Acquisition; (v) the divestiture of Barnes-Hind's U.S. Natural Touch product line; and (vi) adjusting the income tax (expense) benefit to an assumed effective rate of 34%, each as if the transactions had occurred as of January 1, 1996 (in thousands, except share and per share data):

                                                              SIX MONTHS ENDED
                                                               JUNE 29, 1996
                                                              ----------------
      Net sales..............................................    $  125,465
                                                                 ==========
      Net income.............................................    $    8,778
                                                                 ==========
      Pro forma net income per common and common equivalent
       share.................................................    $     0.53
                                                                 ==========
      Weighted average shares used in computation of pro
       forma income per common and common equivalent share...    16,522,016
                                                                 ==========

                        WESLEY JESSEN VISIONCARE, INC.

                                  (UNAUDITED)

  The pro forma results are not necessarily indicative of what actually would have occurred if the Barnes-Hind Acquisition had been in effect for the period presented and are not intended to be a projection of future results, which are dependent on the ability of the Company to accomplish its objectives in connection with the Barnes-Hind Acquisition. The future success of the Barnes-Hind Acquisition and its effect on the financial operating results of the Company will depend in large part on the ability of management to integrate the Barnes-Hind manufacturing, sales and marketing and administrative functions into the Wesley Jessen operations and achieve the cost savings expected to result from the acquisition-integration measures adopted by the Company.

4. COMPONENTS OF CERTAIN BALANCE SHEET ACCOUNTS

 Accounts receivable-trade, net

  Accounts receivable-trade, net consist of the following (in thousands):

                                                          DECEMBER 31, JUNE 28,
                                                              1996       1997
                                                          ------------ --------
      Accounts receivable--trade.........................   $ 56,480   $63,694
      Less allowances:
        Doubtful accounts................................     (6,989)   (8,007)
        Sales returns and adjustments....................    (10,622)   (9,988)
                                                            --------   -------
      Accounts receivable--trade, net....................   $ 38,869   $45,699
                                                            ========   =======

 Inventories

  Inventories consist of the following (in thousands):

                                                           DECEMBER 31, JUNE 28,
                                                               1996       1997
                                                           ------------ --------
      Raw materials.......................................   $ 6,073    $ 4,839
      Work-in-process.....................................     8,958      7,232
      Finished goods......................................    54,108     32,531
                                                             -------    -------
        Total.............................................   $69,139    $44,602
                                                             =======    =======

  In connection with the Wesley Jessen Acquisition and the Barnes-Hind Acquisition, under the purchase method of accounting, the Company's total inventories were written up $40.6 million and $36.7 million, respectively, to fair value at the date of acquisition. Of these amounts, $9.6 million, $0.7 million, $22.7 million and $6.6 million were charged to cost of goods sold during the three months ended June 28, 1997 and June 29, 1996 and the six months ended June 28, 1997 and June 29, 1996, respectively.

 Property, plant and equipment, net

  Property, plant and equipment, net, consists of the following (in thousands):

                                                                         JUNE
                                                           DECEMBER 31,   28,
                                                               1996      1997
                                                           ------------ -------
      Building and improvements...........................   $ 1,230    $ 4,119
      Machinery, equipment, furniture and fixtures........     6,257      9,464
      Construction-in-progress............................     3,034      4,179
                                                             -------    -------
                                                              10,521     17,762
      Less: accumulated depreciation......................      (396)      (749)
                                                             -------    -------
      Property, plant and equipment, net..................   $10,125    $17,013
                                                             =======    =======

                        WESLEY JESSEN VISIONCARE, INC.

                                  (UNAUDITED)

5. TRANSITION AND RESTRUCTURING RESERVES

  In connection with the Barnes-Hind Acquisition, management approved a transition plan to integrate the acquired operations, for which an accrual of $20.4 million (transition reserve) was established in purchase accounting. Costs associated with the transition plan are comprised of facility and employee termination costs related to the closure of the Barnes-Hind corporate offices in Sunnyvale, California to be completed during the third quarter of 1997. In addition, management plans to curtail certain manufacturing activities in San Diego, California which will include reductions in both manufacturing and administrative functions. These activities will be transferred to other Company locations. Payments related to the transition for the six months ended June 28, 1997 are as follows (in thousands):

                                    EMPLOYEE    LEASE      FACILITY
                                    RELATED  TERMINATION RESTORATION &
                                     COSTS      COSTS     OTHER COSTS   TOTAL
                                    -------- ----------- ------------- -------
      Transition reserve at
       December 31, 1996........... $15,623    $2,020       $1,251     $18,894
      Charges against the reserve..   3,097       544          242       3,883
                                    -------    ------       ------     -------
      Transition reserve at June
       28, 1997.................... $12,526    $1,476       $1,009     $15,011
                                    =======    ======       ======     =======

  In addition to the transition plan, the Company committed to a plan to restructure the Wesley Jessen operations following the Barnes-Hind Acquisition, resulting in a charge of $3.4 million in the fourth quarter of 1996 (restructuring reserve). Pursuant to the restructuring plan, the Chicago distribution facilities will be consolidated with those in Des Plaines, Illinois in September 1997. The restructuring reserve, totaling $2.6 million at June 28, 1997, consists of costs related to the shutdown of the Chicago distribution facility and employee termination, lease termination and other restructuring costs associated with consolidation of the Company's European facilities with those facilities acquired in the Barnes-Hind Acquisition. Usage of the restructuring reserve for the six months ended June 28, 1997 is as follows (in thousands):

                                         EMPLOYEE    LEASE
                                         RELATED  TERMINATION
                                          COSTS      COSTS    OTHER COSTS TOTAL
                                         -------- ----------- ----------- ------
      Restructuring reserve at December
       31, 1996........................    $813      $897       $1,690    $3,400
      Charges against the reserve......     295         5          518       818
                                           ----      ----       ------    ------
      Restructuring reserve at June 28,
       1997............................    $518      $892       $1,172    $2,582
                                           ====      ====       ======    ======

6. LONG-TERM DEBT

 Barnes-Hind Acquisition Financing

  On October 2, 1996, in connection with the Barnes-Hind Acquisition, the Company replaced its long-term borrowing arrangement with the following credit facilities (the "1996 Credit Agreement"):

  $45 million revolving credit facility due February 28, 2002
  $45 million Term Loan A due February 28, 2002
  $50 million Term Loan B due February 29, 2004

  In connection with the refinancing, the Company incurred and capitalized financing fees of approximately $7.8 million, which were being amortized over the term of the 1996 Credit Agreement.

                        WESLEY JESSEN VISIONCARE, INC.

                                  (UNAUDITED)

  Additionally, as part of the consideration paid for the Barnes-Hind Acquisition, the Company entered into a $5.0 million promissory note with Pilkington plc (the "Pilkington Note") which bears interest at 8.0% compounded annually and payable at maturity. The note matures on February 1, 2005, subject to certain acceleration provisions. The Pilkington Note is subordinate to all current and long term debt of the Company. The Company expects that the note will be reduced by $1.6 million in August 1997.

 Initial Public Offering Refinancing

  On February 19, 1997, in connection with the IPO, the Company replaced its long term borrowing arrangements with the following credit facilities (the "Bank Credit Agreement"):

  $35 million revolving loan facility due February 19, 2002
  $65 million Term Loan A due February 19, 2002

  In connection with the refinancing, the Company recognized an extraordinary loss of $7.4 million ($4.9 million, net of income tax benefits), relating to the write-off of capitalized financing fees incurred in connection with the Barnes-Hind Acquisition Financing. Additionally, the Company incurred and capitalized financing fees of approximately $2.5 million, which will be amortized over the term of the Bank Credit Agreement.

  Amounts borrowed under the Bank Credit Agreement bear interest at either Base Rate (higher of (i) 0.5% in excess of the Federal Reserve reported adjusted certificate of deposit rate and (ii) the lender's prime lending rate plus a margin up to 0.75% based on leverage ratios calculated as of certain dates) or the Eurodollar Rate as determined by the lenders plus a margin of 0.75% to 1.75% based on leverage ratios calculated as of certain dates as defined in the credit agreement and the type of loan. Additionally, the Company is required to pay a commitment fee on the unutilized revolving loan commitments ranging from 0.30% to 0.50% based on leverage ratios calculated as of certain dates. The unutilized portion of the revolving credit facilities at June 28, 1997 was $28.0 million. The credit facilities are guaranteed by each of its domestic subsidiaries and secured by essentially all assets of the domestic subsidiaries.

  The Bank Credit Agreement contains a number of covenants restricting the Company and its subsidiaries with respect to the incurrence of indebtedness, the creation of liens, the consummation of certain transactions such as sales of substantial assets, mergers or consolidations, the making of certain investments, capital expenditures, and payment of dividends. In addition, the Company is required to maintain certain financial covenants and ratios.

 Interest Rate Instrument

  The company has purchased an interest rate cap on $35.0 million notional principal amount at 8.5%, which expires on December 31, 1999. The cap purchased is intended to provide partial protection to the Company from exposure relating to its variable rate debt instruments in the event a higher floating interest rate scenario is encountered during a period. The cap rate is based on three month LIBOR.

7. RELATED PARTY TRANSACTION

  On May 7, 1997, Wesley Jessen Corporation, a wholly owned subsidiary of the Company, loaned the Company's Chief Executive Officer ("CEO") $1.2 million, in exchange for an unsecured promissory note bearing interest at the rate of 8%, interest payable quarterly. The note is due at the earlier of (i) May 9, 2002,
(ii) the date the CEO ceases to be employed by the Company, or (iii) the date the CEO disposes of any of his common stock holdings in the company. In connection with the Offering (Note 1), the Company has waived the requirements that Mr. Ryan repay such loan pursuant to clause (iii) above.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders, Pilkington Barnes Hind Group:

  We have audited the accompanying combined balance sheets of Pilkington Barnes Hind Group as of March 31, 1995 and 1996, and the related combined statements of operations, parent company investment and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Pilkington Barnes Hind Group as of March 31, 1995 and 1996, and the results of its combined operations and its combined cash flows for each of the years then ended, in conformity with generally accepted accounting principles in the United States.

  The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  As discussed in Note 16 to the financial statements, an agreement was entered into in July 1996, where certain assets and liabilities of the Company will be sold.

Coopers & Lybrand L.L.P.
San Jose, California
July 26, 1996, except as to Note 16,
          which is as of September 24, 1996

                          PILKINGTON BARNES HIND GROUP

                            COMBINED BALANCE SHEETS

                                                                MARCH 31,
                                                           --------------------
                                                             1995       1996
                                                           ---------  ---------
                                                            (IN THOUSANDS OF
                                                              U.S. DOLLARS)
                          ASSETS
Current assets:
 Cash and cash equivalents................................ $  12,810   $ 14,958
 Trade accounts receivable, less allowance for doubtful
  accounts of $1,902 in 1995 and $1,671 in 1996...........    21,882     26,207
 Receivables from affiliated companies....................       147         67
 Inventories..............................................    38,139     30,128
 Prepaids and other current assets........................     3,423      4,821
 Deferred income taxes....................................        35        306
                                                           ---------  ---------
  Total current assets....................................    76,436     76,487
Property, plant and equipment, net........................    25,039     33,346
Other assets..............................................       838      2,351
                                                           ---------  ---------
  Total assets............................................ $ 102,313  $ 112,184
                                                           =========  =========
        LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
 Notes payable to banks................................... $   2,974  $     963
 Accounts payable:
 Trade....................................................     9,963      6,736
 Affiliates...............................................       758        331
 Notes payable to parent and affiliated companies.........    83,317      4,108
 Accrued liabilities......................................     8,846      8,128
 Accrued payroll and related liabilities..................     5,961      6,422
 Deferred income taxes....................................       459      1,748
 Dividends payable........................................       522      4,542
                                                           ---------  ---------
  Total current liabilities...............................   112,800     32,978
Long-term debt, due to affiliated companies...............     4,577      5,343
Other liabilities.........................................     3,674      3,183
                                                           ---------  ---------
  Total liabilities.......................................   121,051     41,504
                                                           ---------  ---------
Commitments and contingencies (Notes 11 and 12).
Parent company investment (deficit).......................   (18,738)    70,680
                                                           ---------  ---------
  Total liabilities and parent company investment......... $ 102,313  $ 112,184
                                                           =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                          PILKINGTON BARNES HIND GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                         YEAR ENDED MARCH 31,
                                                         ----------------------
                                                            1995        1996
                                                         ----------  ----------
                                                           (IN THOUSANDS OF
                                                             U.S. DOLLARS)
Net sales...............................................  $ 124,994   $ 132,581
                                                         ----------  ----------
Costs and expenses:
  Cost of sales.........................................     62,435      63,341
  Research and development..............................     10,317       7,884
  Selling and marketing.................................     37,609      43,292
  General and administrative............................     21,516      22,536
                                                         ----------  ----------
                                                            131,877     137,053
                                                         ----------  ----------
Operating loss..........................................      6,883       4,472
Interest income.........................................       (615)       (773)
Interest expense........................................      4,623       4,315
                                                         ----------  ----------
Loss before provision for income taxes..................     10,891       8,014
Provision for income taxes..............................      2,708       3,116
                                                         ----------  ----------
Net loss................................................ $   13,599  $   11,130
                                                         ==========  ==========



    The accompanying notes are an integral part of these combined financial statements.

                          PILKINGTON BARNES HIND GROUP

                COMBINED STATEMENTS OF PARENT COMPANY INVESTMENT
                         (IN THOUSANDS OF U.S. DOLLARS)

BALANCES, APRIL 1, 1994.............................................. $ (15,710)
Net loss.............................................................   (13,599)
Net change in cumulative translation adjustments.....................       617
Dividends declared...................................................      (820)
Net change in parent company investment..............................    10,774
                                                                      ---------
Balances, March 31, 1995.............................................   (18,738)
Net loss.............................................................   (11,130)
Net change in cumulative translation adjustments.....................    (4,020)
Dividends declared...................................................    (4,542)
Net change in parent company investment..............................   109,110
                                                                      ---------
Balances, March 31, 1996............................................. $  70,680
                                                                      =========



    The accompanying notes are an integral part of these combined financial statements.

                          PILKINGTON BARNES HIND GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                       YEAR ENDED MARCH 31,
                                                       ----------------------
                                                          1995        1996
                                                       ----------  ----------
Cash flows from operating activities:
  Net loss............................................ $  (13,599) $  (11,130)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation........................................      6,749       4,017
  Provision for excess and obsolete inventory.........      3,048       1,891
  Provision for doubtful accounts.....................        359         972
  Increase in net deferred taxes......................        383       1,109
  (Gain) loss on disposal/sale of property, plant and
   equipment..........................................         29        (230)
Changes in assets and liabilities:
  Accounts receivable--trade..........................       (910)     (6,034)
  Accounts receivable--affiliate......................      4,424       9,434
  Inventories.........................................     (1,842)      5,287
  Prepaids and other current assets...................        855      (1,513)
  Other assets........................................       (123)     (1,598)
  Accounts payable--trade.............................     (1,068)     (2,964)
  Accounts payable--affiliated companies..............        572        (411)
  Accrued and other current liabilities...............       (234)        110
  Other long-term liabilities.........................        937        (220)
                                                       ----------  ----------
    Net cash used in operating activities.............       (420)     (1,280)
                                                       ----------  ----------
Cash flows from investing activities:
  Capital expenditures................................    (12,899)    (13,572)
  Proceeds from sale of fixed assets..................         28         974
                                                       ----------  ----------
    Net cash used in investing activities.............    (12,871)    (12,598)
                                                       ----------  ----------
Cash flows from financing activities:
  Net receipts (payments) under notes payable to
   banks..............................................        138      (1,923)
  Decrease (increase) in notes payable to parent and
   affiliated companies...............................     10,765     (69,031)
  Borrowings on long-term debt due to affiliated
   companies..........................................      2,047       1,096
  Cash infusions from parent and affiliated companies.                 90,579
  Dividends paid to parent............................       (427)       (498)
  Net change in parent company investment.............      6,334      (3,780)
                                                       ----------  ----------
  Net cash provided by financing activities...........     18,857      16,443
                                                       ----------  ----------
Effect of exchange rate changes on cash and cash
 equivalents..........................................        988        (417)
                                                       ----------  ----------
Net increase in cash and cash equivalents.............      6,554       2,148
Cash and cash equivalents at beginning of year........      6,256      12,810
                                                       ----------  ----------
Cash and cash equivalents at end of year.............. $   12,810  $   14,958
                                                       ==========  ==========
Supplemental disclosures of cash flow information:
  Interest paid....................................... $    4,623  $    4,315
                                                       ==========  ==========
  Taxes paid.......................................... $      218  $      643
                                                       ==========  ==========
Supplemental disclosures of noncash financing
 activities:
  Dividends declared but not paid..................... $      457  $    4,558
                                                       ==========  ==========
  Affiliated debt converted to parent company
   investment.........................................             $    7,695
                                                                   ==========

    The accompanying notes are an integral part of these combined financial statements.

                         PILKINGTON BARNES HIND GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                        (IN THOUSANDS OF U.S. DOLLARS)

1. BASIS OF PRESENTATION:

  Pilkington Barnes Hind Group (the Company) is a leading supplier of contact lenses throughout the world. The Company is headquartered in Sunnyvale, California with principal manufacturing sites in Southampton, England and San Diego, California. The Company's contact lenses are sold directly in the U.S., Canada, most of Europe, Japan and Australia. Sales through distributors extend the geographic coverage to Asia, Latin America, the Middle East, Africa and European territories not served by direct sales.

  The accompanying combined financial statements present the combined assets, liabilities, revenues and expenses of all contact lens manufacturing and distribution operations of Pilkington Barnes Hind Group, a vision care division of Pilkington plc (Pilkington). The ultimate holding company, Pilkington, is listed on the United Kingdom stock exchange. All significant transactions between operations within the Company have been eliminated.

  These combined financial statements are presented as if the Company existed as a separate entity for the years presented. These combined financial statements are presented exclusive of two other divisions of the Company which were sold during the year ended March 31, 1996. These divisions (contact lens solutions and contact lens raw materials manufacturing) have been excluded in order to reflect the financial position and results of operations of the contact lens manufacturing and distribution operations only.

  Revenues, expenses, assets and liabilities that are specifically identified as relating to the two other divisions have been excluded. Where revenues, expenses, assets and liabilities could not be specifically identified, estimates of amounts to be excluded have been made based on the activity of the respective lines of business, which management believes to be reasonable.

  These combined financial statements include transactions with Pilkington for treasury functions, tax services, internal audit services, risk management services, research and development, and travel (see Note 14). In addition, in fiscal 1995 and 1996, certain costs shared with other Pilkington U.S. entities have been allocated to the Company. Shared costs have been allocated based upon usage, number of employees and other methods which management believes to be reasonable.

  The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future or what the financial position, results of operations or cash flow of the Company would have been if it was a separate, stand-alone company during the periods presented. However, management believes that, with respect to general and administrative expenses, the amounts reflected in the combined statements of operations are not less than the amounts the Company would have incurred had the Company been an unaffiliated company in those periods.

  The Company relies substantially on the financial support of Pilkington, which has historically provided funding to the Company, if required, to sustain business operations. Such support has, to date, been provided in the form of cash investments and forgiveness of payables and intercompany debt; however, continued support cannot be guaranteed (see Note 16).

  As shown in the accompanying financial statements, the Company incurred a net loss of $13,599 and $11,130 for the years ended March 31, 1995 and 1996, respectively. Factors such as the recurring losses suffered by the Company, the requirement for the ongoing support of Pilkington and the pending sale of the Company (see Note 16), among others, raise substantial doubt about its ability to continue as a going concern. Recoverability of a part of the recorded asset amounts shown in the accompanying balance sheet

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)

is dependent upon continued profitable operations and the ability to obtain required working capital to fund operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and the amount and classification of liabilities that might be necessary should the Company be unable to continue in existence.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents:

  Cash and cash equivalents, which are held at a variety of financial institutions located in the United States, Europe and Asia, consist primarily of short-term investments with a maturity of three months or less when purchased, carried at cost which approximates market. Deposits in banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any material losses relating to any investment instruments.

 Fair Value of Financial Instruments:

  The amounts reported for cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to approximate fair values based on comparable market information available at March 31, 1996. Based upon interest rates available to the Company for debt with comparable maturities, the carrying values of the Company's notes payable approximate fair values.

  Financial instruments which potentially subject the Company to concentrations of credit risk comprise, principally, cash, cash equivalents and accounts receivables. The Company invests its cash in government securities and time deposits. The Company performs ongoing evaluations of its customers' financial condition and does not require collateral. The Company maintains allowances for potential credit losses and such losses have been within management's expectations.

 Inventories:

  Inventories are stated at the lower of standard cost (which approximates actual cost on the first-in, first-out basis) or market. Inventories have been reduced to what management believes are levels appropriate for the current level of sales. Management has developed a program to reduce inventory to desired levels over the near term and believes no material loss will be incurred on its disposition. No estimate can be made of a range of amounts of loss that are reasonably possible should the program not be successful.

 Management Estimates:

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Property, Plant and Equipment:

  Property, plant and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the related assets (buildings--10 to 40 years; plant and office equipment--3 to

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)

10 years). Leasehold improvements and leased equipment are amortized over the lesser of their useful lives or the remaining term of the related leases.

  Upon sale or retirement, the costs and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in current income. Repairs and maintenance are charged to expense as incurred.

 Foreign Currency Translation:

  The assets and liabilities, and revenue and expense accounts of the Company's foreign subsidiaries have been translated using the exchange rate at the balance sheet date, and the weighted average exchange rate for the period, respectively.

  The net effect of the translation of the accounts of the Company's subsidiaries has been included in parent company investment as cumulative foreign currency translation adjustments. Gains or losses that arise from exchange rate changes on transactions denominated in a currency other than the local currency are included in income as incurred.

 Revenue Recognition:

  Sales and related cost of sales are recognized upon shipment of product. No individual customer accounts for more than 10% of sales. Sales are reported net of a provision for estimated product returns and warranty reserves.

 Income Taxes:

  Income taxes have been provided in the Company's statements of income as if the Company were a separate taxable entity and no recognition has been given to tax attributes available to other members of the Pilkington consolidated group or the Company's other divisions. Temporary and permanent differences related to the Company's contact lens business have been allocated in accordance with the methodology used for determining revenues, expenses, assets and liabilities, as described in Note 1.

  Where amounts paid to other Pilkington entities pursuant to a tax sharing agreement were different from the computed current tax expense, the difference has been treated as an addition to or deduction from parent company investment. The current tax expense calculated for subsidiaries that did not enter into a tax sharing agreement has been treated as an addition to parent company investment.

 Advertising:

  The Company expenses advertising costs as they are incurred. Advertising expense for the years ended March 31, 1995 and 1996 was $1,741 and $4,775, respectively.

 Recent Pronouncements:

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets which are held and used or disposed of. SFAS No. 121 will be effective for fiscal years beginning after December 15, 1995. The Company does not anticipate that the adoption of SFAS No. 121 will have a material adverse effect on the Company's results of operations.

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)

3. INVENTORIES:

                                                                    MARCH 31,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
Raw materials................................................... $ 1,589 $ 1,733
Work in process.................................................   5,645   4,789
Finished goods..................................................  30,905  23,606
                                                                 ------- -------
                                                                 $38,139 $30,128
                                                                 ======= =======

  Inventories are stated net of reserves of $6,787 and $4,915 at March 31, 1995 and 1996, respectively.

4. PROPERTY, PLANT AND EQUIPMENT:

                                                                 MARCH 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
Buildings................................................... $  8,224  $  1,645
Leasehold improvements......................................    9,949    10,880
Machinery...................................................   40,780    47,486
Office equipment and software...............................   11,182    11,579
                                                             --------  --------
                                                               70,135    71,590
Less accumulated depreciation and amortization..............  (56,164)  (51,773)
                                                             --------  --------
                                                               13,971    19,817
Land........................................................    4,585     4,510
Construction in progress....................................    6,483     9,019
                                                             --------  --------
                                                             $ 25,039  $ 33,346
                                                             ========  ========

  At March 31, 1995 and 1996, machinery and office equipment included assets acquired under capital leases with a capitalized cost of $2,777 and $2,617, respectively. Related accumulated amortization totaled $566 and $979, respectively. Interest totaling $344 and $527 was capitalized during fiscal 1995 and 1996, respectively. Fully depreciated assets were $34,164 and $33,306 at March 31, 1995 and 1996, respectively.

5. CAPITAL LEASE OBLIGATIONS:

  At March 31, 1996, future minimum lease payments under capital lease obligations are summarized as follows:

        PERIOD ENDING MARCH 31,
        -----------------------
1997................................................................... $  797
1998...................................................................    651
1999...................................................................    401
                                                                        ------
Total minimum lease payments...........................................  1,849
Less amount representing interest......................................   (133)
                                                                        ------
Present value of future minimum lease payments.........................  1,716
Less current portion...................................................   (726)
                                                                        ------
Long-term capital lease obligation..................................... $  990
                                                                        ======

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


6. SHORT-TERM BORROWING AGREEMENTS:

  Lines of credit for short-term borrowings have been established with banks in the United States, Canada, Italy, and the United Kingdom. The agreements generally have no termination date but are reviewed annually for renewal. At March 31, 1995, the Company had an outstanding balance of $2,974 and an unused line of credit amounting to $2,799. At March 31, 1996, the Company had an outstanding balance of $963 and unused lines of credit amounting to $3,841.

  Short-term borrowing arrangements have also been made with affiliated Pilkington Group Companies. At March 31, 1995, the Company had an outstanding balance of $83,317 and unused credit lines of $4,851. At March 31, 1996, the Company had an outstanding balance of $4,108 and unused credit lines of $56,029 (see Note 14).

  Included in the outstanding balance at March 31, 1995 was $8,040 of noninterest bearing debt from an affiliated company. In October 1995, this amount was converted to Parent Company Investment (see Note 14).

  The weighted average interest rate was 6.8% and 7.10% at March 31, 1995 and 1996, respectively. Interest rates are generally based upon U.K. prime rates or the London Inter Bank Offering Rate plus up to a 1% premium.

7. LONG-TERM DEBT, AFFILIATED COMPANIES:

                                                                      MARCH 31,
                                                                        1996
                                                                      ---------
Loan with Pilkington Finance Limited, interest at 6.75% payable quarterly, due at June 30, 1997.....................................  $5,343
                                                                       ======

8. DEFINED CONTRIBUTION PENSION PLAN:

  The Company sponsors a defined contribution plan covering U.S. employees. The plan provides for limited Company matching of participants' contributions. Contributions to the defined contribution plans charged to operations were $739 and $679 for the years ended March 31, 1995 and 1996, respectively.

9. DEFINED BENEFIT PENSION PLANS:

  The Company participates in a noncontributory Pilkington single-employer defined benefit pension plan (Domestic Pension Plan) in the United States covering substantially all full-time domestic employees, as well as a contributory single-employer defined benefit pension plan covering certain employees in the United Kingdom (International Pension Plan).

  Benefit payments for domestic employees are based principally on earnings during the last five- or ten-year period prior to retirement and/or on length of service. Employees are eligible to participate in domestic plans within one year of employment and are vested after five years of service. For the International Pension Plan, benefits are based on length of service and on compensation during the last ten years of service prior to retirement.

  The Company's policy is to fund such amounts as are necessary, on an actuarial basis, to provide for the plans' current service costs and the plans' prior service costs over their amortization periods.

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


  The following table provides the net periodic pension cost of the Pilkington Domestic Pension Plan and the Company's International Pension Plan.

                                                         YEAR ENDED MARCH 31,
                                                         ----------------------
                                                            1995        1996
                                                         ----------  ----------
DOMESTIC PENSION PLAN:
Service cost-benefits earned during the period.......... $    1,738  $    1,460
Interest cost on projected benefit obligation...........      2,702       2,762
Actual return on plan assets............................       (942)     (3,111)
Net amortization and deferral...........................     (1,445)        175
  Curtailment gain on sale of lenscare division.........                 (1,212)
                                                         ----------  ----------
    Total net periodic pension cost..................... $    2,053  $       74
                                                         ==========  ==========
INTERNATIONAL PENSION PLAN:
Service cost-benefits earned during the period.......... $      410  $      434
Interest cost on projected benefit obligation...........        451         497
Actual return on plan assets............................       (428)       (486)
Net amortization and deferral...........................         31          32
                                                         ----------  ----------
    Total net periodic pension cost..................... $      464  $      477
                                                         ==========  ==========

  Costs incurred and charged to the Company's operations for its portion of the Domestic Pension Plan were $1,472 and $1,069 for the years ended March 31, 1995 and 1996, respectively.

  The significant actuarial assumptions for the following tables as of the measurement date are as follows:

                                                       YEAR ENDED MARCH 31,
                                                       -----------------------
                                                          1995         1996
                                                       ----------   ----------
DOMESTIC PENSION PLAN:
Discount rate.........................................        8.5%         7.5%
Expected long-term rate of return on plan assets......        8.0%         8.0%
Rate of increase in future compensation levels........        5.5%         5.5%
INTERNATIONAL PENSION PLAN:
Discount rate.........................................        8.5%         8.5%
Expected long-term rate of return on plan assets......        8.5%         8.5%
Rate of increase in future compensation levels........        6.5%         6.5%

  At March 31, 1996, the Domestic and International Pension Plan assets include cash items, fixed income securities, common stock and insurance policies.

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


  The funded status as of the measurement date was as follows:

                                                         YEAR ENDED MARCH 31,
                                                        ----------------------
                                                           1995        1996
                                                        ----------  ----------
DOMESTIC PENSION PLAN:
Actuarial present value of benefit obligations:
  Vested benefit obligation............................ $   25,187  $   31,862
                                                        ==========  ==========
  Accumulated benefit obligation....................... $   26,642  $   33,085
                                                        ==========  ==========
  Projected benefit obligation.........................     33,000      40,116
  Plan assets at fair value............................     35,898      46,645
                                                        ----------  ----------
  Projected benefit obligation in excess of plan as-
   sets................................................     (2,898)     (6,529)
  Unrecognized net gain................................      5,000       5,978
  Unrecognized prior service cost......................     (1,817)     (1,394)
                                                        ----------  ----------
  Accrued (prepaid) pension cost....................... $      285  $   (1,945)
                                                        ==========  ==========
INTERNATIONAL PENSION PLAN:
Actuarial present value of benefit obligations:
  Vested benefit obligation............................ $    5,604  $    5,908
                                                        ==========  ==========
  Accumulated benefit obligation....................... $    5,661  $    5,986
                                                        ==========  ==========
  Projected benefit obligation.........................      6,202       6,586
  Plan assets at fair value............................      5,941       6,455
                                                        ----------  ----------
  Accrued pension cost................................. $      261  $      131
                                                        ==========  ==========

  The accrued (prepaid) pension cost allocated to the Company for its portion of the Domestic Pension Plan was $700 and $(232) at March 31, 1995 and 1996, respectively.

  The measurement date for the Domestic Pension Plan for the years ended March 31, 1995 and 1996 is December 31, 1994 and 1995, respectively. The measurement date for the International Pension Plan is March 31, 1995 and 1996, respectively.

 10. INCOME TAXES:

  Components by region of loss before provision for income taxes consist of the following:

                                                         YEAR ENDED MARCH 31,
                                                         ----------------------
                                                            1995        1996
                                                         ----------  ----------
North America........................................... $  (17,306) $  (15,618)
Europe..................................................      4,835       6,124
Australia...............................................        (23)        (99)
Asia....................................................      1,603       1,579
                                                         ----------  ----------
                                                         $  (10,891) $   (8,014)
                                                         ==========  ==========

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)


  The components of the provision for income taxes are as follows:

                                                                  YEAR ENDED
                                                                   MARCH 31,
                                                               -----------------
                                                                1995     1996
                                                               ------ ----------
Current:
  Foreign..................................................... $2,325 $2,007
Deferred:
  Foreign.....................................................    383  1,109
                                                               ------ ------
                                                               $2,708 $3,116
                                                               ====== ======

  A reconciliation between income tax provisions computed at the U.S. federal statutory rate and the effective rate reflected in the combined statements of income:

                                                                 YEAR ENDED
                                                                  MARCH 31,
                                                                 -------------
                                                                 1995    1996
                                                                 -----   -----
Benefit at statutory rate....................................... (35.0)% (35.0)%
Permanent items.................................................   6.2     2.7
Foreign taxes...................................................  24.9    38.9
Losses not benefited............................................  28.8    32.3
                                                                 -----   -----
                                                                  24.9 %  38.9 %
                                                                 =====   =====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                        YEAR ENDED MARCH 31,
                                                        ----------------------
                                                           1995        1996
                                                        ----------  ----------
Deferred tax assets:
  Allowance for doubtful accounts...................... $      195  $      378
  Reserves and accruals................................      4,448       3,136
  Depreciation.........................................        921         483
  Net operating losses.................................     33,991      39,645
                                                        ----------  ----------
    Total gross deferred tax assets....................     39,555      43,642
  Less valuation allowance.............................    (39,520)    (43,336)
                                                        ----------  ----------
  Net deferred tax assets..............................         35         306
                                                        ----------  ----------
Deferred tax liabilities:
  Deferred revenue.....................................       (112)       (107)
  Other................................................       (347)     (1,641)
                                                        ----------  ----------
  Deferred tax liabilities.............................       (459)     (1,748)
                                                        ----------  ----------
    Total.............................................. $     (424) $   (1,442)
                                                        ==========  ==========

  The net changes in the total valuation allowance for the years ended March 31, 1995 and 1996 relate primarily to movements in certain domestic net operating losses.

  The Company has recorded a deferred tax asset of $306 at March 31, 1996. Realization is dependent on generating sufficient taxable income in the following year in certain tax paying subsidiaries. Although

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)

realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term, if estimates of future taxable income during the carryforward period are reduced.

  On a separate company basis, the Company had cumulative tax loss carryforwards in the U.S. of approximately $35,000 in 1995 and $54,000 in 1996. As a result of the utilization of some of those losses by other members of the U.S. consolidated group, however, the tax losses which may be used by the Company to offset future taxable income were approximately $14,800 in 1995 and $13,800 in 1996. Of the $13,800 remaining in 1996, $4,200 will expire in 2007, $6,300 will expire in 2008 and $3,300 will expire in 2009.

  The Company has not recognized a deferred tax liability for the undistributed earnings of its foreign subsidiaries that arose in 1996 and prior years because the Company does not expect those unremitted earnings to reverse and become taxable to the Company in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of the investments. The cumulative undistributed earnings of these subsidiaries are not practicable to determine.

11. COMMITMENTS:

  The Company leases certain warehouse and office facilities, office equipment and automobiles under noncancelable operating leases which expire in years 1997 through 2018. The Company is responsible for taxes, insurance and maintenance expenses related to the leased facilities. Under the terms of certain lease agreements, the leases may be extended, at the Company's option, and certain of the leases provide for adjustments of the minimum monthly rent.

  Future minimum annual lease payments under the leases are as follows:

      PERIOD ENDING MARCH 31,
      -----------------------
      1997.............................................................. $6,357
      1998..............................................................  4,180
      1999..............................................................  1,831
      2000..............................................................  1,222
      2001..............................................................  1,022
      Thereafter........................................................  6,678

  Rent expense for the years ended March 31, 1995 and 1996 was $5,010 and $4,826, respectively.

12. CONTINGENCIES:

  The Company is involved in a lawsuit relating to a worldwide patent licensing agreement whereby it is alleged that the Company did not make good faith efforts to manufacture, market and distribute the related contact lens. The license agreement contains an arbitration provision and since investigation of the plaintiffs' claims is still in progress, the Company's potential liability in this matter, if any, cannot yet be determined.

  The Company is involved in a dispute with a former employee in Germany relating to alleged unfair dismissal.

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)

  In addition to the matters discussed above, in the ordinary course of business, various legal actions and claims pending have been filed against the Company. While it is reasonably possible that such contingencies, including those matters discussed above, may result in a cost greater than that provided for in the financial statements, it is the opinion of management that the ultimate liability, if any, with respect to these matters, will not materially affect the combined cash flows; results of operations or financial position of the Company.

  The Company has been notified by the United States Environmental Protection Agency (USEPA) that it has been deemed a Potentially Responsible Party (PRP) under the Comprehensive Environmental, Response, Compensation and Liability Act of 1980 (or Superfund) at the Omega Chemical Corporation Site in Whittier, California. The Company is one of approximately 145 PRPs identified at the site who appear to share joint and several liability. The USEPA has issued an administrative order to each of these parties directing that certain investigative and remedial work be undertaken. The investigative work is still under way and the extent of the contamination has not yet been determined. Consequently, the Company's ultimate liability for this matter can not yet be quantified and no provision has been made in the accompanying combined financial statements.

13. CURRENT VULNERABILITIES DUE TO CERTAIN CONCENTRATIONS:

  The Company currently buys a raw material, an important component of one of its products, from one supplier. Although there are a limited number of manufacturers of the raw material, management believes that other suppliers could provide the raw material on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would adversely affect operating results. Included in the Company's consolidated balance sheet at March 31, 1996, are the net assets of one of the Company's two manufacturing operations which produce the Company's best selling product, all of which are located in a single facility in the United Kingdom and which total approximately $11.3 million.

14. SIGNIFICANT RELATED PARTY TRANSACTIONS:

 Notes Payable to Parent Company:

  The Company has various payables with affiliates (see Note 6).

  Interest expense on notes payable to parent and affiliated companies for the years ended March 31, 1995 and 1996 was $4,258 and $4,180, respectively.

 Payables to Affiliated Companies and Other Activities:

  During the year ended March 31, 1996, the Company received cash totaling $88,760, representing the proceeds from the sale of an affiliated business. An affiliated company also agreed to convert debt totaling $7,695 to parent company investment. During the years ended March 31, 1995 and 1996, the Company was forgiven current payables from affiliates totaling $8,474 and $12,039, respectively. All transactions have been treated as additions to parent company investment.

  Pilkington charges the Company for services and shared costs relating to treasury functions, tax return preparations, internal audit service, risk management services, research and development and travel. For the years ended March 31, 1995 and 1996, the Company expensed $561 and $1,036, respectively, relating to Pilkington services and shared costs. In addition, Pilkington facilitates the

                         PILKINGTON BARNES HIND GROUP

                        (IN THOUSANDS OF U.S. DOLLARS)
Company's purchases of certain outside services, such as legal, worker's compensation and other insurance premiums.

 Other Related Party Transactions:

  During the year ended March 31, 1995, the Company purchased a house from a director of the Company for $217. The house was subsequently sold for $172 during the year ended March 31, 1996.

15. WORLDWIDE OPERATIONS:

  The Company operates in the ophthalmic industry in the distribution of contact lenses.

  A summary of information about the Company's geographic areas is as follows:

                           NORTH
                          AMERICA EUROPE   AUSTRALIA  ASIA    ELIMINATIONS  TOTAL
                          ------- -------  --------- -------  ------------ --------
YEAR ENDED MARCH 31,
 1995
Revenue:
External................  $78,407 $38,254   $1,633   $ 6,700               $124,994
Internal................   43,343  25,933                       $(69,276)
Operating loss (profit).   13,131  (5,205)       4    (1,606)        559      6,883
Identifiable assets.....   69,151  28,578      116     4,534         (66)   102,313
YEAR ENDED MARCH 31,
 1996
Revenue:
External................   78,907  44,050    1,793     7,831                132,581
Internal................   32,050  35,691       14               (67,755)
Operating loss (profit).   12,154  (6,136)      85    (1,586)        (45)     4,472
Identifiable assets.....   65,786  38,546      379     7,494         (21)   112,184

16. SUBSEQUENT EVENTS:

  Pilkington signed an agreement (as amended September 24, 1996) for the sale of certain assets and liabilities of the Company at an aggregate purchase price of approximately $62,000, consisting of a cash payment at closing and a note in the amount of $5,000. The purchase price is subject to adjustment based upon closing working capital of the divested assets. The assets and liabilities to be divested consist primarily of inventory, accounts receivable, fixed assets, accounts payable and certain accrued liabilities and total approximately $57,000.

                          PILKINGTON BARNES HIND GROUP
                         (A DIVISION OF PILKINGTON PLC)

                        CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                               OCTOBER 1, 1996
                                                               ----------------
                                                               (IN THOUSANDS OF
                                                                 US DOLLARS)
                            ASSETS
Current assets:
  Cash and cash equivalents...................................     $ 5,830
  Trade accounts receivable, less allowance for doubtful ac-
   counts of $1,902...........................................      25,143
  Inventories.................................................      27,847
  Prepaids and other current assets...........................       3,194
  Deferred income taxes.......................................         556
                                                                   -------
    Total current assets......................................      62,570
Property, plant and equipment, net ...........................      35,419
Other assets..................................................         443
                                                                   -------
    Total assets..............................................     $98,432
                                                                   =======
          LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
  Accounts payable............................................     $ 9,720
  Accrued liabilities.........................................      10,975
  Accrued payroll and related liabilities.....................      12,551
                                                                   -------
    Total current liabilities ................................      33,246
Deferred income taxes.........................................       1,280
Other liabilities.............................................         384
                                                                   -------
    Total liabilities.........................................      34,910
Parent company investment.....................................      63,522
                                                                   -------
    Total liabilities and parent company investment...........     $98,432
                                                                   =======



 The accompanying notes are an integral part of this condensed combined interim financial data

                          PILKINGTON BARNES HIND GROUP
                         (A DIVISION OF PILKINGTON PLC)

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                               PERIOD FROM
                                        SIX MONTHS ENDED  APRIL 1, 1996 THROUGH
                                       SEPTEMBER 30, 1995    OCTOBER 1, 1996
                                       ------------------ ---------------------
                                            (IN THOUSANDS OF U.S. DOLLARS)
Net sales.............................      $67,154             $ 64,805
                                            -------             --------
Costs and expenses:
  Cost of sales.......................       33,197               34,695
  Research and development............        4,160                3,448
  Selling and marketing...............       21,012               20,634
  General and administrative..........       11,901               21,318
                                            -------             --------
                                             70,270               80,095
                                            -------             --------
Operating loss........................       (3,116)             (15,290)
Interest income.......................          323                   95
Interest expense......................       (3,287)                (590)
                                            -------             --------
Loss before provision for income tax-
 es...................................       (6,080)             (15,785)
Provision for income taxes............        2,365                6,140
                                            -------             --------
Net loss..............................      $(8,445)            $(21,925)
                                            =======             ========



 The accompanying notes are an integral part of this condensed combined interim financial data

                          PILKINGTON BARNES HIND GROUP
                         (A DIVISION OF PILKINGTON PLC)

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                PERIOD FROM
                                         SIX MONTHS ENDED  APRIL 1, 1996 THROUGH
                                        SEPTEMBER 30, 1995    OCTOBER 1, 1996
                                        ------------------ ---------------------
                                             (IN THOUSANDS OF U.S. DOLLARS)
Cash flows from operating activities:
 Net loss.............................       $(8,445)            $(21,925)
 Adjustments to reconcile net loss to
  net cash used in operating activi-
  ties:
  Depreciation........................         3,375                3,349
  Provision for excess and obsolete
   inventory..........................           908                  230
  Provision for doubtful accounts.....           352                1,330
  Increase in net deferred taxes......           (35)                (718)
 Change in assets and liabilities:
  Accounts receivable--trade..........        (1,988)                (605)
  Accounts receivable--affiliate......           147                   67
  Inventories.........................         2,383                1,475
  Prepaids and other current assets...        (3,577)                (186)
  Other assets........................           403                1,908
  Accounts payable--trade.............        (3,202)               2,984
  Accounts payable affiliated compa-
   nies...............................           323                 (331)
  Accrued and other current liabili-
   ties...............................         3,562                9,304
  Other long-term liabilities.........         3,256               (2,799)
                                             -------             --------
 Net cash used in operating activi-           (2,538)              (5,917)
  ties................................       -------             --------
Cash flows from investing activities:
 Capital expenditures.................        (4,205)              (5,417)
                                             -------             --------
 Net cash used in investing activi-           (4,205)              (5,417)
  ties................................       -------             --------
Cash flows from financing activities:
 Financing activities with Pilkington
  plc.................................         8,678                2,206
                                             -------             --------
 Net cash provided by financing activ-         8,678                2,206
  ities...............................       -------             --------
Net change in cash and cash equiva-
 lents................................         1,935               (9,128)
Cash and cash equivalents at beginning        12,810               14,958
 of year..............................       -------             --------
Cash and cash equivalents at end of          $14,745             $  5,830
 period...............................       =======             ========
Supplemental disclosures of cash flow
 information:
 Interest paid........................       $ 3,288             $    641
                                             =======             ========
 Taxes paid...........................       $    29             $  1,231
                                             =======             ========

 The accompanying notes are an integral part of this condensed combined interim financial data

                         PILKINGTON BARNES HIND GROUP
                        (A DIVISION OF PILKINGTON PLC)

              NOTES TO CONDENSED COMBINED INTERIM FINANCIAL DATA

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying unaudited condensed combined interim financial data of Pilkington Barnes Hind Group ("the Group"), a vision care division of Pilkington plc, have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the Group's audited financial statements as of March 31, 1995 and 1996 and for the years then ended.

  The interim financial data is unaudited; however in the opinion of management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods ended September 30, 1995 and October 1, 1996, are not necessarily indicative of the results to be expected for the full year.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from these estimates.

2. INVENTORIES

  Inventories consist of the following at October 1, 1996 (in thousands of U.S. dollars):

   Raw materials........................................................ $ 2,804
   Work in process......................................................   4,788
   Finished goods.......................................................  20,255
                                                                         -------
                                                                         $27,847
                                                                         =======

  Inventories are stated net of valuation reserves of $5,145 at October 1, 1996.

3. SUBSEQUENT EVENT

  Effective October 2, 1996, the Group was sold by Pilkington plc to Wesley Jessen VisionCare, Inc. (formerly known as Wesley-Jessen Holding, Inc.) for an aggregate purchase price of approximately $62.4 million. The purchase price is subject to adjustment based on certain measures as of the closing date as outlined in the purchase agreement. These financial statements do not reflect any adjustments associated with the October 2, 1996 transaction.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OF-FER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   12
The Company...............................................................   18
Use of Proceeds...........................................................   19
Price Range of Common Stock...............................................   20
Dividend Policy...........................................................   20
Capitalization............................................................   21
Unaudited Pro Forma Financial Data........................................   22
Selected Historical Consolidated Financial Data...........................   28
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   31
Business..................................................................   42
Management................................................................   60
Principal and Selling Stockholders........................................   70
Certain Transactions......................................................   72
Description of Certain Indebtedness.......................................   74
Description of Capital Stock..............................................   75
Shares Eligible for Future Sale...........................................   78
Underwriting..............................................................   80
Experts...................................................................   81
Legal Matters.............................................................   82
Additional Information....................................................   82
Index to Financial Statements.............................................  F-1

                                 ------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               4,000,000 Shares

                                     LOGO

                        Wesley Jessen VisionCare, Inc.

                                 Common Stock

                                 ------------

                                  PROSPECTUS

                                 ------------

                              Alex. Brown & Sons
                                 INCORPORATED

                              Merrill Lynch & Co.

                           Bear, Stearns & Co. Inc.

                             Salomon Brothers Inc

                                August 19, 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------